Exhibit 10.1
Execution Version

______________________________________________________________________________
Deal CUSIP: 12663KAA6
Facility CUSIP: 12663KAB4

ABL CREDIT AGREEMENT

among

CVR PARTNERS, LP,
CVR NITROGEN, LP
CVR NITROGEN GP, LLC
CVR NITROGEN FINANCE CORPORATION
EAST DUBUQUE NITROGEN FERTILIZERS, LLC
CVR NITROGEN HOLDINGS, LLC
COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC

and

CERTAIN OTHER SUBSIDIARIES OF CVR PARTNERS, LP
FROM TIME TO TIME PARTY HERETO,

VARIOUS LENDERS,

UBS AG, STAMFORD BRANCH, as
ADMINISTRATIVE AGENT AND COLLATERAL AGENT

________________________________

Dated as of September 30, 2016

and

UBS AG, STAMFORD BRANCH

and

CREDIT SUISSE SECURITIES (USA) LLC
as JOINT LEAD ARRANGERS and JOINT BOOK RUNNERS
________________________________

________________________________________________________________________________

i

5.03	Method and Place of Payment	71
5.04	Taxes	72
SECTION 6.	Conditions Precedent to Credit Events on the Effective Date	75
6.01	Effective Date; Notes	75
6.02	Officer’s Certificate	76
6.03	Opinions of Counsel	76
6.04	Company Documents; Proceedings; etc.	76
6.05	Material Adverse Change, Approvals	76
6.06	Litigation	77
6.07	Intercreditor Agreement	77
6.08	Security Agreement	77
6.09	Financial Statements	77
6.10	Solvency Certificate; Insurance Certificates	77
6.11	Fees, etc	78
6.12	Initial Borrowing Base Certificate; Excess Availability	78
6.13	Field Examinations; etc.	78
6.14	PATRIOT Act	78
6.15	Federal Reserve Board	78
SECTION 7.	Conditions Precedent to All Credit Events	78
7.01	No Default; Representations and Warranties	78
7.02	Notice of Borrowing; Letter of Credit Request	79
7.03	Borrowing Base Limitations	79
7.04	Affiliated Lender Conditions.	79
SECTION 8.	Representations and Warranties	80
8.01	Company Status	80
8.02	Power and Authority	80
8.03	No Violation	80
8.04	Approvals	81
8.05	Financial Statements; Financial Condition; Undisclosed Liabilities	81
8.06	Litigation	82
8.07	True and Complete Disclosure	82
8.08	Use of Proceeds; Margin Regulations	82
8.09	Tax Returns and Payments	82
8.10	Compliance with ERISA	83
8.11	Security Documents	84
8.12	Properties	84
8.13	Capitalization	85
8.14	Subsidiaries	85

ii

8.15	Compliance with Statutes, etc.
8.16	Governmental Regulation	85
8.17	Borrowing Base Calculation	85
8.18	Environmental Matters	85
8.19	Employment and Labor Relations	86
8.20	Intellectual Property, etc.	86
8.21	Indebtedness	86
8.22	Insurance	87
8.23	Sanctions and Anti-Corruption Laws	87
8.24	Material Contract	87
8.25	No Defaults	87
8.26	[Reserved.]	87
8.27	Notes	87
SECTION 9.	Affirmative Covenants	87
9.01	Information Covenants	87
9.02	Books, Records and Inspections; and Field Examinations and Appraisals	91
9.03	Maintenance of Property; Insurance	92
9.04	Existence; Franchises	93
9.05	Compliance with Statutes, etc.	93
9.06	Compliance with Environmental Laws	93
9.07	ERISA	95
9.08	End of Fiscal Years; Fiscal Quarters	95
9.09	Performance of Obligations	95
9.10	Payment of Taxes	95
9.11	Use of Proceeds	96
9.12	Additional Security; Further Assurances; etc.	96
9.13	Permitted Acquisitions	97
9.14	Landlords’ Agreements, Mortgages Agreements, Bailee Letters and Storage Agreements	97
9.15	Real Property Post-Closing Obligations	97
SECTION 10.	Negative Covenants	98
10.01	Liens	98
10.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	101
10.03	Dividends	104
10.04	Indebtedness	105
10.05	Advances, Investments and Loans	108
10.06	Transactions with Affiliates	110
10.07	Fixed Charge Coverage Ratio	111

iii

10.08	Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.	112
10.09	Limitation on Certain Restrictions on Subsidiaries	113
10.10	Limitation on Issuance of Equity Interests	114
10.11	Business	114
10.12	Limitation on Creation of Subsidiaries and Unrestricted Subsidiaries	114
10.13	No Additional Deposit Accounts; etc.	115
10.14	Persons Subject to Sanctions and/ or Anti-Corruption Laws	115
SECTION 11.	Events of Default	115
11.01	Payments	115
11.02	Representations, etc.	115
11.03	Covenants	115
11.04	Default Under Other Agreements	116
11.05	Bankruptcy, etc.	116
11.06	ERISA	116
11.07	Security Documents	117
11.08	Guaranty	117
11.09	Judgments	117
11.10	Change of Control	117
11.11	Intercreditor Agreement	117
SECTION 12.	The Agents	118
12.01	Appointment	118
12.02	Nature of Duties	118
12.03	Lack of Reliance on the Administrative Agent	118
12.04	Certain Rights of the Agents	119
12.05	Reliance	119
12.06	Indemnification	119
12.07	Each Agent in Its Individual Capacity	119
12.08	Holders	120
12.09	Resignation by the Administrative Agent or the Collateral Agent	120
12.10	Collateral Matters	121
12.11	Delivery of Information	122
SECTION 13.	Miscellaneous	122
13.01	Payment of Expenses, etc.	122
13.02	Right of Setoff	124
13.03	Notices	124
13.04	Benefit of Agreement; Assignments; Participations	125
13.05	No Waiver; Remedies Cumulative	128

iv

13.06	Payments Pro Rata	128
13.07	Calculations; Computations	129
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	129
13.09	Counterparts	130
13.10	Effectiveness	130
13.11	Headings Descriptive	131
13.12	Amendment or Waiver; etc.	131
13.13	Survival	133
13.14	Domicile of Loans	133
13.15	Register	133
13.16	Confidentiality	134
13.17	Patriot Act	135
13.18	OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.	135
13.19	Interest Rate Limitation	135
13.20	No Fiduciary Duty	136
13.21	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	136
SECTION 14.	Nature of Borrower Obligations	136
14.01	Nature of Borrower Obligations	136
14.02	Independent Obligation	137
14.03	Authorization	137
14.04	Reliance	137
14.05	Contribution; Subrogation	137
14.06	Waiver	138
14.07	Discharge Upon Sale of Borrower	138
SECTION 15.	[RESERVED.]	138
SECTION 16.	Guaranty	138
16.01	Guaranty of the Guaranteed Obligations	138
16.02	Contribution by Guarantors	138
16.03	Payment by Guarantors	139
16.04	Liability of Guarantors Absolute	139
16.05	Waivers by Guarantors	141
16.06	Guarantors’ Rights of Subrogation, Contribution, etc.	141
16.07	Subordination of Other Guaranteed Obligations	142
16.08	Continuing Guaranty	142
16.09	Authority of Guarantors or the Borrowers	142
16.10	Financial Condition of Company	142

v

16.11	Bankruptcy, etc.	143
16.12	Discharge of Guaranty Upon Sale of Guarantor	143
16.13	Additional Guarantors	144

vi

SCHEDULES AND EXHIBITS

SCHEDULE 1.01(a)    Commitments
SCHEDULE 1.01(b)    Certain Account Debtors/Concentration Limits
SCHEDULE 1.01(c)    Inventory Locations
SCHEDULE 8.06    Litigation
SCHEDULE 8.12    Real Property
SCHEDULE 8.13    Capitalization
SCHEDULE 8.14    Subsidiaries
SCHEDULE 8.21    Permitted Existing Indebtedness
SCHEDULE 8.22    Insurance
SCHEDULE 10.01    Existing Liens
SCHEDULE 10.05    Existing Investments
SCHEDULE 10.06(g)    Existing Affiliate Agreements
SCHEDULE 10.06(j)    Company Affiliate Agreements
SCHEDULE 10.13    Deposit Accounts
SCHEDULE 13.03    Lender Addresses

EXHIBIT A-1    Form of Notice of Borrowing
EXHIBIT A-2    Form of Notice of Conversion/Continuation
EXHIBIT B-1    Form of Revolving Note
EXHIBIT B-2    Form of Swingline Note
EXHIBIT C    [RESERVED]
EXHIBIT D    Form of Section 5.04(c)(ii) Certificate
EXHIBIT E    Form of Officer’s Certificate
EXHIBIT F    Form of Security Agreement
EXHIBIT G    Form of Solvency Certificate
EXHIBIT H    Form of Compliance Certificate
EXHIBIT I    Form of Assignment and Assumption Agreement
EXHIBIT J    Form of Intercompany Note
EXHIBIT K    Form of Landlord Waiver and Consent Agreement
EXHIBIT L    Form of Joinder Agreement
EXHIBIT M    Form of Borrowing Base Certificate
EXHIBIT N    Form of Intercreditor Agreement
EXHIBIT O    Form of Incremental Commitment Agreement

i

ABL CREDIT AGREEMENT, dated as of September 30, 2016, among CVR PARTNERS, LP, a Delaware limited partnership (the “Company”), CVR NITROGEN, LP, a Delaware limited partnership (“CVR Nitrogen”), CVR NITROGEN GP, LLC, a Delaware limited liability company (“CVR Nitrogen GP”), CVR NITROGEN FINANCE CORPORATION, a Delaware corporation (“CVR Finance”), EAST DUBUQUE NITROGEN FERTILIZERS, LLC, a Delaware limited liability company (“East Dubuque”), CVR NITROGEN HOLDINGS, LLC, a Delaware limited liability company (“CVR Nitrogen Holdings”), COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC, a Delaware limited liability company (“Coffeyville Resources”), each other Borrower and Subsidiary Guarantor from time to time party hereto, the Lenders from time to time party hereto and UBS AG, STAMFORD BRANCH, as Administrative Agent and Collateral Agent. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.
W I T N E S S E T H:

WHEREAS, the Borrowers (as defined below) have requested that, immediately upon the satisfaction of the conditions precedent set forth in Section 7 below, the Lenders make available to the Borrowers a $50,000,000 asset based revolving credit facility for the making of revolving loans and the issuance of letters of credit for the account of the Borrowers, from time to time;
NOW, THEREFORE, IT IS AGREED:

SECTION 1.	Definitions and Accounting Terms
1.01    Defined Terms.
As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“ABL Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.
“Account” shall mean an “account” as such term is defined in Article 9 of the UCC, and any and all supporting obligations in respect thereof.
“Account Debtor” shall mean each Person who is obligated on an Account.
“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division or product line of any Person not already a Subsidiary or Unrestricted Subsidiary of a Credit Party or (y) more than 50% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Borrower or a Subsidiary Guarantor (or shall be merged with and into a Borrower or a Subsidiary Guarantor, with such Borrower or such Subsidiary Guarantor being the surviving or continuing Person).
“Additional Margin” shall have the meaning provided in Section 2.15(a).
“Additional Security Documents” shall have the meaning provided in Section 9.12.
“Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Administrative Agent” shall mean UBS AG, Stamford Branch, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.
“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, however, (x) that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of any Credit Party or any Subsidiary thereof and (y) that for the purposes of the definition of “Eligible Accounts” only, no operating portfolio company of any Qualifying Owner (other than the Credit Parties and their respective Subsidiaries) shall constitute an Affiliate of any Credit Party or any of its Subsidiaries so long as the underlying transaction giving rise to the respective Eligible Account and such Eligible Account itself satisfy the introductory paragraph of Section 10.06. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
“Affiliated Lender” shall mean Icahn Enterprises L.P. and any of its Affiliates that are bona fide debt funds that constitute a Lender hereunder.
“Affiliated Lender Claim” shall have the meaning provided in 13.04(c)(1)(C).
“Agent Advance” shall have the meaning provided in Section 2.01(e).
“Agent Advance Amount” shall have the meaning provided in Section 2.01(e).
“Agent Advance Period” shall have the meaning provided in Section 2.01(e).
“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent, and individually, shall mean any one of the Administrative Agent or Collateral Agent.
“Aggregate Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans then outstanding, (b) the aggregate amount of all Letter of Credit Outstandings at such time (exclusive of Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) and (c) the aggregate principal amount of all Swingline Loans then outstanding (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans).
“Agreement” shall mean this credit agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
“Applicable Commitment Commission Percentage” shall mean (A) for the period from the Effective Date until the last day of the first full calendar quarter after the Effective Date, 0.375% per annum and (B) for each calendar quarter thereafter, (i) if for the immediately preceding calendar quarter (or such shorter period, as the case may be) the daily average of the outstanding Revolving Loans and Letters of Credit is less than 50% of the Total Revolving Loan Commitment, 0.375% per annum and (ii) if for the immediately preceding calendar quarter (or such shorter period, as the case may be) the daily average of the outstanding Revolving Loans and Letters of Credit is equal to or greater than 50% of the Total Revolving Loan Commitment, 0.25% per annum.

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“Applicable Margin” initially shall mean a percentage per annum equal to (i) in the case of Revolving Loans maintained as (A) Base Rate Loans, 1.00%, and (B) LIBOR Loans, 2.00%, and (ii) in the case of Swingline Loans, 1.00%. From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for any Loans than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Historical Excess Availability indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Level	Historical Excess Availability	Revolving Loans Maintained as LIBOR Loans	Revolving Loans and Swingline Loans Maintained as Base Rate Loans
I	Greater than 50% of Availability	1.50%	0.50%
II	Equal to or less than 50% of Availability	2.00%	1.00%
The Historical Excess Availability used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate of an Authorized Officer of the Company (each, a “Quarterly Pricing Certificate”) to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 5 days after the last day of any Fiscal Quarter, which Quarterly Pricing Certificate shall set forth the calculation of the Historical Excess Availability as at the last day of the Fiscal Quarter ended immediately prior to the relevant Start Date. The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent and (y) the date which is 5 days following the last day of the Fiscal Quarter in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those that correspond to a Historical Excess Availability at Level II (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”). Notwithstanding anything to the contrary contained above in this definition, (i) at all times prior to the date of delivery of the Quarterly Pricing Certificate for the Fiscal Quarter ending December 31, 2016, the Adjustable Applicable Margins shall be maintained at Level II above and (ii) from and after the most recent Incremental Commitment Date for any Incremental Commitment Agreement pursuant to which the Applicable Margins and Adjustable Applicable Margins have been increased above the Applicable Margins and the Adjustable Applicable Margins in effect immediately prior to such Incremental Commitment Date, each of the Applicable Margins and the Adjustable Applicable Margins shall be increased to those respective percentages per annum set forth in the applicable Incremental Commitment Agreement and (iii) from and after the Extension, with respect to any Extended Loans, the Applicable Margins and Adjustable Applicable Margins specified for such Extended Loans shall be those specified in the applicable definitive documentation thereof.
“Asset Sale” shall mean any sale, transfer or other disposition by any Credit Party or any of its Subsidiaries to any Person (including by way of redemption by such Person), other than to any Credit Party or a Wholly Owned Subsidiary of any Credit Party, of any asset (including any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales of assets pursuant to Sections 10.02(b), (c), (d), (f), (g), (h), (i), (j), (k), (m) and (o).

3

“Asset Sale Proceeds Account” shall mean one or more deposit accounts or securities accounts holding solely the proceeds of any sale or other disposition of any Notes Priority Collateral (and only such Collateral) that are required to be held in such account or accounts pursuant to the terms of any Qualified Secured Debt Document to the extent that (x) any such Indebtedness has a Lien on the Notes Priority Collateral that is senior to the Lien of the Obligations on such Notes Priority Collateral and (y) any such deposit accounts or securities accounts are subject to the terms of the Intercreditor Agreement and are being held for the benefit of the Secured Parties as well.
“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed).
“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation, Letter of Credit Requests and similar notices, any person or persons that has or have been authorized by the board of directors (or similar governing body) of the Company or the respective other Borrower (and any person or persons authorized by any such person or persons) to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, the Swingline Lender or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of the Company, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any officer) of the Company or the respective other Borrower.
“Availability” at any time shall mean the lesser of (i) the Borrowing Base at such time and (ii) the Total Revolving Loan Commitment at such time.
“Back Stop Arrangements” shall mean, collectively, Letter of Credit Back Stop Arrangements and Swingline Back Stop Arrangements.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product Reserve” shall mean a reserve established by the Collateral Agent from time to time in respect of the Credit Parties’ liabilities (or potential liabilities) as part of their cash management system such as, but not limited to, reserves for returned items, customary charges for maintaining Deposit Accounts and similar items.
“Bankruptcy Code” shall have the meaning provided in Section 11.05.
“Base Rate” shall mean, at any time, the greatest of (a) the Prime Lending Rate as established from time to time by UBS AG at its principal office in Stamford, Connecticut, (b) the Federal Funds Rate plus 0.50%, and (c) the one month LIBO Rate (which rate shall be determined on a daily basis) plus 1.00% (it being understood that the LIBO Rate for this purpose shall not be less than zero). For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the

4

commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.
“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each Revolving Loan designated or deemed designated as such by the relevant Borrower at the time of the incurrence thereof or conversion thereto.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Borrower” and “Borrowers” shall mean the Company, East Dubuque, CVR Nitrogen, CVR Nitrogen Holdings and Coffeyville Resources, in each case together with each other entity that becomes a Borrower pursuant to Section 10.12(a).
“Borrowing” shall mean the borrowing of one Type of Revolving Loan from all the Lenders, or from the Swingline Lender in the case of Swingline Loans, on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period; provided, that, Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.
“Borrowing Base” shall mean, as of any date, the amount equal to the sum of (without duplication) (i) the aggregate amount of Unrestricted cash and Unrestricted Qualified Cash Equivalents of the Borrowers, in an aggregate amount not to exceed $25,000,000, held in Deposit Accounts or Securities Accounts in each case subject to a Cash Management Control Agreement and in which the Collateral Agent has a First Priority Lien (it being understood and agreed that the requirements that such Deposit Accounts or Securities Accounts be subject to a Cash Management Control Agreement and be subject to a First Priority Lien in favor of the Collateral Agent shall not apply for the period commencing on the Effective Date and ending five Business Days thereafter), plus (ii) 85.0% of the amount of Eligible Accounts, plus (iii) the lesser of (A) 65.0% of the Value of Eligible Inventory (other than Eligible Spare Parts Inventory and Eligible Precious Metals Inventory) and (B) 85% of the Net Orderly Liquidation Value of Eligible Inventory (other than Eligible Spare Parts Inventory and Eligible Precious Metals Inventory) plus (iv) the lesser of (x) $10,000,000 and (y) the lesser of (A) 65.0% of the Value of Eligible Spare Parts Inventory and Eligible Precious Metals Inventory and (B) 85.0% of the Net Orderly Liquidation Value of Eligible Spare Parts Inventory and Eligible Precious Metals Inventory, minus (v) the aggregate amount of the Reserves then established by the Collateral Agent. In the event that any Borrower ceases to be a wholly-owned Subsidiary of the Company, the assets of such Borrower shall be disregarded for purposes of this definition.
For any purpose under any Credit Documents requiring the determination of the Borrowing Base, such Borrowing Base shall be the Borrowing Base as set forth in the most recently delivered Borrowing Base Certificate delivered to the Administrative Agent in accordance with Section 9.01(j); provided that the Borrowing Base determined pursuant to clause (i) above may be adjusted on a daily basis to reflect the aggregate amount under clause (i) above as of the open of business on each Business Day as verified by the Administrative Agent. The Collateral Agent shall have the right (but not the obligation) to review such computations and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Collateral Agent shall have the right to correct any such errors in such manner as it may determine in its Permitted Discretion.
“Borrowing Base Certificate” shall have the meaning provided in Section 9.01(j).

5

“Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.
“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.
“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.
“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.
“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than two years from the date of acquisition, (ii) time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year from the date of acquisition and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250,000,000 (or $100,000,000 in the case of a non-U.S. bank), (iii) repurchase obligations for underlying securities of the types set forth in clauses (i), (ii) and (vi) of this definition entered into with any financial institution meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within two years after the date of acquisition, (v) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s or AAAm by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency), (vi) securities issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof, maturing within two years from the date of acquisition thereof and having an investment grade rating from Moody’s or S&P, (vii) money market funds (or other investment funds) at least 95% of the assets of which constitute Cash Equivalents of the kinds set forth in clauses (ii) through (vi) of this definition, (viii) Euros or any national currency of any participating member state of the EMU, (ix) local currency held by any Borrower or any Subsidiary thereof from time to time in the ordinary course of business, (x) securities issued or directly and fully guaranteed by the sovereign nation or any agency thereof (provided, that, the full faith and credit of

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such sovereign nation is pledged in support thereof) in which any Borrower or any Subsidiary thereof is organized or is conducting business having maturities of not more than one year from the date of acquisition and (xi) investments of the type and maturity set forth in clauses (ii) through (vi) above of foreign obligors, which investments or obligors satisfy the requirements and have ratings set forth in such clauses.
“Cash Management Control Agreement” shall mean a “control agreement” in form and substance reasonably acceptable to the Collateral Agent.
“Cash Management Services” shall mean treasury, depositary or cash management services (including overnight overdraft services), automated clearinghouse transfers of funds and purchasing, credit and debit card services.
“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (including the Code), treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.
“Change of Control” shall mean (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than any Qualifying Owner) shall have acquired (a) beneficial ownership of 50% or more on a fully diluted basis of the voting Equity Interests of the Company in the aggregate, or (b) the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Company; or (ii) a “change of control” (or similarly defined event) shall occur under the Secured Notes Indenture or the definitive documentation governing any Indebtedness in an aggregate principal amount in excess of $35,000,000.
“Chattel Paper” shall mean “chattel paper” (as such term is defined in Article 9 of the UCC).
“Chief Executive Office” shall mean, with respect to any Person, the location from which such Person manages the main part of its business operations or other affairs.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Coffeyville Facility” shall mean the Company’s nitrogen fertilizer plant located at 701 East Martin Street, Coffeyville, Kansas.
“Coffeyville Resources” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Coke Supply Agreement” shall mean the Coke Supply Agreement, dated as of October 25, 2007, by and between Coffeyville Resources Refining & Marketing, LLC and Coffeyville Resources Nitrogen Fertilizers, LLC.
“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11.
“Collateral Agent” shall mean UBS AG, Stamford Branch in its capacity as collateral agent for the Secured Parties hereunder and pursuant to the Security Documents, and shall include any successor to the Collateral Agent as provided in Section 12.09.

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“Collateral Questionnaire” shall mean a certificate of an Authorized Officer of the Company in form reasonably satisfactory to the Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
“Collection Account” shall mean each account established at a Collection Bank subject to a Cash Management Control Agreement.
“Collection Banks” shall have the meaning provided in Section 5.03(b).
“Commingled Inventory” shall mean Inventory of any Borrower that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another Borrower) at a location owned or leased by a Borrower or a third-party vendor to the extent that such Inventory of such Borrower is not readily identifiable.
“Commitment Commission” shall have the meaning provided in Section 4.01(a).
“Commodity Agreement” shall mean any commodity exchange, swap, forward, cap, floor collar or other similar agreement or arrangement each of which is for the purpose of hedging the exposure of the Company and its Subsidiaries to fluctuations in the price of commodities used in their operations and not for speculative purposes.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Compliance Period” shall mean any period (a) commencing on the date on which Excess Availability is less than the greater of (i) 10.0% of Availability and (ii) $5,000,000 and (b) ending on the first date thereafter on which Excess Availability has been equal to or greater than the greater of (i) 10.0% of Availability and (ii) $5,000,000, in either case for 30 consecutive days.
“Concentration Account” shall have the meaning provided in Section 5.03(c).
“Connection Tax” mean any tax imposed as a result of a present or former connection between a Lender or Issuing Lender and the jurisdiction imposing such tax (other than connections arising from such Lender or Issuing Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains or losses, (y) any non-cash income, and (z) any gains or losses from sales of assets other than inventory sold in the ordinary course of business) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of that portion attributable to Capitalized Lease Obligations, net costs under Interest Rate Protection Agreements and amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Company and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the Company and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Company and its Subsidiaries determined on a consolidated basis for such period, (iv) the

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amount of all fees and expenses incurred by the Company and its Subsidiaries in connection with the Transaction during such period, (v) the amount of all other non-cash charges or losses of the Company and its Subsidiaries determined on a consolidated basis for such period, (vi) any expenses or charges incurred by the Company and its Subsidiaries in connection with any acquisition (including a Permitted Acquisition) or disposition of assets outside the ordinary course of business, any issuance of Indebtedness or equity securities of the Company and its Subsidiaries or any refinancing or recapitalization transaction for such period (whether or not any such transaction is actually consummated), (vii) any unusual or non-recurring charges incurred by the Company and its Subsidiaries during such period in an aggregate amount not to exceed 10% of the amount of Consolidated EBITDA prior to the adjustment provided in this clause (vii) as determined in such period, (viii) the amount of any integration costs or other business optimization expenses or costs incurred by the Company and its Subsidiaries for such period, including any one-time costs incurred in connection with acquisitions and costs related to the closure and/or consolidation of facilities, in an aggregate amount not to exceed 20% of the amount of Consolidated EBITDA prior to the adjustment provided for in this clause (viii) as determined in such period, (ix) any net after-tax loss from disposed or discontinued operations and any net after-tax losses on disposal of disposed or discontinued operations of the Company and its Subsidiaries for such period, (x) Major Scheduled Turnaround Expenses for such fiscal period, (xi) any losses realized by the Company and its Subsidiaries in connection with any extinguishment of Indebtedness for such period, and (xii) any losses incurred by the Company and its Subsidiaries attributable to minority equity interests in the Company or any of its Subsidiaries for such period, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) all cash payments or cash charges made (or incurred) by the Company or any of its Subsidiaries for such period on account of any non-cash charges or losses added back to Consolidated EBITDA pursuant to preceding sub clause (A)(v) in a previous period, (ii) any unusual or non-recurring gains by the Company and its Subsidiaries during such period, (iii) any net after-tax gain from disposed or discontinued operations and any net after-tax gain on disposal of disposed or discontinued operations of the Company and its Subsidiaries for such period, (iv) the aggregate amount of all Dividends paid pursuant to Section 10.03(c) for such period, (v) any gains realized by the Company and its Subsidiaries in connection with any extinguishment of Indebtedness for such period, and (vi) any income increasing Consolidated Net Income for such period attributable to minority equity interests in the Company or any of its Subsidiaries.
For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.
“Consolidated Indebtedness” shall mean, as at any date of determination, the remainder of (A) the sum of (without duplication) (i) the aggregate stated balance sheet amount of all Indebtedness (including Indebtedness as would be required to be treated as Capitalized Lease Obligations, but excluding Indebtedness under clauses (iv), (vi) (but only in respect of undrawn amounts) and (x) of the definition thereof) of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (ii) the aggregate amount of all unpaid drawings under all letters of credit issued for the account of the Company or any of its Subsidiaries and (iii) the aggregate amount of all guaranties by the Company or any of its Subsidiaries of Indebtedness of another Person of the type that would otherwise be included in the calculation of Consolidated Indebtedness minus (B) the aggregate amount of all Unrestricted cash and Cash Equivalents of the Credit Parties, not to exceed $25,000,000, that is subject to a Cash Management Control Agreement and in which the Collateral Agent has a First Priority Lien.

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“Consolidated Interest Expense” shall mean, for any period, the total interest expense (including that portion attributable to Capitalized Lease Obligations in accordance with GAAP and capitalized interest) of the Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Company and its Subsidiaries for such period, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Protection Agreements.
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP (after any deduction for minority interests); provided, that, the following items shall be excluded (except to the extent provided below) in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Subsidiary of the Company in which a Person or Persons other than the Company and its Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Company and its Subsidiaries in such Subsidiary, (ii) the net income (or loss) of (A) any Unrestricted Subsidiary and (B) any other Person (other than a Subsidiary of the Company) in which a Person or Persons other than the Company and its Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Company and its Subsidiaries in such Person; provided, that, (in the case of each of preceding clauses (A) and (B)) the Consolidated Net Income of the Company and its Subsidiaries shall be increased to the extent of the amount of cash dividends or cash distributions actually paid to the Company or any of its Subsidiaries by such Unrestricted Subsidiary or other Person during such period, (iii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iv) the net income of any Subsidiary of the Company that is not a Credit Party to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.
“Consolidated Secured Indebtedness” shall mean, as at any date of determination, the remainder of (without duplication) (A) Consolidated Indebtedness (without giving effect to clause (B) of the definition thereof) as of such date that is secured by Liens on property or assets of the Company and its Subsidiaries minus (B) the aggregate amount of all Unrestricted cash and Cash Equivalents of the Credit Parties, not to exceed $25,000,000, that is subject to a Cash Management Control Agreement and in which the Collateral Agent has a First Priority Lien.
“Consolidated Total Assets” shall mean, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries (excluding the assets of Unrestricted Subsidiaries, but including the residual equity value of the Equity Interests of the Unrestricted Subsidiaries and as at the end of the most recently ended Fiscal Quarter for which internal financial statements are available (giving pro forma effect to any acquisitions or dispositions of assets or properties that have been made by the Company or any of its Subsidiaries subsequent to the date of such balance sheet, including through mergers or consolidations).
“Contractual Obligation” shall mean, as applied to any Person, any provision of any Equity Interests issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“CFC” shall mean any direct or indirect Subsidiary of any Credit Party which is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

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“Credit Account” shall have the meaning provided in Section 5.03(e).
“Credit Documents” shall mean this Agreement, the Security Agreement, the Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Joinder Agreement, each Incremental Commitment Agreement, each Mortgage and each other Security Document.
“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).
“Credit Party” shall mean each Borrower and each Guarantor.
“Cross-Easement Agreement” shall mean the Amended and Restated Cross-Easement Agreement, dated as of April 13, 2011, among Coffeyville Resources Refining & Marketing, LLC and Coffeyville Resources Nitrogen Fertilizers, LLC.
“CVR Finance” shall have the meaning set forth in the introductory paragraph to this Agreement.
“CVR Nitrogen” shall have the meaning set forth in the introductory paragraph to this Agreement.
“CVR Nitrogen GP” shall have the meaning set forth in the introductory paragraph to this Agreement.
“CVR Nitrogen Holdings” shall have the meaning set forth in the introductory paragraph to this Agreement.
“Default” shall mean any event, act or condition set forth in Section 11 which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Company or a Subsidiary in connection with a conveyance, sale, lease or other disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration.
“Disbursement Account” shall mean each checking and/or disbursement account maintained by each Borrower and each Subsidiary Guarantor for their respective general corporate purposes, including for the purpose of paying their trade payables and other operating expenses.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) or upon the happening of any event or condition:

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(i) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;
(ii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or
(iii) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;
in each case, on or prior to the date that is six (6) months after the Initial Revolving Commitment Termination Date; provided, that, an Equity Interest that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale”, “change of control” or similar event shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full in cash of all of the Obligations, the cancellation or expiration of all Letters of Credit and the termination of the Commitments.
“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).
“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia.
“Dominion Period” shall mean any period commencing on the date (a) on which Excess Availability is less than the greater of (A) 12.5% of Availability and (B) $6,250,000 or (b) on which there is an occurrence of a Specified Default; provided, that, (1) to the extent that the Dominion Period has occurred due to clause (a) of this definition, if Excess Availability shall be equal to or greater than (x) 12.5% of Availability and (y) $6,250,000, for at least 30 consecutive days (provided that such 30-day requirement shall not apply if any Credit Party receives proceeds from any offering of Indebtedness or equity permitted hereunder and such proceeds are in an amount sufficient to cause compliance with clause (a) of this definition), the Dominion Period shall no longer be deemed to exist or be continuing until such time as Excess Availability may again be less than such amount and (ii) to the extent that the Dominion Period has occurred due to clause (b) of this definition, if such Specified Default is no longer continuing.
“Drawing” shall have the meaning provided in Section 3.05(b).
“East Dubuque” shall have the meaning set forth in the introductory paragraph to this Agreement.

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“East Dubuque Facility” shall mean CVR Nitrogen’s nitrogen fertilizer plant located at 16675 U.S. Route 20 West, East Dubuque, Illinois.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union (including the United Kingdom of Great Britain and Northern Ireland), Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall have the meaning provided in Section 13.10.
“Eligible Accounts” shall mean those Accounts created by one of the Borrowers in the ordinary course of their business, that arise out of their sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Credit Documents and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by the Collateral Agent in its Permitted Discretion to address the results of any audit or other collateral examination performed by or on behalf the Administrative Agent or the Collateral Agent from time to time after the Effective Date, and other due diligence or information with respect to the Borrowers’ business or assets of which the Collateral Agent became aware after the Effective Date. The Collateral Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, bonding subrogation rights to the extent not cash collateralized, any and all returns, accrued rebates, discounts (which may, at the Collateral Agent’s option, be calculated on shortest terms), credits, allowances or sales or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Eligible Accounts shall not include the following:
(a)    Accounts which either are 60 days or more past due or are unpaid more than 90 days after the original invoice date;
(b)    Accounts owed by an Account Debtor where 50% or more of the total amount of all Accounts owed by that Account Debtor are deemed ineligible hereunder;
(c)    Accounts with respect to which the Account Debtor is an Affiliate of a Borrower;
(d)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by an Account Debtor may be conditional;
(e)    Accounts that are not payable in Dollars;

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(f)    Accounts with respect to which the Account Debtor is a non-Governmental Authority unless: (i) the Account Debtor either (A) maintains its Chief Executive Office in the United States, or (B) is organized under the laws of the United States, or any state or subdivision thereof; or (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Collateral Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Collateral Agent, in its Permitted Discretion;
(g)    Accounts with respect to which the Account Debtor is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof or of any department, agency, public corporation, or other instrumentality thereof, unless (i) the Account is supported by an irrevocable letter of credit satisfactory to the Collateral Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (ii) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Collateral Agent, in its Permitted Discretion;
(h)    Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive, however, of Accounts with respect to which a Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC § 3727);
(i)    Accounts with respect to which the Account Debtor is a creditor of a Borrower or any Subsidiary or Unrestricted Subsidiary of a Borrower and such Account Debtor has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent (including with respect to rebates) of such claim, right of setoff, or dispute; provided, that, such Accounts shall be ineligible only to the extent of such right of setoff, dispute or claim;
(j)    Accounts with respect to an Account Debtor (and its Affiliates) whose total obligations owing to the Borrowers or any Subsidiary or Unrestricted Subsidiary of the Borrowers exceed 15% (or, in the case of those Account Debtors (and their respective Affiliates) listed on Schedule 1.01(b), exceed the respective percentages set forth opposite the names of such Account Debtors on such Schedule 1.01(b)) (such percentages set forth in Schedule 1.01(b) as applied to a particular Account Debtor (and its Affiliates) being subject to reduction by the Collateral Agent, in its Permitted Discretion, if the creditworthiness of such Account Debtor (and its Affiliates) deteriorates) of all Accounts owed to the Borrowers and their Subsidiaries and Unrestricted Subsidiaries, to the extent of the obligations owing by such Account Debtor (and its Affiliates) in excess of such percentages; provided, however, that (i) in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by the Collateral Agent based on all of the total obligations owing by Account Debtors (and their respective Affiliates) to any Borrower or any Subsidiary or Unrestricted Subsidiary of any Borrower prior to giving effect to any eliminations based upon the foregoing concentration limit; and (ii) at the request of the Company, and with the consent of the Collateral Agent (acting in their Permitted Discretion) Account Debtors (and corresponding concentration limits) may be added to, and/or removed from, Schedule 1.01(b) from time to time;
(k)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, has gone out of business, or as to which any Borrower has received notice of an imminent insolvency proceeding or a material impairment of the financial condition of such Account Debtor unless (x) such Account is supported by a letter of credit satisfactory to the Collateral Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative

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Agent and is directly drawable by the Administrative Agent or (y) such Account Debtor has received debtor-in-possession financing sufficient as determined by the Collateral Agent in its Permitted Discretion to finance its ongoing business activities;
(l)    Accounts that are not subject to a valid and perfected First Priority Lien in favor of the Collateral Agent pursuant to the relevant Security Document as provided in the Intercreditor Agreement;
(m)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;
(n)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by a Borrower of the subject contract for goods or services (other than customary maintenance contracts);
(o)    Accounts with respect to which any return, rejection or repossession of any of the merchandise giving rise to such Account has occurred, but only to the extent of the value of the goods returned, rejected or repossessed;
(p)    Accounts that are evidenced by Chattel Paper;
(q)    Any Account that has not been invoiced, has not been billed and has not been recognized as received by the applicable Account Debtor;
(r)    Any Account with respect to which a partial payment of such Account has been made by the respective Account Debtor; provided, that, to the extent such Account consists of multiple separate line-items, only the line items that have been partially paid shall be excluded;
(s)    Accounts that are not payable to a Borrower;
(t)    Accounts to the extent representing service charges or late fees; provided, that, such Accounts shall be ineligible only to the extent of such service charges or late fees;
(u)    Accounts to the extent representing unapplied cash balances; or
(v)    Accounts with respect to which the goods or services giving rise to such Account are sold or performed on terms of “cash on delivery” or “cash in advance”.
“Eligible Inventory” shall mean the Inventory owned by one of the Borrowers and reflected in the most recent Borrowing Base Certificate delivered by the Company to the Administrative Agent and not excluded as ineligible inventory by virtue of one or more of the exclusionary criteria set forth below; provided, however, that such criteria may be revised from time to time by the Collateral Agent in its Permitted Discretion to address the results of any field examination performed by or on behalf of the Administrative Agent or the Collateral Agent from time to time after the Effective Date, and other due diligence or information with respect to the Borrowers’ business or assets of which the Collateral Agent became aware after the Effective Date. The Collateral Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. Eligible Inventory shall not include any Inventory of a Borrower that:

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(a)    is not owned by a Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Borrower’s performance with respect to that Inventory), except (i) the First Priority Lien in favor of the Collateral Agent on behalf of the Secured Parties, (ii) the junior Permitted Liens under Section 10.01(d) in favor of (A) the Secured Notes Trustee on behalf of the Secured Notes Secured Parties, (B) the Agent on behalf of the Secured Notes Secured Parties, (C) the Refinancing Notes Agent on behalf of the Refinancing Notes Secured Parties, and (D) any Qualified Secured Debt Agent on behalf of the respective Qualified Secured Debt Secured Parties, (iii) Permitted Liens in favor of landlords, bailees and freight carriers and forwarders to the extent permitted in the provisions of this Agreement (subject to Reserves established by the Collateral Agent in accordance with the provisions of this Agreement); and (iv) other Permitted Liens that do not have priority over the Lien of the Collateral Agent and are junior to the Lien of the Collateral Agent.
(b)     (i) is not located on premises owned, leased or rented by a Borrower and set forth on Schedule 1.01(c) (or such other location approved by the Collateral Agent in its Permitted Discretion) and, in the case of leased or rented premises, unless either (x) if requested by the Administrative Agent a reasonably satisfactory landlord waiver has been delivered to the Administrative Agent or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto or (ii) is stored with a bailee at a leased location, unless either (x) a reasonably satisfactory landlord waiver has been delivered to the Administrative Agent, or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto, or (iii) is stored with a bailee or warehouseman, unless either (x) a reasonably satisfactory, acknowledged bailee letter has been received by the Administrative Agent or (y) Reserves reasonably satisfactory to the Collateral Agent have been established with respect thereto;
(c)    is placed on consignment;
(d)    is in transit, other than Inventory in-transit from a Credit Party’s location in the United States of America to another location of a Credit Party in the United States of America;
(e)    is covered by a negotiable document of title;
(f)    is obsolete or otherwise defective or unfit for sale;
(g)    consists of goods that are slow moving or constitute spare parts (not intended for sale), packaging and shipping materials, promotional products (not intended for sale), supplies used or consumed in a Borrower’s business;
(h)    consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any Borrower or Subsidiary of such Borrower;
(i)    consists of goods that have been returned or rejected by the buyer and are not in salable condition;
(j)    is not of a type held for sale in the ordinary course of any Borrower’s business;
(k)    [Reserved];
(l)    breaches in any material respect any of the representations or warranties pertaining to Inventory set forth in the Credit Documents;

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(m)    does not conform to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;
(n)    is Commingled Inventory;
(o)    the Inventory is located outside of the United States of America;
(p)    the Inventory is subject to a license agreement or other arrangement with a third party which, in the Collateral Agent’s Permitted Discretion, restricts the ability of the Administrative Agent or the Collateral Agent to exercise its rights under the Credit Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent or the Collateral Agent to exercise its rights with respect to such Inventory or the Collateral Agent has otherwise agreed to allow such Inventory to be eligible in the Collateral Agent’s Permitted Discretion;
(q)    consists of any costs associated with “freight-in” charges;
(r)    is not covered by casualty insurance as required by the terms of this Agreement;
(s)    consists of Inventory at a location which totals less than $250,000 at such location; or
(t)    consists of not finished goods or which constitutes work-in-process. The Borrowers expressly acknowledge and agree that, notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, the Administrative Agent’s or the Collateral Agent’s entering into of a third party landlord-lendor or bailee agreement shall not, in and of itself, indicate that such agreement is otherwise in form and substance reasonably satisfactory to the Administrative Agent or preclude the Collateral Agent, in its Permitted Discretion, from establishing Reserves as contemplated by this Agreement.
“Eligible Precious Metals Inventory” means any Precious Metals Inventory owned by a Borrower that constitutes Eligible Inventory (disregarding clauses (g), (j) and (t) of the definition thereof); provided that clause (n) of the definition of Eligible Inventory shall not cause the exclusion of any Precious Metals Inventory to the extent that the applicable vendor or supplier in possession of such Precious Metals Inventory executes a release agreement or similar agreement agreeing to turn over such Precious Metals Inventory to the Collateral Agent upon its exercise of remedies in accordance with the Credit Documents.
“Eligible Spare Parts Inventory” means any Spare Parts Inventory owned by a Borrower that constitutes Eligible Inventory (disregarding clauses (g), (j) and (t) of the definition thereof).
“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding natural persons, the Credit Parties and their respective Subsidiaries and Affiliates and CVR Energy, Inc. and its Subsidiaries and Affiliates; provided, however, that, notwithstanding any provision of this Agreement to the contrary, any Affiliated Lender may constitute an Eligible Transferee, if each of the conditions set forth in Section 13.04(c) is satisfied with respect to any assignment or purported assignment to such Affiliated Lender of any Revolving Loan Commitment and/ or Obligations..
“End Date” shall have the meaning provided in the definition of Applicable Margin.

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“Environmental Claims” shall mean any and all actions, suits, demands, demand letters, directives, claims, liens and/or notices, including notices of noncompliance, violation or liability, investigations and/or proceedings (hereafter, “Claims”) relating in any way to Environmental Law or to any permit issued, or any approval given, under any Environmental Law, including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages related to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health and safety (as it relates to the exposure to Hazardous Materials), or natural resources or the environment.
“Environmental Law” shall mean any Federal, state, foreign or local statute, law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order, or any other requirements of, or agreements with, Governmental Authorities, now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, relating to pollution or the protection of the environment, natural resources, human health and safety (as it relates to the exposure to Hazardous Materials) or the presence, Release, threatened Release, manufacture, generation, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement of any such activities.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Credit Party or any of their respective Subsidiaries and Unrestricted Subsidiaries under Section 414 of the Code or Section 4001(14) of ERISA.
“ERISA Event” shall mean any one or more of the following:
(a)    any Reportable Event;
(b)    the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;
(c)    the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;
(d)    the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section

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4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made or a determination that any Plan is, or is expected to be, considered an at-risk plan or in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 or 305 of ERISA;
(e)    engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;
(f)    the complete or partial withdrawal of any Credit Party or any of their respective Subsidiaries or Unrestricted Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by any Credit Party or any of their respective Subsidiaries or Unrestricted Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of any Credit Party, any of their respective Subsidiaries or Unrestricted Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or
(g)    any Credit Party, any of their respective Subsidiaries or Unrestricted Subsidiaries or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” shall have the meaning provided in Section 11.
“Excess Availability” shall mean, as of any date of determination, the amount by which Availability at such time exceeds the Aggregate Exposure at such time.
“Excluded Accounts” shall mean (x) Deposit Accounts or Securities Accounts the balance of which consist exclusively of (i) withheld income taxes and federal, state, local or foreign employment taxes in such amounts as are required in the reasonable judgment of any Borrower to be paid to the Internal Revenue Service or any other U.S. federal, state or local or foreign government agencies within the following two months with respect to employees of any of the Credit Parties or with respect to payments made to other Persons subject to withholding, (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 or any foreign plan on behalf of or for the benefit of employees of one or more Credit Parties, (iii) amounts which are required to be pledged or otherwise provided as security pursuant to any law, other requirements of any Governmental Authority or foreign pension requirement, (iv) any accounts opened and amounts or deposits relating to Liens permitted by Section 10.01(l), (n) and/or (u), in each case which are permitted hereunder, and (v) amounts to be used to fund payroll obligations, (y) all other Deposit Accounts or Securities Accounts established (or otherwise maintained) by any Credit Party or any of their respective Domestic Subsidiaries (excluding Collection Accounts and Concentration Accounts and UBS Accounts) that do not have balances (including the value of Cash Equivalents and other securities) at any time exceeding $1,000,000 for any individual Deposit Account or Securities Account or $2,500,000 in the aggregate for all such Deposit Accounts and Securities Accounts and (z) each Asset Sale Proceeds Account.
“Excluded Assets” shall have the meaning given to such term in the Security Agreement.

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“Excluded Hedging Obligation” means, with respect to any Guarantor, any payment obligation in respect of a Secured Hedging Agreement (a “Hedging Obligation”) if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to the derivatives for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall have the meaning provided in Section 5.04(a).
“Executive Order” shall have the meaning provided in Section 8.23(a).
“Existing Indebtedness” shall have the meaning provided in Section 8.21.
“Expenses” shall mean all present and future reasonable and invoiced out-of-pocket expenses incurred by or on behalf of the Administrative Agent, the Collateral Agent, or any Issuing Lender in connection with this Agreement, any other Credit Document or otherwise in its capacity as the Administrative Agent, the Collateral Agent or an Issuing Lender under this Agreement or the Collateral Agent under any Security Document, whether incurred heretofore or hereafter, which expenses shall include the expenses set forth in Section 13.01, the cost of record searches, the reasonable fees and expenses of attorneys and paralegals, all reasonable and invoiced out-of-pocket costs and expenses incurred by the Administrative Agent (and the Collateral Agent) in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any other charges imposed on the Administrative Agent (and the Collateral Agent) due to insufficient funds of deposited checks and the standard fee of the Administrative Agent (and the Collateral Agent) relating thereto, collateral examination and environmental assessment fees and expenses, reasonable fees and expenses of accountants, appraisers or other consultants, experts or advisors employed or retained by the Administrative Agent, the Collateral Agent or the Collateral Agent in accordance with (or to the extent permitted by) the terms of this Agreement or any other Credit Documents, fees and taxes related to the filing of financing statements, out-of-pocket costs of preparing and recording any other Credit Documents, all expenses, costs and fees set forth in this Agreement and the other Credit Documents, all other fees and expenses required to be paid pursuant to any other letter agreement and all out-of-pocket fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.
“Extended Loan” shall mean each Revolving Loan and each Swingline Loan pursuant to an Extended Revolving Commitment.
“Extended Revolving Commitment Termination Date” shall mean, with respect to any Extended Loan or Extended Revolving Loan Commitment, the agreed upon date occurring after the Initial Revolving Commitment Termination Date.
“Extended Revolving Loan Commitment” shall have the meaning provided in Section 2.16.
“Extension” shall have the meaning provided in Section 2.16(a).
“Extension Offer” shall have the meaning provided in Section 2.16(a).

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“Facing Fee” shall have the meaning provided in Section 4.01(c).
“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which a willing buyer under no compulsion to buy, not an Affiliate of the seller, and a willing seller under no compulsion to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Company or the Subsidiary selling such asset.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to such intergovernmental agreement.
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.
“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than any Permitted Liens (excluding Specified Permitted Liens) applicable to such Collateral which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 10.01) have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document.
“Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such fiscal year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.
“Fiscal Year” shall mean, with respect to the Company, the fiscal period commencing on January 1 of a calendar year and ending on December 31 of such calendar year.
“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a)(i) Consolidated EBITDA for such period minus (ii) the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries during such period (other than expenditures that constitute a Permitted Acquisition or other Investment permitted by Section 10.02 and Capital Expenditures to the extent financed with the proceeds of any sale or issuance of Equity Interests or any equity contributions, the proceeds of any asset sale (other than sales of inventory in the ordinary course of business), the proceeds of any Recovery Event or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans or any loans under any other revolving credit (or similar) facility), but including Capital Expenditures to the extent financed with proceeds of Loans and loans under any other revolving credit (or similar) facility, minus (iii) the aggregate amount

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of all cash payments (including cash Dividends pursuant to Section 10.03(d)) made by the Company and its Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period (excluding such cash payments related to asset sales not in the ordinary course of business) to (b) Fixed Charges for such period.
“Fixed Charges” shall mean, for any period, the sum of (a) any amortization or other scheduled payments made during such period on all Indebtedness of the Company and its Subsidiaries for such period (including the principal component of all obligations in respect of all Capitalized Lease Obligations), plus (b) Consolidated Interest Expense of the Company as so defined and its Subsidiaries for such period, plus (c) the aggregate amount of all cash Dividends paid by the Company and its Subsidiaries as permitted under Section 10.03 for such period in respect of Disqualified Equity Interests).
“Foreign Lender” shall have the meaning provided in Section 5.04(c).
“Foreign Pension Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established or maintained outside the United States by one or more Credit Parties or any one or more of their respective Subsidiaries primarily for the benefit of employees of such Credit Parties or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.
“FSHCO” shall mean any direct or indirect Domestic Subsidiary (including any Domestic Subsidiary that is a disregarded entity under the Code) of any Credit Party that has no material assets (held directly or indirectly) other than Equity Interests or indebtedness of one or more Foreign Subsidiaries that are CFCs.
“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided, that, determinations in accordance with GAAP for purposes of Sections 9.13 and 10 and the calculation of the Fixed Charge Coverage Ratio, the Total Leverage Ratio and the Secured Leverage Ratio, including defined terms as used therein, are subject (to the extent provided therein) to Section 13.07(a).
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Lenders, the Swingline Lender, each Lender Counterparty and each Treasury Services Creditor.
“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all Obligations of any Borrower to the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Swingline Lender and the Lenders (or any of them) now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document and the due performance and compliance by such Borrower with all the terms, conditions and agreements contained in this Agreement and in each such other Credit Document, (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Hedging

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Obligations of any Borrower or any Subsidiary thereof to any Secured Hedging Creditor now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement to which such Secured Hedging Creditor is a party, and the due performance and compliance by such Borrower or such Subsidiary with all terms, conditions and agreements contained in such Secured Hedging Agreement, and (iii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all Secured Cash Management Obligations of any Borrower or any Subsidiary thereof to any Secured Cash Management Creditor now existing or hereafter incurred under, arising out of or in connection with any Secured Cash Management Agreement to which such Secured Cash Management Creditor is a party, and the due performance and compliance by such Borrower or such Subsidiary with all terms, conditions and agreements contained in such Secured Cash Management Agreement; provided that the Guaranteed Obligations shall exclude all Excluded Hedging Obligations.
“Guarantor” shall mean CVR Nitrogen GP and CVR Finance and each Borrower (in its capacity as a guarantor under the Guaranty), in each case together with each other entity that becomes a Guarantor pursuant to Section 16.13.
“Guaranty” shall mean the guaranty of the Guarantors pursuant to Section 16.
“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants, or substances defined, designated, regulated or classified as hazardous or toxic or words of similar import, or as a hazardous waste, hazardous substance, hazardous material, solid waste, pollutant, contaminant or toxic substance under, or which can form the basis for liability under, any Environmental Law, including any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation or urea in any form, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.
“Highest Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.
“Historical Excess Availability” shall mean, for the purposes of the definition of Applicable Margin, in the case of each Start Date, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended Fiscal Quarter divided by (y) the number of days in such Fiscal Quarter; provided, that, Excess Availability shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate.”
“Incremental Commitment” shall mean, for any Lender, any Revolving Loan Commitment provided by such Lender after the Effective Date in an Incremental Commitment Agreement delivered pursuant to Section 2.15; it being understood, however, that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.15.
“Incremental Commitment Agreement” shall mean each Incremental Commitment Agreement in substantially the form of Exhibit O (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) executed and delivered in accordance with Section 2.15.
“Incremental Commitment Date” shall mean each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.15(b).

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“Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on the Incremental Commitment Date of the respective Incremental Commitment Agreement: (i) no Default or Event of Default exists or would exist after giving effect thereto; (ii) all of the representations and warranties contained in the Credit Documents shall be true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) (it being understood and agreed that any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of any such date); (iii) the delivery by the Company to the Administrative Agent of an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent and executed by each Credit Party, acknowledging that such Incremental Commitment and all Revolving Loans subsequently incurred, and Letters of Credit issued, as applicable, pursuant to such Incremental Commitment shall constitute Obligations under the Credit Documents and secured on a pari passu basis with the Obligations under the Security Documents; (iv) the Company shall have delivered a certificate executed by an Authorized Officer of the Company, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii) and shall have delivered a Borrowing Base Certificate pursuant to Section 9.01(j); and (v) the completion by each Credit Party of (x) such other actions as the Administrative Agent may reasonably request in connection with such Incremental Commitment in order to create, continue or maintain the security interests of the Collateral Agent in the Collateral and the perfection thereof (including any amendments to Security Documents, additional Security Documents and such other documents reasonably requested by the Administrative Agent to be delivered in connection therewith) and (y) such other conditions that may be specified in the applicable Incremental Commitment Agreement.
“Incremental Lender” shall have the meaning provided in Section 2.15(b).
“Incremental Security Documents” shall have the meaning provided in Section 2.15(b).
“Indebtedness” as applied to any Person shall mean, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capitalized Lease Obligations that is classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (x) trade payables and accrued expenses arising in the ordinary course of business and (y) obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person; provided, however, in the case of non-recourse Indebtedness, the amount of such Indebtedness shall be limited to the value of the assets securing such indebtedness; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; provided, that, such obligation shall not be deemed Indebtedness unless the underlying obligation would be deemed Indebtedness; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any

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security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; provided, that, such obligation shall not be deemed Indebtedness unless the underlying obligation would be deemed Indebtedness; (x) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Protection Agreement or Other Hedging Agreement, whether entered into for hedging or speculative purposes; and (xi) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefore as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include indebtedness that has been legally and irrevocably defeased or satisfied and discharged.
“Indemnified Person” shall have the meaning provided in Section 13.01(a).
“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender and then outstanding, (b) such Lender’s RL Percentage of the aggregate principal amount of all Swingline Loans then outstanding and (c) such Lender’s RL Percentage of the aggregate amount of all Letter of Credit Outstandings at such time.
“Initial Revolving Commitment Termination Date” means September 30, 2021.
“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any state or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by any Credit Party or Subsidiary of a Credit Party to any Credit Party or any Subsidiary or Unrestricted Subsidiary of a Credit Party.
“Intercompany Loans” shall have the meaning provided in Section 10.05(h).
“Intercompany Note” shall mean a promissory note (which may be a global promissory note) evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit J (or such other form as shall be reasonably satisfactory to the Administrative Agent), with blanks completed in conformity herewith.
“Intercreditor Agreement” shall mean the Intercreditor Agreement substantially in the form of Exhibit N (as amended, restated, amended and restated, or otherwise modified from time to time) or any other intercreditor agreement reasonably acceptable to the Administrative Agent and the Company.
“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available (for the applicable currency) that is shorter than the Impacted Interest Period; and

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(b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available (for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time
“Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.
“Interest Period” shall have the meaning provided in Section 2.09.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
“Inventory” shall mean (a) all “inventory” as such term is defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods and materials used or consumed in the manufacturing, packing, shipping, advertising, selling, leasing furnishing or production of such inventory or otherwise used or consumed in the Borrowers’ business (including, for the avoidance of doubt, Spare Parts Inventory and Precious Metals Inventory).
“Inventory Reserve” shall mean reserves established by the Collateral Agent in its Permitted Discretion to reflect declines in market value or to reflect factors that may negatively impact the value of Inventory, including change in salability, obsolescence, seasonality, change in composition or mix, markdowns and vendor chargebacks.
“Investment Grade Securities” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof), (ii) debt securities or debt instruments with an investment grade rating (but not including any debt securities or instruments of any Credit Party or any Subsidiary, Unrestricted Subsidiary or Affiliate thereof), (iii) investments in any fund that invests exclusively in investments of the type set forth in clauses (i) and (ii) above which fund may also hold immaterial amounts of cash pending investment or distribution, and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investments” shall have the meaning provided in Section 10.05.
“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuing Lender” shall mean each of (i) UBS AG, Stamford Branch (except as otherwise provided in Section 12.09) and (ii) any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder; provided, that, if the Extension is effected in accordance with Section 2.16, then on the occurrence of the Initial Revolving Commitment Termination Date, each Issuing Lender shall have the right to resign as such on, or on any date within twenty (20) Business Days after, the Initial Revolving Commitment Termination Date, upon not less than ten (10) days’ prior written notice thereof to the Company and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the resigning Issuing Lender shall retain all of its rights hereunder and under the other Credit Documents as Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for

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any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), an Issuing Lender has resigned in such capacity in accordance with the preceding sentence and no Issuing Lenders exist at such time, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Company agrees to act as Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).
“Issuing Lender Sublimit” shall mean (a) with respect to UBS AG, Stamford Branch, $10,000,000 and (b) with respect to each other Issuing Lender party hereto from time to time, Letter of Credit Outstandings at any time not to exceed in the aggregate an amount to be agreed between the Company and such Issuing Lender (upon notice to the Administrative Agent) (as such amount may be adjusted as provided below) and, in any case of clause (a), such other amount to be agreed in writing between the Company and such Issuing Lender (in its sole discretion).
“Joinder Agreement” shall mean, collectively, (i) a Joinder Agreement substantially in the form of Exhibit L, (ii) a joinder or counterpart agreement in the form attached to the Security Agreement and (iii) a joinder or counterpart agreement in the form attached to the Intercreditor Agreement (in each case, appropriately completed).
“Junior Indebtedness Document” shall mean any indenture, purchase agreement, credit agreement, loan agreement or similar agreement or arrangement evidencing or governing any Junior Indebtedness, and also shall include all guarantee agreements and other documents, agreements or instruments from time to time relating thereto.
“Landlord Personal Property Collateral Access Agreement” shall mean a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K, with such amendments, modifications or supplements thereto as may be approved by the Administrative Agent.
“Lead Arrangers” shall mean UBS AG, Stamford Branch and Credit Suisse Securities (USA) LLC, in their capacity as Joint Lead Arrangers and Joint Book Runners for the credit facility hereunder, and any successors thereto.
“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, Section 2.15 or Section 13.04(b).
“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c), which refusal or failure is not cured within two Business Days after the date of such refusal or failure unless subject to a good faith dispute, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (iii) such Lender has, or has a direct or indirect parent company that has, become the subject of a Bail-in Action or (iv) such Lender having notified the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Section 2.01(a) or (c), Section 2.04 or Section 3, as the case may be, in circumstances

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where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section (unless such notice, in the case of this sub-clause (x), has been retracted by such Lender) or (y) of the events described in preceding clause (ii); provided, that, for purposes of (and only for purposes of) Sections 2.01(b), 3.03(b) and 5.02(g) and any documentation entered into pursuant to the Back Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its funding obligations under any other credit facility to which it is a party and which the Swingline Lender, any Issuing Lender or the Administrative Agent believes in good faith has occurred and is continuing after notice thereof to such Lender, unless subject to a good faith dispute, and (iv) the failure of such Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) within two Business Days of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Required Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof; provided, however, a Lender shall not be deemed in Lender Default solely as a result of the acquisition or maintenance of an ownership in such Lender or any Person controlling such Lender or the exercise of control over such Lender or any Person controlling such Lender by a Governmental Authority or an instrumentality thereof.
“Letter of Credit” shall have the meaning provided in Section 3.01(a).
“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 3.03(b).
“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).
“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.
“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).
“LIBO Rate” shall mean with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Bloomberg screen that displays such rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period, but is available for periods shorter than and in excess of the applicable Interest Period with respect to Dollars (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“LIBO Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate.”

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“LIBOR Loan” shall mean each Loan (other than a Swingline Loan) designated as such by the applicable Borrower at the time of the incurrence thereof or conversion thereto.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority, license or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
“Loan” shall mean each Revolving Loan and each Swingline Loan.
“Major Scheduled Turnaround” shall mean with respect to the Coffeyville Facility or the Dubuque Facility, a scheduled shutdown of fertilizer processing units primarily for purposes of conducting maintenance of at least fifteen (15) consecutive days, which shutdown shall occur no more than three times with respect to each such facility prior to the Initial Revolving Commitment Termination Date.
“Major Scheduled Turnaround Expenses” shall mean expenses which have been incurred by the Credit Parties and/or their Subsidiaries to complete a Major Scheduled Turnaround but only to the extent such amounts are included in determining Consolidated Net Income for the respective period.
“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).
“Margin Stock” shall have the meaning provided in Regulation U.
“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the business, operations, property, assets, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties taken as a whole or (b) a material impairment of the rights and remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or of the ability of any Credit Party to perform its obligations hereunder or under any other Credit Document to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party.
“Material Contract” shall mean any contract or other arrangement to which any Credit Party or any of their respective Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
“Maximum Letter of Credit Amount” shall mean $10,000,000.
“Maximum Rate” shall have the meaning provided in Section 13.20.
“Maximum Swingline Amount” shall mean, at any time, an amount equal to the lesser of (i) $5,000,000 and (ii) 10% of the Total Revolving Loan Commitment at such time.
“Minimum Borrowing Amount” shall mean (i) for Revolving Loans, $500,000, and (ii) for Swingline Loans (x) at all times when a Dominion Period is not in existence, $100,000, and (y) at all other times, there shall be no Minimum Borrowing Amount.
“Minimum Extension Condition” shall have the meaning provided in Section 2.16(d).

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“Moody’s” shall mean Moody’s Investors Service, Inc., and any successor thereto.
“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar security instrument.
“Mortgage Policy” shall mean a lender’s title insurance policy (Form 2006).
“Mortgaged Property” shall mean (i) as of the Effective Date, (a) the Coffeyville Facility, and (b) the East Dubuque Facility, and (ii) from and after the Effective Date, any Real Property (other than Excluded Assets) owned or leased by any Credit Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement.
“Multiemployer Plan” shall mean any Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“NAIC” shall mean the National Association of Insurance Commissioners.
“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) reasonable costs and taxes incurred in connection with such Recovery Event (including cash Dividends pursuant to Section 10.03(d) made by the Company and its Subsidiaries in respect of income taxes or income tax liabilities with respect to such cash proceeds) and (b) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents and Indebtedness secured by a junior Lien on the ABL Priority Collateral) which is secured by the respective assets which are the subject of such Recovery Event).
“Net Orderly Liquidation Value” means, with respect to Eligible Inventory, an amount equal to the most recently determined Net Orderly Liquidation Value Factor multiplied by the book value of all Eligible Inventory.
“Net Orderly Liquidation Value Factor” means the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of such Eligible Inventory that is estimated to be recoverable in an orderly liquidation of such Eligible Inventory (expressed as a percentage of book value) as determined by reference to the most recent appraisal delivered to the Administrative Agent pursuant to Section 9.02(b).
“Net Sale Proceeds” shall mean, for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents), which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Credit Parties’ consolidated group or any Subsidiary of any Credit Party (including cash Dividends pursuant to Section 10.03(d) made by the Credit Parties or any Subsidiary of any Credit Party in respect of income taxes or income tax liabilities) with respect to the Fiscal Year in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments (to

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the extent the Company delivers to the Administrative Agent a certificate signed by an Authorized Officer of the Company as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by any Credit Party or any of their respective Subsidiaries shall constitute Net Sale Proceeds on such date received by any Credit Party and/or any of their respective Subsidiaries from such sale or other disposition.
“Non-Affiliated Lender” shall mean and includes each Lender, other than an Affiliated Lender.
“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.
“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly Owned Subsidiary of such Person.
“Note” shall mean each Revolving Note and the Swingline Note.
“Notes Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.
“Notice Date” shall have the meaning provided in Section 2.16(a).
“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).
“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.
“Notice Office” shall mean (i) for credit notices, the office of the Administrative Agent located at UBS AG, Stamford Branch, Banking Products Services, Loan Administration Team, 600 Washington Blvd., Stamford, CT 06901 (ii) for operational notices, the office of the Administrative Agent located at UBS AG, Stamford Branch, Banking Products Services, Loan Administration Team, 600 Washington Blvd., Stamford, CT 06901 and (iii) in either case such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Obligations” shall mean (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrowers under this Agreement, and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, (y) all other payment obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities owing by the Borrowers and the other Credit Parties to the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender under this Agreement and each other Credit Document to which any Borrower or other Credit Party is a party (including indemnities, expenses (including Expenses), Fees and interest thereon (including in each case any interest, Fees or expenses (including Expenses) accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest, Fees or expenses (including Expenses) are an allowed claim in any such proceeding)) and (z) all Secured Hedging Obligations owing to any Secured Hedging Creditor and all Secured Cash Management Obligations owing to any Secured Cash Management Creditor, in each case of (x), (y) and (z) whether now existing or hereafter incurred under, arising out of or in connection with each such Credit Document and including all guaranties of the foregoing obligations, indebtedness and liabilities; provided that the Obligations shall exclude all Excluded Hedging Obligations.
“OFAC” shall have the meaning provided in Section 8.24(a).

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“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person, or (iii) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (but excluding, for the avoidance of doubt, any operating leases).
“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements (including Commodity Agreements) or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
“Participant” shall have the meaning provided in Section 3.04(a).
“Participant Register” shall have the meaning provided in Section 13.04(a).
“Partnership Agreement” shall mean the Limited Partnership Agreement of the Company among the Company and the other parties thereto, as it may be amended, restated, modified, supplemented and/or replaced from time to time in accordance with the terms thereof and hereof.
“Patriot Act” shall have the meaning provided in Section 13.17.
“Payment Conditions” shall mean that each of the following conditions are satisfied on a Pro Forma Basis immediately after giving effect to the proposed action (and in the case of clauses (i) and (ii), immediately prior to taking such action): (i) there is no Specified Default (or, in the case of Sections 10.03(h) and 10.08(a), no Event of Default) existing immediately before or after the action or proposed action, (ii) Excess Availability on the date of the action or proposed action immediately after giving effect thereto (calculated after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action) and throughout the immediately preceding thirty (30) days on an average basis shall exceed (A) in the case of Sections 9.13(a) and 10.05(t), 15% of Availability and (B) in the case of Sections 10.03(h), 10.04(g) and 10.08(a), 17.5% of Availability; provided, that, in the event that Excess Availability as determined in accordance with this clause (ii) is greater than (A) in the case of Sections 9.13(a) and 10.05(t), 20.0% of the Total Revolving Loan Commitment at all times and (B) in the case of Sections 10.03(h), 10.04(g) and 10.08(a), 22.5% of the Total Revolving Loan Commitment at all times, then the condition in clause (iii) below shall not be applicable, (iii) the Company shall be in compliance with a Fixed Charge Coverage Ratio of not less than 1.00:1.00, in each case for the Test Period then most recently ended for which financial statements have been delivered to the Lenders pursuant to this Agreement on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Test Period, and (iv) the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with preceding clauses (i) through (iii) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii).
“Payment Office” shall mean the office of the Administrative Agent located at UBS AG, Stamford Branch, Banking Products Services, Loan Administration Team, 600 Washington Blvd., Stamford, CT 06901, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.
“Permitted Acquisition” shall mean the acquisition by a Credit Party of an Acquired Entity or Business; provided, that, (in each case) (a) the consideration paid or to be paid by the Credit Party consists

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solely of cash (including proceeds of Loans), Equity Interests of any parent company of any Credit Party, Equity Interests of the Company, the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.04, (b) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.11, (c) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is acquired in a “non-hostile” transaction approved by the board of directors (or similar body) of such Acquired Entity or Business, (d) to the extent applicable at that time, all requirements of Sections 9.13, 10.02 and 10.12 applicable to Permitted Acquisitions are satisfied, and (e) no assets or properties so acquired shall be deemed to constitute, or contribute to the calculation of, Eligible Accounts, or Eligible Inventory, in each case unless and until the Collateral Agent, unless otherwise agreed by the Collateral Agent, has either conducted a field examination or completed other due diligence with respect thereto as it may require. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
“Permitted Discretion” means the Administrative Agent’s or Collateral Agent’s commercially reasonable credit judgment (from the perspective of an asset-based lender), exercised in good faith in accordance with customary business practices for similar asset based lending facilities, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon, or the amount that the Collateral Agent, the Lenders or the Issuing Lenders could receive in liquidation of any Collateral; (ii) that renders or would cause any collateral report or financial information delivered by any Credit Party to be incomplete, inaccurate or misleading in any material respect; or (iii) creates an Event of Default; provided that circumstances, conditions, events or contingencies existing or arising prior to the Effective Date and known to the Administrative Agent, in each case, prior to the Effective Date shall not be the basis for any establishment of any reserves after the Effective Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Effective Date.
“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion, provided that any exceptions to title that are contained in any lender’s title insurance policy covering such Mortgaged Property that insures the Lien of any Secured Notes Security Documents shall be deemed to be acceptable to the Administrative Agent, and Permitted Encumbrances shall further expressly include, for any Mortgaged Property, Liens created by or pursuant to the Secured Notes Security Documents.
“Permitted Liens” shall have the meaning provided in Section 10.01.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.
“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates or any Unrestricted Subsidiaries that are ERISA Affiliates or with respect to which any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates or any Unrestricted Subsidiaries that are ERISA Affiliates has any obligation to contribute or any liability.

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“Precious Metals Inventory” means platinum, rhodium, palladium and any other precious metal approved by the Administrative Agent in its Permitted Discretion, in each case to the extent owned by a Borrower to facilitate production of Inventory (but excluding any such precious metals then being used in production of Inventory).
“Preferred Equity”, as applied to the Equity Interests of any Person, means Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.
“Prime Lending Rate” shall mean the rate which the Administrative Agent establishes from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (a) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to finance a Permitted Acquisition or other Investment or to finance a Dividend) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (b) the permanent repayment, irrevocable defeasance or satisfaction and discharge of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired, repaid, irrevocably defeased or satisfied and discharged on the first day of such Test Period or Calculation Period, as the case may be, and (c) any Permitted Acquisition or any Significant Asset Sale then being consummated as well as any other Permitted Acquisition or any other Significant Asset Sale if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Significant Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:
(i)    all Indebtedness (a) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness, to finance Permitted Acquisitions or other Investments or to finance a Dividend) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (b) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed, irrevocably defeased or satisfied and discharged after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired, redeemed, defeased or satisfied and discharged on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;
(ii)    all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (a) the rate applicable thereto, in the case of fixed rate indebtedness, or (b) the rates which would have been applicable thereto during the respective period when same was deemed outstanding,

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in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided, that, all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
(iii)    in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or any Significant Asset Sale as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account, in the case of any Permitted Acquisition, any Pro Forma Cost Savings (in an aggregate amount not to exceed 20% of Consolidated EBITDA prior to adjustment made on account of such Pro Forma Cost Savings), as if such cost savings or expenses were realized on the first day of the respective period.
“Pro Forma Cost Savings” shall mean, with respect to any period, the reduction in net costs, integration and other synergies (including improvements to gross margins) and related adjustments that (a) are directly attributable to an acquisition that occurred during the four-quarter period or after the end of the four-quarter period and on or prior to the respective Calculation Period, (b) were actually implemented with respect to any acquisition within 12 months after the date of the acquisition and prior to the respective Calculation Period that are supportable and quantifiable by underlying accounting records or (c) the Company reasonably determines are expected to be realized within 12 months of the respective Calculation Period and, in each case are set forth, as provided below, in an officer’s certificate of an Authorized Officer of the Company, as if all such reductions in costs and integration and other synergies had been effected as of the beginning of such period. “Pro Forma Cost Savings” set forth above shall be established by a certificate delivered to the Administrative Agent from an Authorized Officer of the Company that outlines the specific actions taken or to be taken and the benefit achieved or to be achieved from each such action and, in the case of clause (c) above, that states such benefits have been determined to be probable.
“Qualified Cash Equivalents” shall mean, as to any Person, (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided, that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (b) commercial paper rated at least P- 1 by Moody’s or at least A-1 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within six months after the date of acquisition, (c) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively, or liquidity funds or other similar money market mutual funds, with a rating of at least Aaa by Moody’s or AAAm by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency), (d) money market funds at least 95% of the assets of which constitute Qualified Cash Equivalents of the kinds set forth in clauses (a), (b), (c), (d) and (e) of this definition, (e) Dollar denominated time deposits, demand deposits, money market deposits, certificates of deposit and eurodollar time deposits in each case with maturities of six months or less from the date of acquisition and Dollar denominated overnight bank deposits, in each case maintained with any domestic commercial bank (including domestic commercial banks that are Subsidiaries of non-U.S. banks) having capital and surplus in excess of $250,000,000, (f) securities issued by any state of the United States or any political subdivision or taxing authority of any such state, or any public instrumentality thereof, maturing within six months from the date of acquisition thereof and having one of the three highest ratings obtainable from Moody’s or S&P and (g) repurchase obligations for underlying securities of the types set forth in clauses (a) and (e) of this definition entered into with any financial institution meeting the qualifications specified in clause (e) above and having a term of no more than seven days.

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“Qualified Debt” shall mean Indebtedness permitted to be incurred pursuant to Sections 10.04(o), (p) and (q).
“Qualified Debt Conditions” shall mean that each of the following conditions are satisfied: (i) such Indebtedness is not a working capital facility; (ii) except as provided in clause (v) below, such Indebtedness does not have any maturity, redemption, mandatory repayment or prepayment or similar requirements earlier than six months after the Revolving Commitment Termination Date (other than customary mandatory prepayments or offers to prepay pursuant to customary asset sale and insurance or condemnation recovery event provisions (other than with respect to ABL Priority Collateral) and change of control provisions or to the extent such Indebtedness is incurred under a customary “bridge” facility); (iii) such Indebtedness is either (x) not secured by a Lien on any ABL Priority Collateral or (y) if secured by a Lien on ABL Priority Collateral, such Lien is junior and subordinate to any Liens purported to be created on any ABL Priority Collateral pursuant to the Security Documents and the Collateral Agent (on behalf of the Secured Parties) has been granted a Lien on any collateral (that is not otherwise Collateral) securing (or purporting to secure) such Indebtedness; (iv) if such Indebtedness is secured, the holders of such Indebtedness (or the collateral (or similar) agent for such holders), each Credit Party that is an obligor under such Indebtedness and the Collateral Agent shall have entered into the Intercreditor Agreement establishing the relative rights and priorities (and related creditor rights) with respect to the ABL Priority Collateral and such other Collateral; (v) such Indebtedness does not have any interim annual scheduled amortization, redemption, maturity, repayment or similar requirement in excess of 2.00% of the aggregate principal amount of such Indebtedness; (vi) the Company shall be in compliance with a Fixed Charge Coverage Ratio at the time of the incurrence of such Indebtedness of not less than 1.00:1.00 for the Test Period then most recently ended for which financial statements have been delivered to the Lenders pursuant to this Agreement on a Pro Forma Basis as if such Indebtedness had been incurred on the first day of such Test Period; (vii) no Default or Event of Default then exists or would result therefrom; (viii) the aggregate principal amount of all Qualified Debt incurred by Subsidiaries of the Company that are not Credit Parties at any one time outstanding shall not exceed $20,000,000; and (ix) prior to the date of the incurrence of such Indebtedness, the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with preceding clauses (i) through (viii) and demonstrating (in reasonable detail) the calculations required by preceding clause (vi).
“Qualified Debt Documents” shall mean any indenture, purchase agreement, credit agreement, loan agreement or similar agreement or arrangement evidencing or governing any Qualified Debt, and also shall include all guarantee agreements and other documents, agreements or instruments from time to time relating thereto.
“Qualified Preferred Stock” shall mean any Preferred Equity of any Credit Party that is not a Disqualified Equity Interest.
“Qualified Secured Debt” shall mean any Qualified Debt that is secured by a Lien on any asset or property of any Credit Party or any of their respective Subsidiaries.
“Qualified Secured Debt Agent” shall mean any collateral agent, collateral trustee or similar representative for any issue of Qualified Secured Debt.
“Qualified Secured Debt Documents” shall mean any Qualified Debt Documents evidencing or governing any Qualified Secured Debt, and also shall include all pledge agreements, security agreements, mortgages, deeds of trust, collateral documents and other documents, agreements or instruments from time

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to time creating (or purporting to create) Liens on any assets or properties of any Credit Party or any of their respective Subsidiaries to secure any obligations under any Qualified Secured Debt Documents.
“Qualified Secured Debt Secured Parties” shall mean and include any Qualified Secured Debt Agent, any other agent, trustee, representative or similar Person for the holders of any Qualified Secured Debt and the holders from time to time of any Qualified Secured Debt.
“Qualifying Owners” shall mean, collectively, (i) Icahn Enterprises L.P., the Related Parties and/or one or more of their respective Affiliates; and (ii) CVR Energy and Coffeyville Resources, LLC.
“Quarterly Payment Date” shall mean the last Business Day of each Fiscal Quarter occurring after the Effective Date.
“Quarterly Pricing Certificate” shall have the meaning provided in the definition of Applicable Margin.
“Real Estate Collateral Requirements” shall mean the requirement that, with respect to the Mortgaged Properties, the Administrative Agent shall have received a Mortgage for each Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent and suitable for recording or filing, together, with respect to each Mortgage for any property located in the United States, the following documents: (a) a fully paid Mortgage Policy (or pro forma or marked up commitment having the same effect of a title insurance policy) (i) in a form approved by Administrative Agent in its reasonable discretion, insuring the Lien of the Mortgage encumbering such property as a valid Lien subject only to Permitted Liens, (ii) in an amount reasonably satisfactory to the Administrative Agent, (iii) issued by a nationally recognized title insurance company reasonably satisfactory to the Administrative Agent (the “Title Company”), and (iv) that includes (A) such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary or desirable and (B) such endorsements or affirmative insurance reasonably required by the Administrative Agent and available in the applicable jurisdiction at commercially reasonable rates (including, if applicable without limitation, endorsements on matters relating to usury, zoning, variable rate, address, separate tax lot, subdivision, tie in or cluster, contiguity, access and so-called comprehensive coverage over covenants and restrictions), provided, however, that, notwithstanding the foregoing provisions of this clause (a), any Mortgage Policy covering a Mortgaged Property that is substantially identical, in form and substance, to any lender’s title insurance policy covering such Mortgaged Property insuring the Lien of any Secured Notes Security Documents shall be deemed to satisfy the requirements of this clause (a), and any title insurance company issuing such lender’s title insurance policy shall be deemed to be reasonably satisfactory to the Administrative Agent; (b) all existing surveys and no change affidavits as may be reasonably required to cause the Title Company to issue the Mortgage Policy required pursuant to clause (a) above; (c) a written opinion from local counsel in each state in which Mortgaged Property is located with respect to enforceability, creation, perfection and payment of mortgage tax with respect to the applicable Mortgage and any related fixture filings, in customary form and substance and subject to customary assumptions, limitations and qualifications; (d) with respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required by the title insurance company to induce the Title Company to issue the Mortgage Policy contemplated above; (e) evidence reasonably acceptable to the Administrative Agent of payment of all Mortgage Policy premiums, search and examination charges escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages, fixture filings and issuance of the Mortgage Policies referred to above; and (f) with respect to each Mortgaged Property, a flood hazard determination and, if the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management

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Agency (or any successor agency), flood insurance, with loss payee endorsements in favor of the Collateral Agent, to the extent (including with respect to amounts) required in order to comply with applicable law.
“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
“Recovery Event” shall mean any event that gives rise to the receipt by any Credit Party or any of their respective Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of any Credit Party or any of their respective Subsidiaries or (ii) under any policy of insurance maintained by any of them.
“Refinancing Notes” shall mean any Indebtedness of any Credit Party the net cash proceeds of which are used to refinance, replace, defease, discharge or refund all or a portion of the then outstanding Secured Notes and/or Refinancing Notes so long as (a) such Indebtedness does not have any maturity, amortization, mandatory redemption, mandatory repayment or prepayment, mandatory sinking fund or similar requirement earlier than six months after the Revolving Commitment Termination Date (other than customary mandatory offers to prepay pursuant to customary asset sale and insurance or condemnation recovery event provisions and change of control provisions), (b) such Indebtedness has a weighted average life to maturity greater than the weighted average life to maturity of the Secured Notes or Refinancing Notes, as applicable, (c) such Indebtedness does not (i) exceed the aggregate principal amount of the Secured Notes or Refinancing Notes being refinanced, replaced, defeased, discharged or refunded other than as a result of the refinancing of accrued and unpaid interest and premiums (including applicable prepayment premiums) and the fees and the costs of issuing such refinancing Indebtedness or (ii) add guarantors, obligors (unless they are Borrowers or Guarantors) or security from that which applied to the Secured Notes or Refinancing Notes, as applicable, (d) if such Indebtedness is secured, such Indebtedness shall be subject to the terms and conditions of the Intercreditor Agreement on the same basis as (or on less favorable terms to the holders of such Refinancing Notes than) the Secured Notes or Refinancing Notes, as applicable, and (e) the terms of such Indebtedness are on market terms (or more favorable terms to the Credit Parties) for unsecured or secured debt securities or loans for similar issuers; provided, that, a certificate of an Authorized Officer of the Company delivered to the Administrative Agent in good faith prior to the incurrence of such Indebtedness certifying that the Company has determined in good faith that such terms satisfy the requirements of this clause (e) shall be conclusive evidence that such terms satisfy such requirements.
“Refinancing Notes Agent” shall mean the respective collateral agent, collateral trustee or similar Person for the holders of the Refinancing Notes.
“Refinancing Notes Documents” shall mean the Refinancing Notes Indenture, the Refinancing Security Documents, all guarantee agreements relating to the Refinancing Notes and all other documents, agreements or instruments from time to time relating thereto.
“Refinancing Notes Indenture” shall mean any indenture, purchase agreement, credit agreement, loan agreement or similar agreement or arrangement evidencing or governing the Refinancing Notes.
“Refinancing Notes Secured Parties” shall mean the Refinancing Notes Agent and any other agent, trustee, representative or similar Person for the holders of any Refinancing Notes and the holders from time to time of any Refinancing Notes.
“Refinancing Notes Security Documents” shall mean all pledge agreements, security agreements, mortgages, deeds of trust, collateral documents and other documents, agreements or instruments from time

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to time that create (or purport to create) Liens on any assets or properties of any Credit Party to secure any obligations under the Refinancing Notes Documents.
“Register” shall have the meaning provided in Section 13.15.
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.
“Related Parties” shall mean (i) Carl Icahn and his siblings, his and their respective spouses and descendants (including stepchildren and adopted children) and the spouses of such descendants (including stepchildren and adopted children) (collectively, the “Family Group”); (ii) any trust, estate, partnership, corporation, company, limited liability company or unincorporated association or organization (each an “Entity” and collectively “Entities”) Controlled by one or more members of the Family Group; (iii) any Entity over which one or more members of the Family Group, directly or indirectly, have rights that, either legally or in practical effect, enable them to make or veto significant management decisions with respect to such Entity, whether pursuant to the constituent documents of such Entity, by contract, through representation on a board of directors or other governing body of such Entity, through a management position with such Entity or in any other manner (such rights hereinafter referred to as “Veto Power”); (iv) the estate of any member of the Family Group; (v) any trust created (in whole or in part) by any one or more members of the Family Group; (vi) any individual or Entity who receives an interest in any estate or trust listed in clauses (iv) or (v), to the extent of such interest; (vii) any trust or estate, substantially all the beneficiaries of which (other than charitable organizations or foundations) consist of one or more members of the Family Group; (viii) any organization described in Section 501(c) of the Code, over which any one or more members of the Family Group and the trusts and estates listed in clauses (iv), (v) and (vii) have direct or indirect Veto Power, or to which they are substantial contributors (as such term is defined in Section 507 of the Code); (ix) any organization described in Section 501(c) of the Code of which a member of the Family Group is an officer, director or trustee; or (x) any Entity, directly or indirectly (a) owned or Controlled by or (b) a majority of the economic interests in which are owned by, or are for or accrue to the benefit of, in either case, any Person or Persons identified in clauses (i) through (ix) above. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise and “Controlled” has a corresponding meaning. For the purposes of this definition, and for the avoidance of doubt, in addition to any other Person or Persons that may be considered to possess Control, (x) a partnership shall be considered Controlled by a general partner or managing general partner thereof, (y) a limited liability company shall be considered Controlled by a managing member of such limited liability company and (z) a trust or estate shall be considered Controlled by any trustee, executor, personal representative, administrator or any other Person or Persons having authority over the control, management or disposition of the income and assets therefrom.
“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land, subsurface, water, groundwater or indoor or outdoor air, or otherwise entering into the environment.

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“Rent and Costs Reserve” shall mean a reserve established by the Collateral Agent in respect of (a) all past due rent and other amounts owing by a Borrower to any landlord, warehouseman, processor, repairman, mechanic, freight forwarder, shipper, pipeline or barge owner or operator, or other Person who possesses or handles any ABL Priority Collateral or could assert a Lien on any ABL Priority Collateral and (b) rent payments or storage charges (not to exceed three months’ rent or storage charges) made by a Borrower for each location at which Inventory of a Borrower is located that is not subject to a Landlord Personal Property Collateral Access Agreement or similar agreement (as reported to the Collateral Agent by the Company from time to time as requested by the Collateral Agent), in each case as adjusted from time to time by the Collateral Agent in its Permitted Discretion.
“Replaced Lender” shall have the meaning provided in Section 2.13.
“Replacement Lender” shall have the meaning provided in Section 2.13.
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.
“Required Lenders” shall mean, at any time, Non-Defaulting Lenders and Non-Affiliated Lenders, the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of (x) outstanding Swingline Loans at such time and (y) Letter of Credit Outstandings at such time) represents at least a majority of the sum of the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders and Affiliated Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and Non-Affiliated Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders and Non-Affiliated Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time), in each case subject to Section 13.04(c)(ii).
“Reserves” shall mean reserves, if any, established by the Collateral Agent from time to time hereunder in their Permitted Discretion against the Borrowing Base, including (i) Bank Product Reserves, (ii) Rent and Costs Reserves, (iii) potential dilution related to Accounts, (iv) Inventory Reserves, (v) sums that the Borrowers are or will be required to pay (such as taxes, assessments and insurance premiums) and have not yet paid, (vi) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any Collateral, (vii) amounts which pursuant to applicable insolvency legislation must be paid in priority to or pari passu with any Obligations and (viii) such other events, conditions or contingencies as to which the Collateral Agent, in its Permitted Discretion, determine reserves should be established from time to time hereunder; provided, however, that (i) the Collateral Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts or Inventory, (ii) the establishment of any new reserve category by the Collateral Agent shall only become effective three Business Days after the date of written notice by any of the Collateral Agent to the Company of such establishment and (iii) if an event giving rise to the establishment of any reserves ceases to exist, any Borrower may request in writing that Collateral Agent discontinue the applicable reserves and the Collateral Agent shall promptly do so (unless Collateral Agent determines there is a reasonable prospect that the event will occur again within a reasonable period of time thereafter).
“Restricted” shall mean, when referring to cash, Cash Equivalents or Qualified Cash Equivalents of any Credit Party or any of their respective Subsidiaries, that such cash, Cash Equivalents or Qualified Cash Equivalents (i) appears (or would be required to appear) as “restricted” on the consolidated balance sheet of the Company (unless such appearance is related to the Liens permitted under Section 10.01(d)), (ii)

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are subject to any Lien in favor of any Person other than (x) the Collateral Agent for the benefit of the Secured Parties and (y) the other Liens permitted in Section 10.01(d) or (iii) are not otherwise generally available for use by such Credit Party or such Subsidiary.
“Returns” shall have the meaning provided in Section 8.09.
“Revolving Commitment Termination Date” shall mean the Initial Revolving Commitment Termination Date; provided, that, with respect to any Extended Loans and any Extended Revolving Loan Commitments, the Revolving Commitment Termination Date with respect thereto instead shall be the Extended Revolving Commitment Termination Date.
“Revolving Loan” shall have the meaning provided in Section 2.01(a).
“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or Section 13.04(b) or (z) increased from time to time pursuant to Section 2.15. In addition, the Revolving Loan Commitment of each Lender shall include, subject to the consent of such Lender, any Extended Revolving Loan Commitment of such Lender.
“Revolving Note” shall have the meaning provided in Section 2.05(a).
“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided, that, if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination.
“S&P” shall mean Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sale Leaseback” shall mean any transaction or series of related transactions consummated pursuant to which the Company or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
“Sanctions” shall have the meaning provided in Section 8.23.
“SEC” shall have the meaning provided in Section 9.01(h).
“Section 5.04(c)(ii) Certificate” shall have the meaning provided in Section 5.04(c)(ii).
“Secured Cash Management Agreement” shall mean each written agreement among one or more Credit Parties and a Secured Cash Management Creditor evidencing arrangements to provide Cash Management Services to the Credit Parties and their Subsidiaries (where such Secured Cash Management Agreements may be evidenced by standard account terms of such Secured Cash Management Creditor).

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“Secured Cash Management Creditor” shall mean the Administrative Agent and/or any Lender (and/or one or more of banking affiliates of the Administrative Agent or any Lender) that provides Cash Management Services to the Credit Parties or any of their Subsidiaries.
“Secured Cash Management Obligations” shall mean all payment obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including any interest, fees and expenses accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Secured Cash Management Agreements, whether or not such interest, fees or expenses is an allowed claim in any such proceeding) owing by a Credit Party under each Secured Cash Management Agreement to which any Secured Cash Management Creditor is a party, whether now in existence or hereafter arising in each case under any Secured Cash Management Agreement.
“Secured Hedging Agreement” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreements entered into by a Credit Party with a Secured Hedging Creditor provided, that, (i) such Interest Rate Protection Agreement and/or Other Hedging Agreement expressly states that (x) it constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents and (y) does not constitute a “Secured Hedging Agreement” (or substantially similar definition) for purposes of any other Indebtedness subject to the Intercreditor Agreement, (ii) the Company and the other parties thereto shall have delivered to the Administrative Agent a written notice specifying that such Interest Rate Protection Agreement and/or Other Hedging Agreement (x) constitutes a “Secured Hedging Agreement” for purposes of this Agreement and the other Credit Documents, (y) does not constitute a “Secured Hedging Agreement” (or substantially similar definition) for purposes of any other Indebtedness subject to the Intercreditor Agreement and (z) in the case of the Company, that such Interest Rate Protection Agreement and/or Other Hedging Agreement and the obligations of the Company and its Subsidiaries thereunder have been, and will be, incurred in compliance with this Agreement and (iii) on the effective date of such Interest Rate Protection Agreement and/or Other Hedging Agreement and from time to time thereafter, at the request of the Administrative Agent, the Company and the other parties thereto shall have notified the Administrative Agent in writing of the aggregate amount of exposure under such Interest Rate Protection Agreement and/or Other Hedging Agreement.
“Secured Hedging Creditor” shall mean any counterparty to an Interest Rate Protection Agreement and/or Other Hedging Agreement that is the Administrative Agent, a Lender or an affiliate of the Administrative Agent or a Lender, in each case at the time such Person enters into such Interest Rate Protection Agreement and/or Other Hedging Agreement (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender, as the case may be, under this Agreement for any reason), so long as the Administrative Agent, such Lender or such affiliate participates in such Interest Rate Protection Agreement and/or Other Hedging Agreement.
“Secured Hedging Obligations” shall mean all payment obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including any interest, fees and expenses accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Secured Hedging Agreements, whether or not such interest, fees or expenses is an allowed claim in any such proceeding) owing by a Credit Party under each Secured Hedging Agreement to which any Secured Hedging Creditor is a party, whether now in existence or hereafter arising in each case under any Secured Hedging Agreement.
“Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Secured Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on

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or prior to such date; provided, that, for purposes of any calculation of the Secured Leverage Ratio pursuant to this Agreement, Consolidated EBITDA and Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
“Secured Notes” shall mean the 9.250% senior secured notes due 2023, issued pursuant to the Secured Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Secured Notes Documents” shall mean the Secured Notes, the Secured Notes Indenture, the Secured Notes Security Documents and all other documents executed and delivered with respect to the Secured Notes or the Secured Notes Indenture, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Secured Notes Indenture” shall mean the Indenture, dated as of June 10, 2016, among the Company and CVR Finance, as issuers, the Secured Notes Trustee, and the guarantors named therein, as in effect on the Effective Date and as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“Secured Notes Secured Parties” shall mean the “Secured Parties” as defined in the Notes Security Documents.
“Secured Notes Security Documents” shall mean all security agreements, pledge agreements, mortgages and other security documents, as they may be further amended, restated or modified from time to time, and any other documents, agreements or instruments now existing or entered into after the date hereof that create (or purport to create) Liens on any assets or properties to secure any obligations under the Secured Notes Documents.
“Secured Notes Trustee” shall mean Wilmington Trust, National Association, as trustee and collateral trustee under the Secured Notes, together with its successors and assigns in such capacity.
“Secured Parties” shall mean the Lenders, each Issuing Lender, the Swingline Lender, the Secured Cash Management Creditors and the Secured Hedging Creditors.
“Securities Account” shall mean a securities account (as that term is defined in the UCC).
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” shall have the meaning provided in Section 6.08.
“Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement.
“Security Document” shall mean and include each of the Security Agreement, each Mortgage, after the execution and delivery thereof, each Additional Security Document and each Incremental Security Document and any other related document, agreement or grant pursuant to which any Credit Party or any of their respective Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Parties.
“Settlement Date” shall have the meaning provided in Section 2.04(b)(i).

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“Significant Asset Sale” shall mean any Asset Sale or series of related Assets Sales (i.e., separate assets being sold, transferred or otherwise disposed of as part of an identifiable group of assets and within a reasonably limited time period) where the aggregate consideration therefor is equal to, or in excess of, $10,000,000.
“Spare Parts Inventory” means spare parts capable of being used and affixed to, but not yet being use or affixed to, production machinery employed by any Borrower to create Inventory in the ordinary course of business. Spare Parts Inventory shall not include catalysts, refractory, production chemicals or emissions credits.
“Specified Default” shall mean the occurrence of any Event of Default specified in Sections 11.01. 11.02 (solely to the extent related to the Borrowing Base Certificate), 11.03 (with respect to Sections 5.03(d), 9.01(j), 10.07 (subject to clause (b) thereof) only) and 11.05.
“Specified Permitted Liens” shall mean Liens permitted pursuant to clauses (w) and (x) of Section 10.01.
“Start Date” shall have the meaning provided in the definition of Applicable Margin.
“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.
“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person (A) has more than a 50% outstanding general partner interests, member interests or other Voting Stock at the time, (B) is the sole general partner or member, or (C) if there is more than a single general partner or member, are the only managing general partners or managing members (or any combination thereof). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of any Credit Party. Notwithstanding the foregoing (except for the purposes of Sections 8.09, 8.10, 8.15, 8.18, 9.01(b), 9.01(c), 9.01(i), 9.05, 9.06, 9.07, 9.10, 11.06 and 13.01(c)(ii) and the definition of Unrestricted Subsidiary contained herein), no Unrestricted Subsidiary shall be deemed to be a Subsidiary of any Credit Party or any of their other Subsidiaries for the purposes of this Agreement and the other Credit Documents.
“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Company.
“Supermajority Lenders” shall mean those Non-Affiliated Lenders and Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “66 2/3%”.
“Swingline Back-Stop Arrangements” shall have the meaning provided in Section 2.01(b).

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“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Commitment Termination Date.
“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder; provided, that, if the Extension is effected in accordance with Section 2.16, then on the occurrence of the Initial Revolving Commitment Termination Date, the Swingline Lender at such time shall have the right to resign as the Swingline Lender on, or on any date within twenty (20) Business Days after, the Initial Revolving Commitment Termination Date, upon not less than ten (10) days’ prior written notice thereof to the Company and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the applicable Borrowers shall repay any outstanding Swingline Loans made by the respective entity so resigning and such entity shall not be required to make any further Swingline Loans hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), the Swingline Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be the Swingline Lender hereunder obligated to make Swingline Loans unless and until (and only for so long as) a Lender reasonably satisfactory to the Administrative Agent and the Company agrees to act as the Swingline Lender hereunder.
“Swingline Loan” shall have the meaning provided in Section 2.01(b).
“Swingline Note” shall have the meaning provided in Section 2.05(a).
“Tax Benefit” shall have the meaning provided in Section 5.04(d).
“Taxes” shall have the meaning provided in Section 5.04(a).
“Test Period” shall mean each period of four consecutive Fiscal Quarters of the Company then last ended, in each case taken as one accounting period.
“Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided, that, for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA and Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.
“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (a) the Total Revolving Loan Commitment in effect at such time less (b) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.
“Transaction” shall mean, collectively, (a) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, (b) all transactions entered into in connection with the foregoing and (c) the payment of all costs and expenses in connection therewith.
“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.
“UBS Account” shall have the meaning provided in Section 5.03(d).

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“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“United States” and “U.S.” shall each mean the United States of America.
“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).
“Unrestricted” shall mean, when referring to cash, Cash Equivalents or Qualified Cash Equivalents of any Credit Party or any of their respective Subsidiaries, that such cash, Cash Equivalents or Qualified Cash Equivalents are not Restricted.
“Unrestricted Subsidiary” shall mean any Subsidiary of the Company that is designated by the Company as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and shall include any Subsidiary of such Unrestricted Subsidiary; provided, that, the Company shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as (a) no Default or Event of Default then exists or would result therefrom and the other Payment Conditions are satisfied immediately after (and, in the case of clauses (i) and (ii) of the definition thereof, immediately before) giving effect to such designation, (b) such Unrestricted Subsidiary does not own any Equity Interests in, or have any Lien on any property of, any Credit Party or any Subsidiary of any Credit Party, other than a Subsidiary of the Unrestricted Subsidiary, (c) any Indebtedness and other obligations of such Unrestricted Subsidiary are not recourse to any Credit Party and their other Subsidiaries (other than Unrestricted Subsidiaries) and to any of their respective assets, and (d) the Company has designated such Subsidiary as an Unrestricted Subsidiary also for purposes of the Secured Notes, the Refinancing Notes and any Qualified Debt to the extent that such concept is applicable to any such Indebtedness and such Indebtedness is outstanding. The Company may not designate a Borrower as an Unrestricted Subsidiary.
“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (a) the aggregate outstanding principal amount of all Revolving Loans made by such Lender at such time and (b) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.
“Value” means, with respect to Inventory, its market value.
“Weekly Borrowing Base Period” shall mean any period (a) commencing on the date on which (a) either (i) a Specified Default has occurred and is continuing or (ii) Excess Availability is less than 15.0% of Availability for three consecutive Business Days and (b) ending on the first date thereafter on which (i) no Specified Default exists and (ii) Excess Availability has been equal to or greater than 15.0% of Availability for 30 consecutive days.

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“Wholly Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly Owned Subsidiary.
“Wholly Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of any Credit Party with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Credit Party and its Subsidiaries under applicable law).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.02    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Company or any other Credit Party shall be construed to include the Company or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for any the Company or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.	Amount and Terms of Credit.
2.01    The Commitments.

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(a)    Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Revolving Commitment Termination Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers (on a joint and several basis), which Revolving Loans (i) shall be denominated in Dollars, (ii) shall, at the option of the respective Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans; provided, that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Exposure of such Lender to exceed the amount of its Revolving Loan Commitment at such time and (v) shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (A) the Aggregate Exposure to exceed the Total Revolving Loan Commitment as then in effect or (B) the Aggregate Exposure to exceed the Borrowing Base at such time.
(b)    Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Effective Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrowers (on a joint and several basis), which Swingline Loans (i) shall be denominated in Dollars, (ii) shall be incurred and maintained as Base Rate Loans; (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause (A) the Aggregate Exposure to exceed the Total Revolving Loan Commitment as then in effect or (B) the Aggregate Exposure to exceed the Borrowing Base at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.01(b), (1) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists unless the Swingline Lender has entered into arrangements satisfactory to it and the Company to eliminate the Swingline Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swingline Loans (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s or Defaulting Lenders’ RL Percentage of the outstanding Swingline Loans (such arrangements, the “Swingline Back-Stop Arrangements”) and (2) the Swingline Lender shall not make any Swingline Loan after it has received written notice from any Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (x) of rescission of all such notices from the party or parties originally delivering such notice or notices or (y) of the waiver of such Default or Event of Default by the Required Lenders.
(c)    On any Business Day, the Swingline Lender may, in its sole discretion give notice to the Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided, that, such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case

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one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Borrowing Base or the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11); provided, that, (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.
(d)    Notwithstanding anything to the contrary in Section 2.01(a) or elsewhere in this Agreement, the Collateral Agent shall have the right to establish Reserves, subject to the proviso in the definition thereof, in such amounts, and with respect to such matters, as the Collateral Agent in its Permitted Discretion shall deem necessary or appropriate, against the Borrowing Base (which reserves shall reduce the then existing Borrowing Base in an amount equal to such reserves).
(e)    (i) In the event that the Borrowers are unable to comply with the Borrowing Base limitations set forth in Section 2.01(a) or (ii) the Borrowers are unable to comply with the conditions precedent to the making of Revolving Loans set forth in Section 7, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the Lenders, to make Revolving Loans to the Borrowers (on a joint and several basis), in either case solely in the event that the Collateral Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including Expenses and Fees, which Revolving Loans may only be made as Base Rate Loans (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Notice of Borrowing requesting an Agent Advance until the earliest of (1) the twentieth (20th) Business Day after such date, (2) the date the respective Borrowers are again able to comply with

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the Borrowing Base limitations and the conditions precedent to the making of Revolving Loans, or obtain an amendment or waiver with respect thereto, and (3) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided, that, the Administrative Agent shall not make any Agent Advance to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (x) when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 10.0 % of the Borrowing Base at such time (the “Agent Advance Amount”) or (y) when added to the Aggregate Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Loan Commitment at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and the Borrowers shall have no right whatsoever to require that any Agent Advances be made. Agent Advances will be subject to periodic settlement with the Lenders pursuant to Section 2.04(b).
(f)    If the Initial Revolving Commitment Termination Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Initial Revolving Commitment Termination Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Initial Revolving Commitment Termination Date); provided, that, if on the occurrence of the Initial Revolving Commitment Termination Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Loan Commitments which will remain in effect after the occurrence of the Initial Revolving Commitment Termination Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Initial Revolving Commitment Termination Date.
2.02    Minimum Amount of Each Borrowing . The aggregate principal amount of each Borrowing of Loans of a specific Type shall not be less than the Minimum Borrowing Amount applicable thereto. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than five Borrowings of LIBOR Loans (or such greater number of Borrowings of LIBOR Loans as may be agreed to from time to time by the Administrative Agent).
2.03    Notice of Borrowing.
(a)    Whenever a Borrower desires to incur (x) LIBOR Loans hereunder, such Borrower shall give the Administrative Agent at the Notice Office notice thereof, which notice must be received by the Administrative Agent prior to 1:00 P.M. (New York City time) at least three Business Days’ prior to the date that such LIBOR Loan is to be incurred hereunder (otherwise such notice shall be deemed to have been given on the immediately succeeding Business Day) and (y) Base Rate Loans hereunder (including Agent Advances, but excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), such Borrower shall give the Administrative Agent at the Notice Office notice thereof, which notice must be received by the Administrative Agent prior to 11:00 A.M. (New York City time) on the Business Day that such Base Rate Loan is to be incurred hereunder (otherwise such notice shall be deemed to have been given on the immediately succeeding Business Day). Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal

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amount of the Revolving Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Revolving Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advances) and (iv) whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto. Except as provided in Section 2.04(b), the Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
(b)    (i)    Whenever a Borrower desires to incur Swingline Loans hereunder, such Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.
(ii)    Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with the respective Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).
(c)    Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of such Borrower, prior to receipt of written confirmation. In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.
2.04    Disbursement of Funds.
(a)    No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (i) in the case of Revolving Loans that are Base Rate Loans that are to be made on same day notice, no later than 3:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(a), (ii) in the case of Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified in Section 2.03(b) or (iii) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(c)), each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the relevant Borrower at the Payment Office, or to such other account as the relevant Borrower may specify in writing prior to the Initial Borrowing Date, the aggregate of the amounts so made available by the Lenders; provided, that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the relevant Borrower as otherwise provided above. Unless the Administrative Agent shall have been notified by any Lender

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prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower, and the relevant Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the relevant Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the relevant Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (1) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (2) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.
(b)    Unless the Required Lenders have instructed the Administrative Agent to the contrary, the Administrative Agent on behalf of the Lenders may, but shall not be obligated to, make Revolving Loans to the Borrower that are maintained as Base Rate Loans under Section 2.01(a) without prior notice of the proposed Borrowing to the Lenders as follows:
(i)    The amount of each Lender’s RL Percentage of Revolving Loans shall be computed weekly (or more frequently in the Administrative Agent’s sole discretion) and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 5:00 P.M. (New York time) on the last Business Day of each week, or such other period specified by the Administrative Agent (each such date, a “Settlement Date”). The Lenders shall transfer to the Administrative Agent, or the Administrative Agent shall transfer to the Lenders, such amounts as are necessary so that (after giving effect to all such transfers) the amount of Revolving Loans made by each Lender shall be equal to such Lender’s RL Percentage of the aggregate amount of Revolving Loans outstanding as of such Settlement Date. If a notice from the Administrative Agent of any such necessary transfer is received by a Lender on or prior to 12:00 Noon (New York time) on any Business Day, then such Lender shall make transfers described above in immediately available funds no later than 3:00 P.M. (New York time) on the day such notice was received; and if such notice is received by a Lender after 12:00 Noon (New York time) on any Business Day, such Lender shall make such transfers no later than 1:00 P.M. (New York time) on the next succeeding Business Day. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to, or without representation or warranty by, the Administrative Agent. Each of the Administrative Agent and each Lender agrees and the Lenders agree to mark their respective books and records on each Settlement Date to show at all times the dollar amount of their respective RL Percentage of the outstanding Revolving Loans on such date.
(ii)    To the extent that the settlement described in preceding clause (i) shall not yet have occurred with respect to any particular Settlement Date, upon any repayment of Revolving Loans by any Borrower prior to such settlement, the Administrative Agent may apply such amounts

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repaid directly to the amounts that would otherwise be made available by the Administrative Agent pursuant to this Section 2.04(b).
(iii)    Because the Administrative Agent on behalf of the Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when the Lenders will actually advance and/or be repaid Revolving Loans, interest with respect to Revolving Loans shall be allocated by the Administrative Agent to each Lender and the Administrative Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender and the Administrative Agent and shall accrue from and including the date such Revolving Loans are so advanced to but excluding the date such Revolving Loans are either repaid by the Borrower in accordance with the terms of this Agreement or actually settled by the Administrative Agent or the applicable Lender as described in this Section 2.04(b).
2.05    Notes.
(a)    Each Borrower’s joint and several obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Revolving Loans, by a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (ii) in the case of Swingline Loans, by a promissory note duly executed and delivered by each Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (the “Swingline Note”).
(b)    Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will record on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.
(c)    Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to any Borrower shall affect, or in any manner impair, the obligations of any Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the respective Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.
2.06    Conversions. Each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Revolving Loans made pursuant to one or more Borrowings of one or more Types of Revolving Loans into a Borrowing of another Type of Revolving Loan; provided, that, (a) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Revolving Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single

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Borrowing to less than the Minimum Borrowing Amount applicable thereto, (b) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Event of Default is in existence on the date of the conversion, and (c) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR Loans than is permitted under Section 2.02. Each such conversion shall be effected by the respective Borrower by giving the Administrative Agent at the Notice Office notice thereof, which notice must be received by the Administrative Agent prior to 1:00 P.M. (New York City time) at least (i) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (ii) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the Revolving Loans to be so converted, the Borrowing or Borrowings pursuant to which such Revolving Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Revolving Loans.
2.07    Pro Rata Borrowings. All Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments; provided, that, all Mandatory Borrowings shall be incurred from the Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
2.08    Interest.
(a)    Each Borrower jointly and severally agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.
(b)    Each Borrower jointly and severally agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.
(c)     (i) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan shall, in each case, bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans, and (ii) all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.
(d)    Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (A) quarterly in arrears on each Quarterly Payment Date, (B) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans, and (C) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each LIBOR Loan,

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(A) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (B) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(e)    Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Company and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
2.09    Interest Periods. At the time any Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), such Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be a one, two, three or six month period; provided, that, (in each case): (a) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period; (b) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires; (c) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (d) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (e) unless the Required Lenders otherwise agree, no Interest Period may be selected at any time when an Event of Default is then in existence; and (f) no Interest Period in respect of any Borrowing shall be selected which extends beyond the Revolving Commitment Termination Date. If by 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, any Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans as provided above, such Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.
2.10    Increased Costs, Illegality, etc.
(a)    In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Administrative Agent) and shall have certified to the Company in writing that it has made such determination with respect to similarly-situated borrowers:
(i)    on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

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(ii)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of (A) any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (1) a change in the basis of taxation of payment to any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (but excluding, for these purposes, any Taxes payable or subject to indemnification or reimbursement under Section 5.04 and any Excluded Taxes) or (2) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (B) other circumstances arising since the Effective Date affecting such Lender, the London interbank market or the position of such Lender in such market (including that the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan); or
(iii)    at any time, that the making or continuance of any LIBOR Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (C) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Company and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (y) in the case of clause (ii) above, the Borrowers jointly and severally agree to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Company by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
(b)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(iii), the affected Borrower shall, either (i) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided, that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

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(c)    If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning liquidity, capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Revolving Loan Commitment hereunder or its obligations hereunder, then the Borrowers jointly and severally agree to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided, that, such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company, which notice shall show in reasonable detail the basis for calculation of such additional amounts.
(d)    Notwithstanding anything herein to the contrary, (A) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (B) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to The Basel III Accord published by The Basel Committee on Banking Supervision, shall in each case be deemed to be a change in law or regulation after the date hereof (including this Section 2.10 and Section 3.06).
2.11    Compensation. Each Borrower jointly and severally agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (c) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by any Borrower; or (d) as a consequence of (i) any other default by any Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).
2.12    Change of Lending Office. Each Lender and each Issuing Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender or such Issuing Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender or such Issuing Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided, that, such designation is made on such terms that such Lender or such Issuing Lender and its

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lending office suffer no legal, regulatory or unreimbursed economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.
2.13    Replacement of Lenders.
(a)    (i) If any Lender becomes a Defaulting Lender, if any Lender or Issuing Lender requests payment of additional amounts under Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 or if any Borrower is required to pay any additional amount to any Lender, any Issuing Lender or any Governmental Authority for the account of any Lender or any Issuing Lender pursuant to such Sections, (ii) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b) or (iii) in the case of rejection (or deemed rejection) by a Lender of the Extension under Section 2.16(a) which Extension has been accepted under Section 2.16(a) by the Required Lenders, the Company shall have the right, in accordance with Section 13.04(b), if no Default or Event of Default would exist after giving effect to such replacement, to replace such Lender or Issuing Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent and each Issuing Lender; provided, that:
(i)    at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrowers) pursuant to which the Replacement Lender shall acquire the entire Revolving Loan Commitment and all outstanding Revolving Loans of, and all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (A) the Replaced Lender in respect thereof an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the respective Replaced Lender, (2) an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (3) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01, (B) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (C) the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and (D) all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (A) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.
(b)    Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption

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Agreement, the payment of amounts referred to in clauses (A) and (B) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, (i) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (ii) the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.
2.14    Company as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Company as its agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by the respective appointing Borrower that such appointment has been revoked. Each Borrower hereby irrevocably appoints and authorizes the Company (a) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement or any other Credit Document and (b) to take such action as the Company deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents. It is understood that the handling of the Credit Account and the Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Administrative Agent, each Issuing Lender and each Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Credit Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the consolidated group. To induce the Administrative Agent, each Issuing Lender and each Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify and hold harmless the Administrative Agent, each Issuing Lender and each Lender against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses, or disbursements of whatsoever kind or nature made against the Administrative Agent, any Issuing Lender or any Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Credit Account and Collateral of the Borrowers as herein provided, (ii) the Administrative Agent’s, the Issuing Lenders’ or the Lenders’ relying on any instructions of the Company, or (iii) any other action taken by the Lenders hereunder or under the other Credit Documents; provided, that, no Borrower shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses, or disbursements resulting from (A) the gross negligence or willful misconduct of the Administrative Agent, such Issuing Lender, such Lender or the Collateral Agent, as the case may be (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (B) any disputes solely among the Administrative Agent, any Issuing Lender and/or any Lender (other than (1) any disputes relating to any act or omission of any Credit Party or its Affiliates and (2) any claim against the Administrative Agent, the Collateral Agent or any Issuing Lender in its capacity or in fulfilling such roles under or pursuant to this Agreement and the other Credit Documents).
2.15    Incremental Commitments.
(a)    The Borrowers shall have the right, without requiring the consent of the Administrative Agent (except as otherwise provided in this Section 2.15) or the Lenders (except for the Issuing Lenders as provided below), to request at any time and from time to time after the Effective Date and prior to the Revolving Commitment Termination Date that one or more Lenders (and/or one or

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more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Commitments and, subject to the applicable terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Revolving Loans and participate in Letters of Credit and Swingline Loans pursuant thereto; provided, that, (i) no Lender shall be obligated to provide an Incremental Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and has executed and delivered to the Administrative Agent, the Company and the other Borrowers an Incremental Commitment Agreement as provided in clause (b) of this Section 2.15, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment (if any) or participate in any Letters of Credit or Swingline Loans in excess of its RL Percentage, in each case, as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.15; provided, that, the Lenders shall have at least 10 Business Days following the Borrowers’ request for Incremental Commitments to decide whether or not to provide any such Incremental Commitments (and, to the extent that any such Lender fails to respond within such 10 Business Day period, such Lender shall be deemed to have rejected to provide an Incremental Commitment), (ii) any Lender (including any Person which is an Eligible Transferee who will become a Lender) may so provide an Incremental Commitment without the consent of the Administrative Agent or any other Lender; provided, that, any Person that is not a Lender prior to the effectiveness of its Incremental Commitment shall require the consent of the Administrative Agent, the Swingline Lender and each Issuing Lender (each of which consents shall not be unreasonably withheld) to provide an Incremental Commitment pursuant to this Section 2.15, (iii) the aggregate amount of each request (and provision therefor) for Incremental Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Commitment pursuant to a given Incremental Commitment Agreement pursuant to this Section 2.15 (including Persons who are Eligible Transferees and will become Lenders) of at least $5,000,000 (or such lesser amount that is acceptable to the Administrative Agent), (iv) the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 2.15 shall not exceed in the aggregate $25,000,000, (v) the Borrowers shall not increase the Total Revolving Loan Commitment pursuant to this Section 2.15 more than five times, (vi) all Revolving Loans incurred pursuant to an Incremental Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the relevant Security Documents, and guaranteed under the Guaranty, on a pari passu basis with all other Obligations secured by each relevant Security Document and guaranteed under the Guaranty, and (vii) each Lender (including any Person which is an Eligible Transferee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in Swingline Loans and Letters of Credit pursuant to Sections 2.01(b) and 3.04, respectively, and make Revolving Loans as provided in Section 2.01(a) on a pro rata basis and such Revolving Loans shall constitute Revolving Loans for all purposes of this Agreement and the other applicable Credit Documents.
(b)    At the time of the provision of Incremental Commitments pursuant to this Section 2.15, (i) the Credit Parties, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Borrowers and the Administrative Agent an Incremental Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Commitment provided therein to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (A) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (B) all Incremental Commitment Requirements have been satisfied, (C) all conditions set forth in this Section 2.15 shall have been satisfied and (D) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have

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been satisfied) and (ii) the Credit Parties and the Collateral Agent and each Incremental Lender (as applicable) shall execute and deliver to the Administrative Agent such additional Security Documents and/or amendments to the Security Documents which are necessary to ensure that all Loans incurred pursuant to the Incremental Commitments and any Additional Margin are secured by each relevant Security Document (the “Incremental Security Documents”). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement and, at such time, Schedule 1.01(a) shall be deemed modified to reflect the Incremental Commitments of such Incremental Lenders.
(c)    It is understood and agreed that the Incremental Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute part of, be added to, and have the same terms and conditions as, the Total Revolving Loan Commitment and each Incremental Lender shall constitute a Lender for all purposes of this Agreement and each other applicable Credit Document.
(d)    At the time of any provision of Incremental Commitments pursuant to this Section 2.15, each Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.15) and with the Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.
(e)    At the time of any provision of Incremental Commitments pursuant to this Section 2.15, all dollar thresholds included in any determination made with respect to Excess Availability shall be increased automatically in an amount equal to the percentage by which the Incremental Commitments increase the Total Revolving Loan Commitments.
2.16    Extensions of Loans and Commitments.
(a)    Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.16, the Borrowers may extend the maturity date, and otherwise modify the terms of the Total Revolving Loan Commitment, or any portion thereof (including by increasing the interest rate or fees payable in respect of any Loans and/or Revolving Loan Commitments or any portion thereof (and related outstandings) (the “Extension”) pursuant to a written offer (the “Extension Offer”) made by the Company to all Lenders, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective outstanding Revolving Loans and unfunded Revolving Loan Commitments) and on the same terms to each such Lender. In connection with the Extension, the Company will provide notification to the Administrative Agent (for distribution to the Lenders). In connection with the Extension, each Lender, acting in its sole and individual discretion, wishing to participate in the Extension shall, prior to the date (the “Notice Date”) that is 30 days after delivery of notice by the Administrative Agent to such Lender, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to the Extension Offer by the Notice Date shall be deemed to have rejected such Extension. The Administrative Agent shall promptly notify the Company of each Lender’s determination under this Section 2.16(a). The election of any Lender to agree to the Extension shall not obligate any other Lender to so agree. After giving effect to the Extension, the Revolving Loan Commitments so extended shall cease to be a part of the tranche of the

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Revolving Loan Commitments they were a part of immediately prior to the Extension and shall be a new tranche of Extended Revolving Loan Commitments hereunder.
(b)    The Company shall have the right to replace each Lender that shall have rejected (or be deemed to have rejected) the Extension under Section 2.16(a) with, and add as “Lenders” under this Agreement in place thereof, one or more Replacement Lenders as provided in Section 2.13; provided, that, each of such Replacement Lenders shall enter into an Assignment and Assumption Agreement pursuant to which such Replacement Lender shall, effective as of a closing date selected by the Administrative Agent in consultation with the Company (which shall occur no later than 30 days following the Notice Date and shall occur on the same date as the effectiveness of the Extension as to the Lenders which have consented thereto pursuant to Section 2.16(a)), undertake the Revolving Loan Commitment of such Replaced Lender (and, if any such Replacement Lender is already a Lender, its Revolving Loan Commitment shall be in addition to such Lender’s Revolving Loan Commitment hereunder on such date).
(c)    The Extension shall be subject to the following: (i) no Default or Event of Default shall have occurred and be continuing at the time any offering document in respect of the Extension Offer is delivered to the Lenders and at the time of the Extension; (ii) except as to interest rates, utilization fees, unused fees and final maturity, the Revolving Loan Commitment of any Lender extended pursuant to the Extension (the “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Loan Commitments (and related outstandings); provided, that, subject to the provisions of Sections 3.07 and 2.01(f) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after the Initial Revolving Commitment Termination Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments and/or Extended Revolving Loan Commitments in accordance with their RL Percentages (and except as provided in Sections 3.07 and 2.01(f), without giving effect to changes thereto on the Initial Revolving Commitment Termination Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Loan Commitments and Extended Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Revolving Commitment Termination Date of any tranche of Revolving Loan Commitments or Extended Revolving Loan Commitments); (iii) if the aggregate principal amount of Revolving Loan Commitments in respect of which Lenders shall have accepted the Extension Offer shall exceed the maximum aggregate principal amount of Revolving Loan Commitments offered to be extended by the Company pursuant to the Extension Offer, then the Revolving Loan Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted the Extension Offer; (iv) all documentation in respect of the Extension shall be consistent with the foregoing, and all written communications by the Borrowers generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent; (v) the Minimum Extension Condition shall be satisfied; and (vi) the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Company shall deliver to the Administrative Agent a certificate of an Authorized Officer of each Credit Party dated the applicable date of the Extension and executed by an Authorized Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Extension and (y) the conditions set forth in Section 7 shall be satisfied (with all references in such Section to any Credit Event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a

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certificate to that effect dated the applicable date of the Extension and executed by an Authorized Officer of the Company.
(d)    With respect to the Extension consummated by the Borrowers pursuant to this Section 2.16, (i) the Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02, 5.03, 13.02 or 13.06, (ii) the Extension Offer shall contain a condition (a “Minimum Extension Condition”) to consummating the Extension that at least 50% of the aggregate amount of the Revolving Loan Commitments in effect immediately prior to the Initial Revolving Commitment Termination Date (unless another amount is agreed to by the Administrative Agent) shall be in effect immediately following the Initial Revolving Commitment Termination Date, (iii) if the amount extended is less than the Maximum Letter of Credit Amount, the Maximum Letter of Credit Amount shall be reduced upon the date that is five (5) Business Days prior to the Initial Revolving Commitment Termination Date (to the extent needed so that the Maximum Letter of Credit Amount does not exceed the aggregate Revolving Loan Commitments which would be in effect after the Initial Revolving Commitment Termination Date), and, if applicable, the Borrowers shall cash collateralize obligations under any issued Letters of Credit in an amount equal to 105% of the Stated Amount of such Letters of Credit, and (iv) if the amount extended is less than the Maximum Swingline Amount, the Maximum Swingline Amount shall be reduced upon the date that is five (5) Business Days prior to the Initial Revolving Commitment Termination Date (to the extent needed so that the Maximum Swingline Amount does not exceed the aggregate Revolving Loan Commitments which would be in effect after the Initial Revolving Commitment Termination Date), and, if applicable, the Borrowers shall prepay any outstanding Swingline Loans. The Administrative Agent and the Lenders hereby consent to the Extension and the other transactions contemplated by this Section 2.16 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Credit Document that may otherwise prohibit the Extension or any other transaction contemplated by this Section 2.16; provided, that, such consent shall not be deemed to be an acceptance of the Extension Offer.
(e)    The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with the Credit Parties as may be necessary in order establish new tranches in respect of Revolving Loan Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches, in each case on terms consistent with this Section 2.16. Without limiting the foregoing, in connection with the Extension, the respective parties shall (at the expense of the Credit Parties) amend (and the Administrative Agent is hereby authorized to amend) any Mortgage that has a maturity date prior to the Extended Revolving Commitment Termination Date so that such maturity date is extended to the Extended Revolving Commitment Termination Date (or such later date as may be advised by local counsel to the Administrative Agent).
(f)    In connection with the Extension, the Company shall provide the Administrative Agent at least ten (10) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16.

SECTION 3.	Letters of Credit.
3.01    Letters of Credit.

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(a)    Subject to and upon the terms and conditions set forth herein, any Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Effective Date and prior to the 10th day prior to the Revolving Commitment Termination Date, for the joint and several account of the Borrowers, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”) (although without limiting the joint and several nature of the Borrowers’ obligations in respect of the Letters of Credit, any particular Letter of Credit may name only one or more Borrowers as the account party therein). All Letters of Credit shall be issued on a sight basis only. No Letter of Credit shall be a trade or commercial letter of credit. Unless otherwise expressly agreed by the applicable Issuing Lender and the applicable Borrower when a Letter of Credit is issued, each Letter of Credit shall be governed by, and shall be construed in accordance with the rules of the ISP, and as to matters not governed by the ISP, the laws of the State of New York. Notwithstanding the foregoing, no Issuing Lender shall be responsible to any Borrower for, and no Issuing Lender’s rights and remedies against any Borrower shall be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(b)    Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Effective Date and prior to the 10th day prior to the Revolving Commitment Termination Date, following its receipt of the respective Letter of Credit Request, issue for the joint and several account of the Borrowers, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided, that, no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance: (i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or (ii) such Issuing Lender shall have received from such Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).
3.02    Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (a) no Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed the Maximum Letter of Credit Amount at such time, (b) no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Exposure exceeds (or

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would after giving effect to such issuance exceed) either (i) the Total Revolving Loan Commitment at such time or (ii) the Borrowing Base at such time, (c) no Letter of Credit shall be issued (or required to be issued) by any particular Issuing Lender if the aggregate Letter of Credit Outstandings for such Issuing Lender (after giving effect to the requested Letter of Credit) would exceed the Issuing Lender Sublimit for such Issuing Lender, (d) each Letter of Credit shall be denominated in Dollars, and (e) each standby Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 12 months after the date of the issuance thereof (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Revolving Commitment Termination Date, on terms acceptable to the respective Issuing Lender)) and (ii) five Business Days prior to the Revolving Commitment Termination Date.
3.03    Letter of Credit Requests.
(a)    Whenever any Borrower desires that a Letter of Credit be issued for its account, such Borrower shall give the Administrative Agent and the respective Issuing Lender at least two Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile); provided, that, any such notice shall be deemed to have been given on a certain day only if received by the Administrative Agent and the respective Issuing Lender before 11:00 A.M. (New York City time) on such day. Each notice shall be in the form of a letter of credit application, and accompanied by such other documentation the applicable Issuing Lender may reasonably request, in each case in a form reasonably acceptable to such Issuing Bank and appropriately completed (each, a “Letter of Credit Request”).
(b)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the respective Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from any Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the respective Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the respective Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Without limiting the foregoing, the payment of an Issuing Lender’s fees and expenses contemplated by Section 4.01(d) shall be a condition to such Issuing Lender’s obligation to issue, modify or amend a Letter of Credit (unless otherwise agreed by such Issuing Lender).
Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to a Lender, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit unless such Issuing Lender has entered into arrangements satisfactory to it and the Company to eliminate such Issuing Lender’s risk with respect to the participation in Letters of Credit by the Defaulting Lender (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s or Lenders’ RL Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

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3.04    Letter of Credit Participations.
(a)    Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 2.15 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.
(b)    In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(c)    In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrowers shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars and in same day funds. If the Administrative Agent so notifies, on or prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars such Participant’s Percentage of the amount of such payment on such Business Day in same day funds; provided, that, if any such notice is given to any Participant after 12:00 Noon (New York City time) on such Business Day, such payment will be made available by such Participant to such Issuing Lender on the immediately succeeding Business Day. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

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(d)    Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
(e)    Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.
(f)    The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including any of the following circumstances: (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents; (ii) the existence of any claim, setoff, defense or other right which any Credit Party or any of their respective Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Credit Party or any Subsidiary of any Credit Party and the beneficiary named in any such Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or (v) the occurrence of any Default or Event of Default.
3.05    Agreement to Repay Letter of Credit Drawings.
(a)    Each Borrower hereby jointly and severally agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in Dollars in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the respective Borrower, an “Unpaid Drawing”), not later than one Business Day following receipt by the respective Borrower of notice of such payment or disbursement (provided, that, no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the respective Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by the respective Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrowers) at a rate per annum equal to the Base Rate as in effect from time to time plus the

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Applicable Margin for Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the respective Borrower prompt written notice of each Drawing under any Letter of Credit issued by it; provided, that, the failure to give any such notice shall in no way affect, impair or diminish the Borrowers’ obligations hereunder.
(b)    The joint and several obligations of the Borrowers under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Credit Party or any Subsidiary of any Credit Party may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing.
3.06    Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (but excluding, for these purposes, any Taxes payable or subject to indemnification or reimbursement under Section 5.04 and any Excluded Taxes), then, upon the delivery of the certificate referred to below to the Company by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrowers jointly and severally agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Company, which notice shall include a certificate submitted to the Company by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant and certifying to the Company that such Issuing Lender or such Participant has made such determination with respect to similarly-situated borrowers. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrowers.
3.07    Extended Commitments. If the Initial Revolving Commitment Termination Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 3.04 and 3.05) under (and ratably participated in by Lenders under the applicable tranche pursuant to) the

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Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Revolving Commitment Termination Date shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before the Initial Revolving Commitment Termination Date.

SECTION 4.	Commitment Commission; Fees; Reductions of Commitment.
4.01    Fees.
(a)    The Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Revolving Commitment Termination Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage of the Unutilized Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.
(b)    The Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to in the case of standby Letters of Credit, the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBOR Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.
(c)    The Borrowers jointly and severally agree to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment, upon which no Letters of Credit remain outstanding.
(d)    The Borrowers jointly and severally agree to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

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(e)    The Borrowers jointly and severally agree to pay to the Administrative Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by any Credit Party or any of their respective Subsidiaries and the Administrative Agent.
4.02    Voluntary Termination of Unutilized Commitments.
(a)    Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Company shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment; provided, that, (i) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender and (ii) after giving effect to such termination (A) the aggregate amount of the Letter of Credit Outstandings shall not exceed the Maximum Letter of Credit Amount and (B) the aggregate principal amount of Swingline Loans then outstanding shall not exceed the Maximum Swingline Amount.
(b)    In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Company shall have the right, subject to obtaining the consents required by Section 13.12(b), upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) are repaid concurrently with the effectiveness of such termination (at which time Schedule 1.01(a) shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.
4.03    Mandatory Reduction of Commitments. The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the Revolving Commitment Termination Date.

SECTION 5.	Prepayments; Payments; Taxes.
5.01    Voluntary Prepayments.
(a)    Each Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) (or 11:00 A.M. (New York City time) in the case of succeeding clause (A)) at the Notice Office (A) same day written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (B) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify whether Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings

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pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall, except in the case of a prepayment of Swingline Loans, promptly transmit to each of the Lenders; (ii) (A) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $250,000 (or such lesser amount as is acceptable to the Administrative Agent) and (B) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case); provided, that, if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by such Borrower shall have no force or effect; and (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans; provided, that, at such Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender (it being understood and agreed that, if at any time thereafter any such Defaulting Lender ceases to be a Defaulting Lender under this Agreement, each Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders, in each case to the extent necessary so that all of the Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments and with the Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing).
(b)    In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Revolving Loans of such Lender, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) in accordance with, and subject to the requirements of, Section 13.12(b), so long as (i) (A) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01(a) shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (ii) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.
5.02    Mandatory Repayments; Cash Collateralization.
(a)     (i)    On any day on which the Aggregate Exposure exceeds (A) 100% (or, during an Agent Advance Period, 110%) of the Borrowing Base at such time and/or (B) the Total Revolving Loan Commitment at such time, then in each case, the Borrowers jointly and severally shall repay on such day the principal of Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans in an amount equal to such excess. If, after giving effect to the repayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds (1) the Borrowing Base at such time

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and/or (2) the Total Revolving Loan Commitment at such time, then in each case, the Borrowers jointly and severally shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrowers to each applicable Issuing Lender and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.
(ii)    On any day on which either (A) the aggregate amount of the Letter of Credit Outstandings exceeds the Maximum Letter of Credit Amount or (B) the aggregate amount of Letter of Credit Outstandings in respect of Letters of Credit issued by a particular Issuing Lender exceeds the Issuing Lender Sublimit for such Issuing Lender, the Borrowers jointly and severally shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of either such excess, such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrowers to each applicable Issuing Lender and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.
(iii)    On any day on which the aggregate principal amount of Swingline Loans then outstanding exceeds the Maximum Swingline Amount, the Borrowers jointly and severally shall repay on such day the principal of Swingline Loans in an amount equal to such excess.
(b)    In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Effective Date upon which any Credit Party or any of its Subsidiaries receives any cash proceeds from any Asset Sale of ABL Priority Collateral (other than Asset Sales or series of related Asset Sales where the Net Sale Proceeds therefrom do not exceed $1,000,000 in any Fiscal Year) during a Dominion Period, an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied within three Business Days of receipt thereof as a mandatory repayment in accordance with the requirements of Sections 5.02(d) and (e).
(c)    In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Effective Date upon which any Credit Party or any of its Subsidiaries receives any cash proceeds from any Recovery Event in respect of ABL Priority Collateral (other than Recovery Events where the Net Insurance Proceeds therefrom do not exceed $1,000,000 in any Fiscal Year) during a Dominion Period, an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied within three Business Days of receipt thereof as a mandatory repayment in accordance with the requirements of Sections 5.02(d) and (e).
(d)    Each amount required to be applied pursuant to Sections 5.02(b) and (c) in accordance with this Section 5.02(d) shall be applied (i) first, to repay the outstanding principal amount of Swingline Loans without any reduction in the Total Revolving Loan Commitment, (ii) second, if no Swingline Loans are or remain outstanding, to repay the outstanding principal amount of Revolving Loans without any reduction in the Total Revolving Loan Commitment and (iii) third, if no Swingline Loans or Revolving Loans are or remain outstanding and a Default or an Event of Default then exists, to cash collateralize Letters of Credit (such cash collateral to be held by the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the applicable Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit).

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(e)    With respect to each repayment of Loans required by this Section 5.02, the Borrowers may designate the Types of Loans which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made; provided, that: (i) repayments of LIBOR Loans pursuant to this Section 5.02 made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) each repayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Revolving Loans. In the absence of a designation by a Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
(f)    In addition to any other mandatory repayments pursuant to this Section 5.02, (i) all then outstanding Swingline Loans shall be repaid in full on the earlier of (A) the tenth Business Day following the date the incurrence of such Swingline Loans and (B) Swingline Expiry Date, and (ii) all then outstanding Revolving Loans shall be repaid in full on the Revolving Commitment Termination Date.
(g)    If any Lender becomes a Defaulting Lender at any time that any Letter of Credit issued by any Issuing Lender is outstanding, the Borrower shall enter into the applicable Letter of Credit Back Stop Arrangements with such Issuing Lender no later than 10 Business Days after the date such Lender becomes a Defaulting Lender.
5.03    Method and Place of Payment.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 2:00 p.m. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
(b)    Each Borrower and each Guarantor shall, along with the Collateral Agent and certain financial institutions with which the Borrowers and Guarantors maintain Deposit Accounts (the “Collection Banks”), enter into on or prior to (x) in the case of any Deposit Account containing amounts included in the Borrowing Base pursuant to clause (i) of the definition thereof, the 5th Business Day following the Effective Date (it being understood that the Borrowers may deliver an updated Borrowing Base Certificate removing such amounts from the Borrowing Base, in which case clause (y) below shall apply) and (y) in any other case, the 90th day following the Effective Date (in each case, as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain separate Cash Management Control Agreements with respect to all Deposit Accounts (other than Excluded Accounts). Each Credit Party shall instruct all Account Debtors of the Credit Parties to remit all payments to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Collection Bank (or to remit such payments to the applicable Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Collection Bank and deposited in the applicable Collection Account. All amounts received by any Credit Party and any Collection Bank in respect of any Account, in addition to all other cash received

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from any other source, shall upon receipt be deposited into a Collection Account or directly into a Concentration Account or, to the extent permitted hereunder in the case of amounts not constituting payments in respect of Accounts of a Credit Party, an Excluded Account. Each Credit Party shall, along with the Collateral Agent and each of those banks or other Persons in which any Securities Accounts (other than Excluded Accounts) are maintained, enter into on or prior to the 90th day following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain separate Cash Management Control Agreements.
(c)    All amounts held in all of the Collection Accounts and Disbursement Accounts (but not Excluded Accounts) with respect to each Credit Party shall be wired by the close of business on each Business Day into one or more concentration accounts (each, a “Concentration Account”) with the Collateral Agent, one or more Lenders and/or one or more other institutions reasonably acceptable to the Administrative Agent (it being understood that any institution with which the Company or any other Credit Party maintains a Deposit Account as of the Effective Date shall be reasonably satisfactory to the Administrative Agent) unless such amounts are otherwise required or permitted to be applied pursuant to Section 5.02. All of the Collection Accounts and Disbursement Accounts (other than an Excluded Account) shall be “zero” balance accounts. So long as no Dominion Period then exists, the Borrowers and the Subsidiary Guarantors shall be permitted to transfer cash from the Concentration Accounts to the Disbursement Accounts to be used for working capital and general corporate purposes, all subject to the requirements of this Section 5.03(c) and pursuant to procedures and arrangements to be determined by the Administrative Agent. If a Dominion Period exists, all collected amounts held in the Concentration Accounts shall be applied as provided in Section 5.03(d).
(d)    Each Cash Management Control Agreement relating to a Concentration Account and each Securities Account shall (unless otherwise agreed by the Administrative Agent in its reasonable discretion) include provisions that allow, during any Dominion Period, for all collected and other amounts held in such Concentration Account and such Securities Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained with the Administrative Agent (each, a “UBS Account”). Subject to the terms of the respective Security Document, all amounts received in a UBS Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and after giving effect to the application of any such amounts otherwise required to be applied pursuant to Section 5.02(b) or (c) constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document): (i) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable to the Administrative Agent or the Collateral Agent under any of the Credit Documents and to repay or prepay outstanding Swingline Loans and Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Sections 2.01(e) and 2.04(b); (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable to each Issuing Lender under any of the Credit Documents and to repay all outstanding Unpaid Drawings and all interest thereon; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Loans and all accrued and unpaid Fees actually due and payable to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Credit Documents; (iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full, to repay (on a ratable basis) the outstanding principal of Revolving Loans (whether or not then due and payable); and (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid

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in full, to pay (on a ratable basis) all other outstanding Obligations then due and payable to the Administrative Agent, the Collateral Agent and the Lenders under any of the Credit Documents.
(e)    Without limiting the provisions set forth in Section 13.15, the Administrative Agent shall maintain accounts on its books in the name of each Borrower (collectively, the “Credit Account”) in which each Borrower will be charged with all loans and advances made by the Lenders to the respective Borrower for the respective Borrower’s account, including the Loans, the Letter of Credit Outstandings, and the Fees, Expenses and any other Obligations relating thereto. Each Borrower will be credited, in accordance with this Section 5.03, with all amounts received by the Lenders from such Borrower or from others for its account, including, as set forth above, all amounts received by the Administrative Agent and applied to the Obligations. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity. Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers’ or the Subsidiary Guarantors’ contracts or obligations relating to the Accounts.
5.04    Taxes.
(a)    All payments made by the Borrowers hereunder and under any Credit Document will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, (i) any tax, levy, impost, duty, fee, assessment or other charge imposed on or measured by the net income or net profits of a Lender or Issuing Lender (x) pursuant to the laws of the jurisdiction in which such Lender or Issuing Lender is organized or the jurisdiction in which the principal office or applicable lending office of such Lender or Issuing Lender is located or any subdivision thereof or therein or (y) that is a Connection Tax, (ii) any United States federal withholding tax imposed on amounts payable to or for the account of a Lender or Issuing Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which such Lender or Issuing Lender acquires such interest in a Loan or such Lender or Issuing Lender changes its lending office, except in each case to the extent that amounts with respect to such taxes were payable either (x) to such Lender or Issuing Lender’s assignor immediately before such Lender or Issuing Lender became a party hereto or (y) to such Lender or Issuing Lender immediately before it changed its lending office, (iii) any U.S. federal withholding taxes imposed under FATCA, (iv) any branch profits tax imposed by the United States or any comparable tax imposed by any foreign jurisdiction, and (v) in the case of a Lender, any tax imposed, deducted or withheld on or from any payments made by the Borrowers under any Credit Document that are attributable to such Lender’s failure, inability or ineligibility to comply with Section 5.04(c), except to the extent such failure, inability or ineligibility is due to a Change in Tax Law occurring after the date on which such Foreign Lender became a party to this Agreement (except, in the case of an assignment, to the extent that such Foreign Lender’s assignor was entitled, at the time of such assignment, to receive additional payments from the Borrowers with respect to such tax) (all such excluded taxes being referred to collectively as “Excluded Taxes”), and all interest, penalties or similar liabilities with respect to taxes, levies, imposts, duties, deduction, withholdings, fees, assessments or other charges that are not Excluded Taxes (all such non-excluded taxes being referred to collectively as “Taxes”), unless such withholding or deduction is required by applicable law. If any Taxes are so levied or imposed, the Borrowers jointly and severally agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment to a Lender or Issuing Lender of all amounts due under any Credit Document, will not be less than the amount provided for in such Credit

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Document after withholding or deduction for or on account of any such Taxes (including any withholding or deduction of Taxes applicable to additional sums payable under this Section 5.04). The Borrowers will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrowers. The Borrowers jointly and severally agree to indemnify and hold harmless each Lender and each Issuing Lender and reimburse such Lender and such Issuing Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender or such Issuing Lender with respect to any payment made by or on account of any obligations of any Credit Party under any Credit Document, within 15 days of receipt of such written request.
(b)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes or Excluded Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (b).
(c)    Each Lender and each Issuing Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) agrees to deliver to the Company and the Administrative Agent on or prior to the date such Foreign Lender becomes a party to this Agreement, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, and upon the request of a Borrower or the Administrative Agent, whichever of the following is applicable: (i) two accurate and complete signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN-E or Form W-8BEN (or applicable successor form) certifying to such Lender’s or such Issuing Lender’s entitlement as of such date to an exemption from, or reduction of, United States federal withholding tax with respect to payments to be made under any Credit Document, (ii) two accurate and complete signed certificates substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (any such certificate, a “Section 5.04(c)(ii) Certificate”), as well as two accurate and complete signed copies of Internal Revenue Service Form W-8BEN-E or Form W-8BEN (or successor form), or (iii) two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (or applicable successor form) accompanied by Internal Revenue Service Form W-8ECI, Form W-8BEN-E, Form W-8BEN, or Form W-9, a Section 5.04(c)(ii) Certificate substantially in the form of Exhibit D-2 or Exhibit D-3 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Section 5.04(c)(ii) Certificate substantially in the form of Exhibit D-4 on behalf of each such direct or indirect partner. In addition, each Foreign Lender shall provide to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or the

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Administrative Agent any forms, documentation, or other information prescribed by applicable law and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Foreign Lender has complied with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), so that such payments made to such Lender or such Issuing Lender hereunder would not be subject to U.S. federal withholding taxes imposed by FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.04(c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Lender or Issuing Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two accurate and complete signed copies of Internal Revenue Service Form W-9 (or applicable successor form) certifying that such Lender or Issuing Lender is exempt from U.S. federal backup withholding. In addition, any Lender or Issuing Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender or Issuing Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of the documentation described in the preceding sentence shall not be required if in the Lender’s or the Issuing Lender’s reasonable judgment, such completion, execution or submission would subject such Lender or such Issuing Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or such Issuing Lender.
(d)    On or before the date on which UBS AG, Stamford Branch (and any successor replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two duly executed copies of either (i) Internal Revenue Service Form W-9, or (ii) Internal Revenue Service Form W-8ECI (with respect to any payments to be received on its own behalf) and Internal Revenue Service Form W-8IMY (for all other payments), establishing that the Borrower can make payments to the Administrative Agent without deduction or withholding of any taxes imposed by the United States, including taxes imposed under FATCA.
(e)    If any Borrower pays any additional amounts or makes any indemnity payments pursuant to this Section 5.04 with respect to the Administrative Agent, any Lender or any Issuing Lender and the Administrative Agent, such Lender or such Issuing Lender, as the case may be, determines in its sole discretion that it has actually received in connection therewith any refund of its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), the Administrative Agent, such Lender or such Issuing Lender shall pay to such Borrower an amount that the Administrative Agent, such Lender or such Issuing Lender shall determine, in its sole discretion, is equal to the net benefit, after tax, that was obtained by the Administrative Agent, such Lender or such Issuing Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) the Administrative Agent, such Lender or such Issuing Lender may determine, in its sole discretion consistent with its policies, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on the Administrative Agent, such Lender or such Issuing Lender as a result of a disallowance or reduction of any Tax Benefit with respect to which the Administrative Agent, such Lender or such Issuing Lender has made a payment to such Borrower pursuant to this Section 5.04(e) shall be treated as a Tax in the amount for which such Borrower is obligated to indemnify the Administrative Agent, such Lender or such Issuing Lender; (iii) nothing in this Section 5.04(e) shall require the Administrative Agent, such

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Lender or such Issuing Lender to disclose any confidential information to such Borrower (including its tax returns); and (iv) the Administrative Agent, such Lender or such Issuing Lender shall not be required to pay any amounts pursuant to this Section 5.04(e) at any time which an Event of Default exists or any Default under Section 11.01 or 11.05 exists. Notwithstanding anything to the contrary in this clause (d), in no event will the Administrative Agent, any Lender or any Issuing Lender be required to pay any amount to any Borrower pursuant to this clause (e) the payment of which would place the Administrative Agent, such Lender or such Issuing Lender in a less favorable net after-Tax position than the Administrative Agent, such Lender or such Issuing Lender would have been in if the Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(f)    Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Credit Document.

SECTION 6.	Conditions Precedent to Credit Events on the Effective Date.
The occurrence of the Effective Date and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Effective Date, are subject to the satisfaction of the following conditions:
6.01    Effective Date; Notes. On or prior to the Effective Date, (a) this Agreement shall have been executed and delivered as provided in Section 13.10 and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested same the appropriate Revolving Notes executed by the Borrowers and if requested by the Swingline Lender, the appropriate Swingline Notes executed by the Borrowers, in each case, in the amount, maturity and as otherwise provided herein.
6.02    Officer’s Certificate. On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Company by an Authorized Officer of the Company, certifying on behalf of the Company that all of the conditions in Sections 6.05, 6.06 and 7.01 have been satisfied on such date.
6.03    Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received from Vinson & Elkins LLP, special counsel to the Credit Parties, an opinion, in form and substance reasonably satisfactory to the Administrative Agent, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.
6.04    Company Documents; Proceedings; etc.
(a)    On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by the chairman of the board, the chief executive officer, the chief financial officer, the president or any vice president of such Credit Party, and attested to by the secretary or any assistant secretary of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

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(b)    On the Effective Date, the Administrative Agent shall have received all information and copies of all documents and papers, including board (or equivalent) resolutions, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Business or Governmental Authorities.
6.05    Material Adverse Change, Approvals.
(a)    Since December 31, 2015, nothing shall have occurred which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with this Agreement, the other related transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of any such transaction. On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the execution and performance of this Agreement and the other Credit Documents.
6.06    Litigation.On the Effective Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to this Agreement or any other Credit Document, or (b) which has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
6.07    Intercreditor Agreement.The Intercreditor Agreement shall be in full force and effect and no party thereto shall be in breach of any of the provisions thereof.
6.08    Security Agreement.On the Effective Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit F (as amended, modified, restated and/or supplemented from time to time, the “Security Agreement”), together with:
(a)    proper financing statements (Form UCC-1 or the equivalent) fully authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the Security Agreement;
(b)    subject to the Intercreditor Agreement, delivery of (i) all certificates or other instruments (to the extent issuable, including by amending any applicable governing documents, in certificate form) representing all such Equity Interests required to be delivered to the Collateral Agent pursuant to the Security Agreement, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank and (ii) all promissory notes required to be delivered to the Collateral Agent pursuant to the Security Agreement, together with undated instruments of transfer with respect thereto endorsed in blank;
(c)    delivery of a completed Collateral Questionnaire dated the Effective Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including the results of a recent search, by a Person reasonably satisfactory to the Collateral

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Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal property the creation of security interests in which is governed by the UCC of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search;
(d)    evidence of the completion of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary to perfect and protect the security interests intended to be created by the Security Agreement to the extent required thereby; and
(e)    evidence that all other actions necessary to perfect and protect the security interests purported to be created by the Security Agreement have been taken, and the Security Agreement shall be in full force and effect.
6.09    Financial Statements On or prior to the Effective Date, the Administrative Agent shall have received true and correct copies of the historical financial statements referred to in Section 8.05(a), which shall be in form and substance reasonably satisfactory to the Administrative Agent.
6.10    Solvency Certificate; Insurance Certificates On the Effective Date, the Administrative Agent shall have received:
(a)    a solvency certificate from the chief financial officer of the Company in the form of Exhibit G; and
(b)    certificates of liability insurance of the Credit Parties complying with the requirements of Section 9.03 (c), in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured.
6.11    Fees, etc. On the Effective Date, the Borrowers shall have paid to the Administrative Agent, the Lead Arrangers, the Collateral Agent and each Lender all costs, fees and expenses (including reasonable legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent, the Lead Arrangers, the Collateral Agent or such Lender to the extent then due.
6.12    Initial Borrowing Base Certificate; Excess Availability.
(a)    On the Effective Date, the Administrative Agent and the Collateral Agent shall have received the initial Borrowing Base Certificate meeting the requirements of Section 9.01(j).
(b)    On the Effective Date and after giving effect to the Transaction (and the Credit Events hereunder on such date), Excess Availability (after giving effect to any loans made, and Letters of Credit issued on the Effective Date) shall equal or exceed $25,000,000 and the Company shall have delivered an officer’s certificate from its chief financial officer demonstrating in reasonable detail such Excess Availability.
6.13    Field Examinations; etc. On or prior to the Effective Date, the Company shall have provided to the Administrative Agent and the Collateral Agent a collateral examination of the Accounts and Inventory and related accounts, in each case, in scope, and from a third-party consultant, reasonably satisfactory to the Administrative Agent and the Collateral Agent, and the results of such collateral examination shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

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6.14    PATRIOT Act. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act 3 Business Days prior to the Effective Date.
6.15    Federal Reserve Board. All Loans and all other financings to the Borrowers (and all guaranties thereof and security therefor), as well as the Transaction and the consummation thereof, shall be in compliance with all applicable requirements of law, including Regulations T, U and X of the Federal Reserve Board.
SECTION 7.    Conditions Precedent to All Credit Events. The obligation of each Lender (including the Swingline Lender) to make Loans (including Loans made on the Effective Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Effective Date), are subject, at the time of each such Credit Event (except as hereinafter indicated), to the occurrence of the Effective Date and the satisfaction of the following conditions:
7.01    No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (i) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (ii) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on any such date).
7.02    Notice of Borrowing; Letter of Credit Request.
(a)    Prior to the making of each Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i) (a “Notice of Swingline Loan”).
(b)    Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).
(c)    In the event that, after giving effect to the making of any Loan or Swingline Loan or the issuance of a Letter of Credit contemplated by a Notice of Borrowing, Notice of Swingline Loan or Letter of Credit Request, as applicable, the Aggregate Exposure would exceed the Borrowing Base determined as if clause (i) of the definition thereof were $0.00, the Notice of Borrowing, Notice of Swingline Loan or Letter of Credit Request, as applicable, shall also require that applicable Borrower certify as to the aggregate amount of Unrestricted cash and Unrestricted Qualified Cash Equivalents eligible for inclusion in the Borrowing Base pursuant to clause (i) of the definition thereof as of the date of such notice or request (but without taking into account the proceeds of any Loan or Swingline Loan).

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7.03    Borrowing Base Limitations. Notwithstanding anything to the contrary set forth herein (but subject to Section 2.01(e)), it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof):
(a)    the Aggregate Exposure would not exceed 100% (or, during an Agent Advance Period 110%) of the Borrowing Base at such time; and
(b)    the Aggregate Exposure at such time would not exceed the Total Revolving Loan Commitment at such time.
7.04    Affiliated Lender Conditions.
. So long as any Lender is an Affiliated Lender, it shall be a condition precedent to the obligation of each Non-Affiliated Lender to honor any request for a Borrowing of Revolving Loans that each Affiliated Lender shall have made its pro rata share (determined in accordance with Section 2.07) of the principal amount of Revolving Loans so requested available to the Administrative Agent in immediately available funds.
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Credit Parties to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to the occurrence of the Effective Date and Credit Events on the Effective Date) and in this Section 7 (with respect to the occurrence of the Effective Date and Credit Events on or after the Effective Date) and applicable to the occurrence on the Effective Date and such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, shall be in form and substance reasonably satisfactory to the Administrative Agent.
Notwithstanding anything to the contrary in this Agreement (including Section 7.04), the Lenders and other parties hereto agree that the Administrative Agent shall have no liability to the Lenders or any other Person for, and each Lender and other party hereto expressly waives any right of action whatsoever arising from, the Administrative Agent’s honoring of a request for a Borrowing of Revolving Loans prior to satisfaction of the condition precedent set forth in Section 7.04 at any time when there is an Affiliated Lender. In addition, each Credit Party and Lender agrees that any action taken by the Administrative Agent in honoring a request for a Borrowing prior to satisfaction of the condition precedent set forth in Section 7.04 at any time there is an Affiliated Lender shall be subject to the indemnities set forth in Sections 12.06 and 13.01 and that the honoring of such request at such time shall not constitute gross negligence or willful misconduct.
SECTION 8.    Representations and Warranties In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each Credit Party makes the following representations and warranties, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Effective Date and each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date and on the date of each Credit Event (it being understood and agreed that (a) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (b) any representation or warranty

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that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).
8.01    Company Status. Each of the Credit Parties and each of their respective Subsidiaries (a) is a duly organized and validly existing Business in good standing under the laws of the jurisdiction of its organization, (b) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except, in the case of this clause (c), for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
8.02    Power and Authority. Each Credit Party has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
8.03    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except for contraventions which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents, the Secured Notes Security Documents and the Refinancing Notes Security Documents) upon any of the property or assets of any Credit Party or any of their respective Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Credit Party or any of their respective Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject including the Secured Notes Indenture, except for conflicts, breaches, defaults or impositions of Liens which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or bylaws (or equivalent organizational documents), as applicable, of any Credit Party or any of their respective Subsidiaries.
8.04    Approvals. No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date and (y) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any such Credit Document.

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8.05    Financial Statements; Financial Condition; Undisclosed Liabilities.
(a)    (i)    The audited consolidated balance sheet of the Company at December 31, 2015 and December 31, 2014 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Company for the Fiscal Years ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Company at the date of said financial statements and the results for the respective periods covered thereby and (ii) the unaudited consolidated balance sheet of the Company at June 30, 2016 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Company for the three-month period ended on such date, furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Company at the date of said financial statements and the results for the period covered thereby, subject to normal year end adjustments. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.
(ii)    [Reserved]
(b)    As of the Effective Date, (i) the sum of the fair value of the assets, at a fair valuation, of the Credit Parties (taken as a whole) will exceed its or their respective debts, (ii) the sum of the present fair saleable value of the assets of the Credit Parties (taken as a whole) will exceed its or their respective debts, (iii) the Credit Parties (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iv) the Credit Parties (taken as a whole) will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
(c)    Except as fully disclosed in the financial statements delivered pursuant to Section 8.05(a), there were as of the Effective Date no liabilities or obligations with respect to the Company or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. As of the Effective Date, no Credit Party knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not fully disclosed in the financial statements delivered pursuant to Section 8.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to be material to the Credit Parties and their respective Subsidiaries taken as a whole.
(d)    Since December 31, 2015, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

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8.06    Litigation. Except as (and to the extent) disclosed in Schedule 8.06, there are no actions, suits or proceedings pending or, to the knowledge of any Credit Party, threatened (a) with respect to any Credit Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
8.07    True and Complete Disclosure. As of the Effective Date, all factual information (taken as a whole) furnished by or on behalf of any Credit Party in writing to the Administrative Agent or any Lender (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 8.07, such factual information shall not include any projections or any pro forma financial information.
8.08    Use of Proceeds; Margin Regulations.
(a)    All proceeds of the Loans will be used for Capital Expenditures and the working capital and general corporate purposes of the Credit Parties and their Subsidiaries; provided, that, the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans.
(b)    No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X.
8.09    Tax Returns and Payments. (a) Each of the Credit Parties and each of their respective Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal income tax returns and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, any Credit Party and/or any of their respective Subsidiaries, (b) the Returns accurately reflect in all material respects all liability for taxes of the Credit Parties and their respective Subsidiaries, as applicable, for the periods covered thereby, (c) each of the Credit Parties and each of their respective Subsidiaries has paid or caused to be paid all taxes and assessments payable by it which have become due, other than those that are immaterial or those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Company in accordance with GAAP, and (d) there is no material action, suit, proceeding, investigation, audit or claim now pending or threatened in writing by any taxing authority regarding any material taxes relating to any Credit Party or any of their respective Subsidiaries. As of the Effective Date, no Credit Party and none of their respective Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of any Credit Party or any of their respective Subsidiaries.
8.10    Compliance with ERISA.
(a)    Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations; (ii) each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of

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Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of any Credit Party or any of their respective Subsidiaries, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of any Credit Party or any of their respective Subsidiaries, nothing has occurred that would reasonably be expected to adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification); and (iii) no ERISA Event has occurred, or is reasonably expected to occur.
(b)    There exists no Unfunded Pension Liability with respect to any Plan, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(c)    Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) no Multiemployer Plan is insolvent; (ii) none of the Credit Parties or any of their respective Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan; and (iii) none of the Credit Parties, any of their respective Subsidiaries, or any of their respective ERISA Affiliates would incur any withdrawal liability if any of them were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given.
(d)    Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, there are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of any Credit Party, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, could reasonably be expected either singly or in the aggregate to result in liability.
(e)    Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Credit Parties, their respective Subsidiaries and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, could not reasonably be expected to result in liability.
(f)    Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) no Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA; (ii) the Credit Parties, their respective Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions; (iii) none of the Credit Parties, their respective Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur liability to the PBGC; (iv) no lien imposed under the Code or ERISA on the assets of the Credit Parties, their respective Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan; and (v) none of the Credit Parties, their respective Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.
(g)    Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in compliance

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with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; (iii) neither any Credit Party nor any of their respective Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Credit Parties’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
8.11    Security Documents.
(a)    The provisions of the Security Agreement are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in all of the Security Collateral described therein, and the Collateral Agent, for the benefit of the Secured Parties, has (or within 10 days following the Effective Date will have) a fully perfected security interest in all right, title and interest in all of the Security Collateral described therein (to the extent required by the Security Agreement), subject to no Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.01(d) are subject to the terms of the Intercreditor Agreement).
(b)    Each Mortgage creates, as security for the obligations purported to be secured thereby, a valid and enforceable perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Parties, subject to no Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.01(d) are subject to the terms of the Intercreditor Agreement).
8.12    Properties. All Real Property owned or leased by any Credit Party or any of their respective Subsidiaries as of the Effective Date (except for such Real Property that constitutes Excluded Assets), and the nature of the interest therein, is correctly set forth in Schedule 8.12. Each of the Credit Parties and each of their respective Subsidiaries, as applicable, has (i) good and valid insurable title to the Mortgaged Property owned by it in fee (including all buildings, fixtures and improvements located thereon), and (ii) good and indefeasible title to all other material Real Property owned by it in fee, including all material Real Property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), in each case free and clear of all Liens, other than Permitted Liens. Each of the Credit Parties and each of their respective Subsidiaries has a valid leasehold interest in the material Real Property leased by it free and clear of all Liens other than Permitted Liens. Each of the Credit Parties and each of their respective Subsidiaries has materially complied with all obligations under all material Real Property leases to which it is a party and enjoys peaceful and undisturbed possession under all such material Real Property leases.
8.13    Capitalization. On the Effective Date, the authorized capital stock of the Credit Parties consists of the number of shares of capital stock, at a par value per share (if applicable), with the number of which shares are issued and outstanding (if applicable), in each case as set forth on Schedule 8.13. All such outstanding capital stock has been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights, except as otherwise provided in the Partnership Agreement. As of the Effective Date, except as set forth on Schedule 8.13 hereto, no Credit Party has outstanding any

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capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.
8.14    Subsidiaries. On and as of the Effective Date, the Credit Parties have no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of the Credit Parties in each class of capital stock or other Equity Interests of each of their respective Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Subsidiary of any Credit Party have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. No Subsidiary of any Credit Party has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.
8.15    Compliance with Statutes, etc.
Each of the Credit Parties and each of their respective Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.16    Governmental Regulation. No Credit Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act or under other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
8.17    Borrowing Base Calculation. The calculation by the Company of the Borrowing Base and the valuation thereunder is complete and accurate in all material respects.
8.18    Environmental Matters.
(a)    Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) each of the Credit Parties and each of their respective Subsidiaries is and has been in compliance with all applicable Environmental Laws and has obtained, maintained and renewed, and is and has been in compliance with the terms of any permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required under Environmental Laws (“Environmental Permits”); (ii) there are no Environmental Claims pending or to the knowledge of any Credit Party, threatened, against any Credit Party or any of their respective Subsidiaries; (iii) no Lien, other than a Permitted Lien, has been recorded or to the knowledge of any Credit Party, threatened under any Environmental Law with respect to any Real Property owned, leased or operated by any Credit Party or any Subsidiary; (iv) no Credit Party nor any of their respective Subsidiaries has agreed in writing to assume or accept responsibility for any liability of any other Person under any Environmental Law; and (v) there is no obligation or liability of any Credit Party or any of their respective Subsidiaries relating to any Environmental Law, Environmental Permit or Hazardous Material, and there are no facts, circumstances, conditions or occurrences that could

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reasonably be expected to give rise to any Environmental Claim related to any Credit Party or any of their respective Subsidiaries or any such liability or obligation.
(b)    No Credit Party nor any of their respective Subsidiaries has received any letter or request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable state law with regard to any matter that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
8.19    Employment and Labor Relations. Neither any Credit Party nor any of its respective Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Credit Party or any of their respective Subsidiaries or, to the knowledge of any Credit Party, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Credit Party or any of their respective Subsidiaries or, to the knowledge of any Credit Party, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Credit Party or any of their respective Subsidiaries or, to the knowledge of any Credit Party, threatened against any Credit Party or any of their respective Subsidiaries, (iii) no union representation question exists with respect to the employees of any Credit Party or any of their respective Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to any Credit Party’s knowledge, threatened against any Credit Party or any of their respective Subsidiaries, and (v) no wage and hour department investigation has been made of any Credit Party or any of their respective Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.
8.20    Intellectual Property, etc.
Each of the Credit Parties and each of their respective Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, used in the conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
8.21    Indebtedness. Schedule 8.21 sets forth a list of all Indebtedness of the Credit Parties and their respective Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding (a) the Obligations and (b) the Secured Notes) (all such non-excluded Indebtedness, “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and guarantors thereof.
8.22    Insurance. Schedule 8.22 sets forth a listing of all insurance maintained by the Company and its Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.
8.23    Sanctions and Anti-Corruption Laws. None of the Company or any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries that, in each case, will act in any capacity in connection with or benefit from the credit

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facility established hereby are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. State Department, the United Nations Security Council, the European Union or Her Majesty’s Treasury (collectively, “Sanctions”), or (ii) located, organized, or resident in a country or territory that is, or whose government is the subject of Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria). The Company and its Subsidiaries are in compliance in all material respects with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and all other applicable anti-corruption laws.
8.24    Material Contract. All Material Contracts in effect on the Effective Date are in full force and effect and no defaults currently exist thereunder other than defaults the consequence of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
8.25    No Defaults. No Credit Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or lapse of time or both, could constitute such default, except where the consequences, direct or indirect, of such default or defaults, if any, individually or in aggregate had not had, or could not be reasonably expected to have, a Material Adverse Effect.
8.26    [Reserved.]
8.27    Notes. All Obligations hereunder and under the other Credit Documents (including the Guaranty and the Security Documents) are permitted under the Secured Notes Documents. The Secured Notes in all respects constitute “Note Obligations” (as defined in the Intercreditor Agreement) subject to the terms of the Intercreditor Agreement.
SECTION 9.    Affirmative Covenants Each Credit Party hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities and expense reimbursement obligations which, in either case, are not then due and payable, and Secured Hedging Obligations and Secured Cash Management Obligations) incurred hereunder and thereunder, are paid in full:
9.01    Information Covenants The Company will furnish to the Administrative Agent (for delivery to each Lender):
(a)    [Reserved]
(b)    Quarterly Financial Statements. Within 45 days after the close of each of the first three Fiscal Quarters in each Fiscal Year (commencing with the Fiscal Quarter ending September 30, 2016), (i) the consolidated balance sheet of the Company and its Subsidiaries (which, for the purposes of this Section 9.01(b), may include Unrestricted Subsidiaries in each case to the extent that such Persons are required to be consolidated with the Company and its Subsidiaries in the Company’s consolidated financial statements in accordance with GAAP) as at the end of such Fiscal Quarter and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case setting forth comparative figures for the corresponding Fiscal Quarter in the prior Fiscal Year and comparable budgeted figures for such Fiscal Quarter as set forth in the respective budget delivered pursuant to Section 9.01(e), all of which shall be certified by an Authorized Officer of

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the Company that they fairly present in all material respects in accordance with GAAP the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Quarter; provided, that, if the Company has filed with the SEC its quarterly report on Form 10-Q for the respective Fiscal Quarter containing management’s discussion and analysis of financial condition and results of operations (which includes the financial condition and results of operations of the Company and its Subsidiaries) as required by Item 303 of Regulation S-K, such report shall be deemed to meet the requirement that the Company provide management’s discussion and analysis of the important operational and financial developments as otherwise required above for the respective Fiscal Quarter.
(c)    Annual Financial Statements. Within 90 days after the close of each Fiscal Year (commencing with its Fiscal Year ending December 31, 2016), (i) the consolidated balance sheet of the Company and its Subsidiaries (which, for purposes of this Section 9.01(c), may include Unrestricted Subsidiaries, in each case to the extent that such Persons are required to be consolidated with the Company and its Subsidiaries in the Company’s consolidated financial statements in accordance with GAAP) as at the end of such Fiscal Year and the related consolidated statements of income and stockholders’ equity and statement of cash flows for such Fiscal Year setting forth, comparative figures for the preceding Fiscal Year and audited by Grant Thornton LLP or other independent certified public accountants of recognized national standing, accompanied by a report of such accounting firm (which report shall be unqualified as to going concern and scope of audit (other than with respect to, or resulting from, (x) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period or (y) an upcoming maturity date under Indebtedness that is scheduled to occur within one year from the time such report and opinion are delivered), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with auditing standards generally accepted in the United States and, concurrently with the delivery of the financial statements referred to in this Section 9.01(c), a report of the independent auditors reporting on such financial statements stating that in connection with their audit, nothing came to their attention that caused them to believe that the Company failed to comply with the terms, covenants, provisions or conditions of Section 10.07(a), insofar as they relate to accounting matters, except as may be specified in such report (it being understood that such report shall be limited to the items that the independent auditors are permitted to cover in such reports pursuant to their professional standards), and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year; provided, that, if the Company has filed with the SEC its annual report on Form 10-K for the respective Fiscal Year containing management’s discussion and analysis of financial condition and results of operations (which includes the financial condition and results of operations of the Company and its Subsidiaries) as required by Item 303 of Regulation S-K, such report shall be deemed to meet the requirement that the Company provide management’s discussion and analysis of the important operational and financial developments as otherwise required above for the respective Fiscal Year.
(d)    Management Letters. If requested by the Administrative Agent or any Lender, promptly after the Company’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

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(e)    Budgets. No later than the 60th day after the close of each Fiscal Year (commencing with its Fiscal Year ending December 31, 2017), a budget in form reasonably satisfactory to the Administrative Agent (including (x) budgeted statements of income, sources and uses of cash and balance sheets for the Company and its Subsidiaries on a consolidated basis and (y) expected timing and duration of any Major Scheduled Turnaround) for each of the twelve months of such Fiscal Year prepared in detail setting forth, with appropriate discussion, the principal assumptions upon which such budget is based.
(f)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01(b) and (c), a compliance certificate from an Authorized Officer of the Company in the form of Exhibit H certifying on behalf of the Company that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations required to establish whether the Company and its Subsidiaries were in compliance with the provisions of Section 10.07, at the end of such Fiscal Quarter or Fiscal Year, as the case may be (setting forth, for the purposes of such certificate, calculations setting forth the Fixed Charge Coverage Ratio for the Test Period ended on the last day of such fiscal period irrespective of whether a Compliance Period exists at such time (other than to the extent set forth above)), at the end of such Fiscal Quarter or Fiscal Year, as the case may be.
(g)    Notice of Default, Litigation, Facility Disruption and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of any Credit Party or any of their respective Subsidiaries obtains knowledge thereof (or, in the case succeeding clause (iii), no later than the time by which any Credit Party issues a public press release or files a Form 8-K with the SEC), notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against any Credit Party or any of their respective Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, (iii) any event at the Coffeyville Facility or the Dubuque Facility which halts or materially disrupts production for a period of greater than 10 days, or (iv) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.
(h)    Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which any Credit Party or any of their respective Subsidiaries shall (i) publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or (ii) deliver to holders (or any trustee, agent or other representative therefor) of any Secured Notes or any of its other material Indebtedness pursuant to the terms of the documentation governing the same.
(i)    Environmental Matters. Promptly after any Credit Party or any of their respective Subsidiaries obtains knowledge thereof, notice of the following environmental matters, to the extent that such matters, either individually or when aggregated with all such other environmental matters, could reasonably be expected to have a Material Adverse Effect:
(i)    any pending or threatened Environmental Claim against any Credit Party or any of their respective Subsidiaries or any Real Property currently or formerly owned, leased or operated by any Credit Party or any of their respective Subsidiaries;

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(ii)    any condition or occurrence on any Real Property owned, leased or operated by any Credit Party or any of their respective Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by any Credit Party or any of their respective Subsidiaries of such Real Property under any Environmental Law; or
(iii)    the taking of any removal, response or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to any Environmental Claim or to the Release or threatened Release of any Hazardous Materials on any Real Property currently or formerly owned, leased or operated by any Credit Party or any of their respective Subsidiaries.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal, response or remedial action and the Credit Party’s or such Subsidiary’s response thereto.
(j)    Borrowing Base Certificate. (i) On the Effective Date, (ii) unless clause (iii) below applies, each month, not later than 5:00 P.M. (New York time) on or before the 12th Business Day of each such month, (iii) during any period in which a Weekly Borrowing Base Period is in effect, each week, not later than 5:00 P.M. (New York time) on or before the third Business Day of each such week (or at such other times as the Administrative Agent may request), (iv) at the time of the consummation of a Permitted Acquisition, (v) at the time of the consummation of a disposition pursuant to Section 10.02(e) involving assets included in the Borrowing Base in excess of the $5,000,000 and (vi) at the time any Borrower ceases to be a wholly-owned Subsidiary of the Company (in each case under clauses (i) -(vi) hereof with supporting calculations in reasonable detail including, without limitation, with respect to cash balances, accounts receivable, accounts payable and inventory amounts), a certificate substantially in the form of Exhibit M (each, a “Borrowing Base Certificate”) shall be prepared as of the last Business Day of the preceding month in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last Business Day of the week preceding such delivery). Each such Borrowing Base Certificate shall include such other supporting information as may be reasonably requested from time to time by the Administrative Agent or the Collateral Agent. Notwithstanding the generality of the foregoing provisions of this clause (j), within five (5) Business Days of the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion), the Company shall be allowed (but not required) to deliver the updated Borrowing Base Certificate pursuant to Section 5.03(b) that shall be, in form and in substance, in compliance with requirements of this clause (j) and that shall be prepared as of August 31, 2016 (other than any cash balances, which shall be as of the date of delivery thereof), which shall be recognized as a Borrowing Base Certificate for all purposes of this Agreement.
(k)    Notice of Dominion Period or Compliance Period. Promptly after any Authorized Officer of any Credit Party or any of their respective Subsidiaries obtains knowledge thereof, notice of the commencement of a Dominion Period or a Compliance Period.
(l)    Past Due Accounts. At least monthly at the time of delivery of a Borrowing Base Certificate pursuant to Section 9.01(j), and at any other time promptly upon, and in any event within 10 Business Days after, any request therefor by the Administrative Agent or the Collateral Agent: (i) a detailed aged trial balance and a detailed summary of all Accounts indicating which Accounts are thirty, sixty and ninety days past due and listing the names of all Account Debtors, (ii) a detailed listing and a detailed summary of the Borrowers’ accounts payable indicating which accounts payable are more than thirty days past due, (iii) detailed inventory listings and a detailed inventory listing summary, and (iv) a

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reconciliation of Accounts, accounts payable and inventory to the financial statements delivered pursuant to clause (b) of this Section 9.01 and to the Borrowing Base Certificate delivered pursuant to clause (j) of this Section 9.01 (for each fiscal month which is the last fiscal month of a Fiscal Quarter).
(m)    Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 9.01(c), an officer’s certificate of an Authorized Officer of the Company (i) either confirming that there has been no material change in such information since the date of the Collateral Questionnaire delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section 9.01(m) and/or identifying such material changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).
(n)    [Reserved].
(o)    Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(p)    Reconciliation. If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries the quarterly and annual financial information required by Sections 9.01(b) and (c) will then include a reasonably detailed presentation prepared by the Company of the financial condition and results of operations of the Company and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.
(q)    Other Information. From time to time, such other information or documents (financial or otherwise) with respect to any Credit Party or any of their respective Subsidiaries as the Administrative Agent, the Collateral Agent or any Lender (through the Administrative Agent) may reasonably request.
9.02    Books, Records and Inspections; and Field Examinations and Appraisals.
(a)    Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, permit officers and designated representatives of the Administrative Agent, any other Agent and, upon the occurrence and during the continuance of any Event of Default, any Lender (i) to visit and inspect, under guidance of officers of such Credit Party or such Subsidiary, any of the properties of such Credit Party or such Subsidiary, (ii) to examine the books of account of such Credit Party or such Subsidiary and discuss the affairs, finances and accounts of such Credit Party or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants and (iii) to verify Eligible Accounts and/or Eligible Inventory, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent, any such other Agent or any such Lender may reasonably request.

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(b)    In the case of sub-clauses (x) and (y) below, (i) up to one time in each Fiscal Year, (ii) if, for any period of 15 consecutive Business Days in any twelve month period, Excess Availability has been less than 20% of Availability, up to two times in each Fiscal Year during which any such Business Day was included, (iii) if any Dominion Period is in effect, (A) in the case of sub-clause (x) below, up to two times in each Fiscal Year, and (B) in the case of sub-clause (y) below, up to three times in each Fiscal Year, and (iv) at any time that any Event of Default exists, as often as the Administrative Agent or the Collateral Agent may reasonably request, the Company will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and/or the Collateral Agent or any third-party appraiser or consultant engaged by, and reasonably satisfactory to, the Administrative Agent and the Collateral Agent, to visit and inspect (at the Borrowers’ joint and several expense), and the Administrative Agent and/or the Collateral Agent shall so visit and inspect, under guidance of officers of the Company or such Subsidiary, any of the properties of the Company or such Subsidiary and to verify the Eligible Accounts and Eligible Inventory in order to complete (x) an appraisal of the Inventory of the Borrowers and (y) a collateral examination of the Inventory and Accounts and related accounts of the Borrowers, and in connection therewith the Company shall provide the Administrative Agent, the Collateral Agent and any field examiner or appraiser reasonable access to the books and records and the Collateral and shall cooperate with such field examiner or appraiser with respect to the foregoing.
9.03    Maintenance of Property; Insurance.
(a)    Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, (i) keep all property necessary to the business of the Credit Parties and their respective Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Credit Parties and their respective Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. In addition to the requirements of the immediately preceding sentence, the Credit Parties will at all times cause insurance of the types described in Schedule 8.22 to be maintained (with the same scope of coverage as that described in Schedule 8.22) at levels which are consistent with their practices immediately before the Effective Date. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.
(b)    Subject to clause (g) of this Section 9.03, each of the Credit Parties will, and will cause each of their respective Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such property insurance (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as a loss payee), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, and (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Parties.
(c)    Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, ensure that all policies or certificates (or certified copies thereof) with respect to

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liability insurance and any insurance maintained by such Credit Party and/or such Subsidiaries (other than property insurance covered by clause (b) of this Section 9.03) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured) and (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Parties.
(d)    Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, exercise their commercially reasonable efforts to: (i) ensure that all policies or certificates with respect to liability and other insurance maintained by such Credit Party and/or such Subsidiaries (other than property insurance covered by clause (b) of this Section 9.03) shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent; and (ii) deliver to the Collateral Agent certificates of insurance evidencing compliance with the item (i) of this clause (d) in form and substance reasonably satisfactory to the Administrative Agent.
(e)    If any Credit Party or any of their respective Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if any Credit Party or any of their respective Subsidiaries shall fail to so endorse all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Credit Parties jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.
(f)    If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Credit Parties will, and will cause their respective Subsidiaries to, at all times keep and maintain flood insurance in an amount sufficient to comply with the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).
(g)    Promptly after the Effective Date, but in any event no later than 15 days after the Effective Date, the Credit Parties shall deliver to the Collateral Agent certificates of property insurance complying with the requirements set forth in clause (b) of this Section 9.03 for the properties of the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent, naming the Collateral Agent as a loss payee and stating that such insurance shall not be canceled without at least 30 days’ prior written notice by the insurer to the Collateral Agent. With respect to property insurance policies in effect on the Effective Date, the Credit Parties shall not be required to comply with the obligations set forth in clause (b) of this Section 9.03 until the date when certificates of insurance are delivered (or shall have been delivered) in accordance with this clause (g).
9.04    Existence; Franchises. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (a) sales of assets and other transactions by any Credit Party or any of their respective Subsidiaries otherwise permitted hereunder or (b) the withdrawal by any Credit Party or any of their respective Subsidiaries of its qualification as a foreign Business in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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9.05    Compliance with Statutes, etc. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.06    Compliance with Environmental Laws.
(a)    Each of the Credit Parties will comply, and will cause each of their respective Subsidiaries to comply, with all Environmental Laws and Environmental Permits, except for such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property owned, leased or operated by any Credit Party or any of their respective Subsidiaries free and clear of any Liens imposed pursuant to such Environmental Laws, other than Permitted Liens.
(b)    Subject to Section 9.06(c), the Company will deliver to the Administrative Agent and the Lenders with reasonable promptness, such documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters addressed by this Section 9.06.
(c)    Right of Access and Inspection.
(i)    After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(i), or if an Event of Default has occurred and is continuing, then, at the reasonable request of the Administrative Agent, the Company will prepare an environmental report reasonably satisfactory to the Administrative Agent with respect to any matter disclosed pursuant to Section 9.01(i) and/or, if an Event of Default has occurred and is continuing with respect to the environmental condition of any owned, leased or operated Real Property or facility of any Credit Party or any Subsidiary thereof (the “Environmental Report”); provided, however, that any such Environmental Report shall not include the taking of samples of air, soil, surface water, groundwater, effluent, and building materials, in, on or under such Real Property or facility unless the Administrative Agent reasonably concludes that such sampling is commercially reasonable and necessary. Any such sampling shall be conducted by a qualified environmental consulting firm reasonably acceptable to the Administrative Agent. If an Event of Default has occurred and is continuing, or if the Company does not prepare an Environmental Report or conduct the requested site visits, inspections, sampling, tests and investigations in a reasonably timely manner, the Administrative Agent may, upon prior notice to the Company, retain an environmental consultant, at the Credit Parties’ expense, to prepare an Environmental Report and conduct such sampling as it reasonably concludes is commercially reasonable and necessary. The Credit Parties and their respective Subsidiaries will provide the Administrative Agent and its consultants with access to such Real Property or facility during normal business hours in order to complete any necessary site visits, inspections, tests, investigations or sampling in accordance with this Section 9.06(c). The Administrative Agent will make commercially reasonable efforts to conduct any such site visits, inspections, sampling, tests and investigations so as to avoid interfering with the operation of such Real Property or facility.
(ii)    The exercise of the Administrative Agent’s rights under Section 9.06(c)(i) shall not constitute a waiver of any default by the Credit Parties or their respective Subsidiaries and shall not impose any liability on the Administrative Agent or any of the Lenders or any of their respective

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Affiliates. In no event will any site visit, observation, test, sampling, inspection or investigation by the Administrative Agent or its consultants be deemed a representation that Hazardous Materials are or are not present in, on or under any of the facilities, or that there has been or will be compliance with any Environmental Law, and the Administrative Agent, the Lenders or any of their respective Affiliates shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any Environmental Report or other report or findings with regard thereto. Without express written authorization of the Administrative Agent, which shall not be unreasonably withheld, neither any Credit Party nor any other party shall be entitled to rely on any site visits, inspections, tests, investigations or sampling by or on behalf of by the Administrative Agent or its consultants. The Administrative Agent, the Lenders and their respective Affiliates owe no duty of care to protect any Credit Party or any other party against, or to inform any Credit Party or any other party of, any Hazardous Materials or any other environmental condition. The Administrative Agent may in its reasonable discretion disclose to any Credit Party or, if so required by law, to any third party, any Environmental Report or other report or findings made as a result of, or in connection with, any site visits, inspections, tests, investigations or sampling by the Administrative Agent or its consultants. If the Administrative Agent reasonably believes that it is legally required to disclose any such Environmental Report or other report or finding to any third party, then the Administrative Agent shall use its reasonable efforts to give the Company prior notice of such disclosure and afford the Company the opportunity to object or defend against such disclosure at its own and sole cost; provided, that, the failure of the Administrative Agent to give any such notice or afford the Company the opportunity to object or defend against such disclosure shall not result in any liability to the Administrative Agent and Lender, or any of their respective Affiliates. Each Credit Party acknowledges that it or its Subsidiaries may be obligated to notify relevant Governmental Authorities regarding the results of any site visits, inspections, tests, investigations or sampling by the Administrative Agent or its consultants and that such reporting requirements are site and fact-specific, and are to be evaluated by such Credit Party or Subsidiary without advice or assistance from the Administrative Agent or its consultants, the Lenders or any of their respective Affiliates. Nothing contained in this Section 9.06(c)(ii) shall be construed as releasing the Administrative Agent or the Lenders from any liability to the extent incurred as a result of their gross negligence or willful misconduct in connection with such site visits, inspections, tests, investigations or sampling performed by the Administrative Agent or its consultants (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(iii)    If counsel to any Credit Party or any of their respective Subsidiaries reasonably determines that provision to the Administrative Agent of a document otherwise required to be provided pursuant to Section 9.01(i) or Section 9.06(b) (or any other provisions of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then the Credit Parties or their respective Subsidiaries shall not be obligated to deliver such document to the Administrative Agent but shall provide the Administrative Agent with a notice identifying the author and recipient of such document and generally describing in reasonable detail the contents of the document. Upon request of the Administrative Agent, the Credit Parties and their respective Subsidiaries shall take all reasonable steps necessary to provide the Administrative Agent with the factual information contained in any such privileged document.
9.07    ERISA. Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company shall supply to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests);

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(a)    promptly and in any event within 15 days after receiving a request from the Agent a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan subject to Title IV of ERISA;
(b)    promptly and in any event within 30 days after any Credit Party, any Subsidiary of any Credit Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in liability to any Credit Party or any Subsidiaries of any Credit Party, a certificate of the chief financial officer of the Company describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by any Credit Party, any Subsidiary of any Credit Party or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided, that, in the case of ERISA Events under paragraph (d) of the definition thereof, the 30-day period set forth above shall be a 10-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event; and
(c)    promptly, and in any event within 30 days, after becoming aware that any of the following has occurred if such event is reasonably expected to result in liability to any Credit Party, any Subsidiary or any ERISA Affiliate, (i) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (ii) an increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if any Credit Party, any Subsidiary of any Credit Party and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans, (iii) any contribution required to made with respect to a Foreign Pension Plan has not been timely made or (iv) the adoption of any amendment to a Plan which results in an increase in contribution obligations of any Credit Party or any Subsidiary of any Credit Party, a detailed written description thereof from the chief financial officer of the Company.
9.08    End of Fiscal Years; Fiscal Quarters. The Company will cause (i) its and each of its Subsidiaries’ Fiscal Years to end on the last day of the period described in the definition of “Fiscal Year” and (ii) its and each of their respective Subsidiaries’ fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter”.
9.09    Performance of Obligations. Each of the Credit Parties will, and will cause each of their respective Subsidiaries to, perform all of its obligations under the terms of each Contractual Obligation by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.10    Payment of Taxes. Each of the Credit Parties will pay and discharge, and will cause each of their respective Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it prior to the date on which penalties attach thereto, and all lawful claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that, no Credit Party and none of their respective Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

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9.11    Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 8.08.
9.12    Additional Security; Further Assurances; etc.
(a)    Each of the Credit Parties will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Parties security interests in such assets of such Credit Party and such other Credit Party (other than any Excluded Assets) as are not covered by the original Security Documents and as may be reasonably requested from time to time by the Administrative Agent (or otherwise required at such time pursuant to the Intercreditor Agreement) (collectively, the “Additional Security Documents”). All such security interests shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests subject to no Liens (except for Permitted Liens, it being understood that Liens permitted by Section 10.01(d) shall be subject to the terms of the Intercreditor Agreement). The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.
(b)    Each of the Credit Parties will, and will cause each of the other Credit Parties to, at the expense of the Credit Parties, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, certificates, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require (to the extent such steps would not be inconsistent with the Security Agreement or the Mortgages). Furthermore, each of the Credit Parties will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 9.12 has been complied with.
(c)    If the Administrative Agent reasonably determines that it or any of the Lenders are required by law or regulation to have appraisals prepared in respect of any Real Property of the Credit Parties constituting Collateral, each Credit Party will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and, if Real Property is then being included in the Borrowing Base, each Lender.
(d)    Each Credit Party agrees that each action required by clauses (a) through (c) of this Section 9.12 shall be completed as soon as possible, but in no event later than 90 days after such action is requested to be taken by the Administrative Agent (as such date may be extended by the Administrative Agent in its sole discretion); provided, that, in no event will any Credit Party or any of their respective Subsidiaries be required to take any action that is inconsistent with the Security Agreement or Mortgages, or any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 9.12.

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(e)    Each Borrower and each Guarantor shall within the time periods specified in Section 5.03(b) enter into one or more Cash Management Control Agreements as, and to the extent, required by Section 5.03(b).
9.13    Permitted Acquisitions.
(a)    Subject to the provisions of this Section 9.13 and the requirements contained in the definition of Permitted Acquisition, the Credit Parties may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) the Company shall have given to the Administrative Agent prior written notice of any Permitted Acquisition, which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition, (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (it being understood and agreed that any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of any such date); and (iii) the Payment Conditions are satisfied immediately after (and, in the case of clauses (i) and (ii) of the definition thereof, immediately before) giving effect to such Permitted Acquisition.
(b)    At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Parties pursuant to (and to the extent required by) the Security Agreement.
(c)    The Company will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 9.12 and 10.12, to the reasonable satisfaction of the Administrative Agent.
9.14    Landlords’ Agreements, Mortgages Agreements, Bailee Letters and Storage Agreements. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located or transmitted except to the extent that the same are being contested in good faith. Each Credit Party shall, and shall cause its Subsidiaries to, provide to the Administrative Agent and the Collateral Agent, promptly after execution thereof, copies of all material storage and similar agreements and material amendments and modifications thereto, between any Borrower or any other Credit Party and any landlord, warehouseman, or other Person that owns or operates any premises or facility where any assets constituting the Borrowing Base having a market value in excess of $5,000,000 are located.
9.15    Real Property Post-Closing Obligations
Promptly after the Effective Date, but in any event no later than on November 25, 2016, the Credit Parties shall satisfy Real Estate Collateral Requirements.

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SECTION 10.    Negative Covenants. Each Credit Party hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities and expense reimbursement obligations which, in either case are not then due and payable, and Secured Hedging Obligations and Secured Cash Management Obligations) incurred hereunder and thereunder, are paid in full:
10.01    Liens. Each Credit Party will not, and will not permit any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of any Credit Party or any of their respective Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to any Credit Party or any of their respective Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided, that, the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
(a)    inchoate Liens for (i) taxes, assessments or governmental charges or levies not yet due and Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP and (ii) real estate taxes due but not yet delinquent;
(b)    Liens in respect of property or assets of any Credit Party or any of their respective Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of such Credit Party’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of such Credit Party or such Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
(c)    Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 10.01, plus renewals, replacements and extensions of such Liens; provided, that, (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of any Credit Party or any of their respective Subsidiaries;
(d)    (i) Liens created by or pursuant to this Agreement and the Security Documents, (ii) Liens created by or pursuant to the Secured Notes Indenture and the Secured Notes Security Documents, (iii) Liens created by or pursuant to the Refinancing Notes Indenture and the Refinancing Notes Security Documents and (iv) Liens created by or pursuant to the Qualified Secured Debt Documents (in each case in respect of preceding clauses (ii), (iii) and (iv), subject to the terms of the Intercreditor Agreement);
(e)    (i) licenses, sublicenses, leases or subleases granted by any Credit Party or any of their respective Subsidiaries to other Persons not materially interfering with the conduct of the business

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of any Credit Party or any of their respective Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement (including any Sale Leaseback permitted by Section 10.02(o)) permitted by this Agreement to which the Borrower or any of its Subsidiaries is a party;
(f)    Liens upon assets of the Company or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 10.04(d); provided, that, (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Company or any Subsidiary of the Company;
(g)    Liens placed upon equipment or machinery improved or acquired after the Effective Date and used in the ordinary course of business of the Company or any of its Subsidiaries and pledged at the time of the improvement or acquisition thereof by the Company or such Subsidiary or within 90 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or cost to improve or to secure Indebtedness incurred solely for the purpose of financing the improvement or acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, that, (i) the Indebtedness secured by such Liens is permitted by Section 10.04(d) and (ii) in all events, the Lien encumbering the equipment or machinery so improved or acquired does not encumber any other asset of the Company or any Subsidiary of the Company;
(h)    easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of any Credit Party or any of their respective Subsidiaries;
(i)    “protective” Liens granted in connection with sales permitted hereunder that are intended to be “true sales”, or bailment, storage or similar arrangements in which a counterparty holds title to the assets that are the subject of such transaction, which Liens are intended to protect such counterparty in the event that such transaction is re-characterized as a secured financing and attach only to the assets that are subject of such transaction; provided, that, (A) no assets encumbered by such Liens are commingled with any Eligible Accounts or Eligible Inventory, (B) no proceeds of sales of such assets are comingled with proceeds of sales of Eligible Accounts or Eligible Inventory, and (C) no assets encumbered by such Liens constitute Eligible Accounts or Eligible Inventory;
(j)    Liens arising out of the existence of judgments or awards not constituting an Event of Default so long as such Liens are adequately bonded; provided, that, the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $35,000,000 at any time outstanding;
(k)    statutory and common law landlords’ liens under leases to which the Company or any of its Subsidiaries is a party and with respect to any leasehold interest where the Company or any of its Subsidiaries is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sublandlord of such leased real property encumbering such landlord’s or sublandlord’s interest in such lease;
(l)    Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security

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benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practices (exclusive of obligations in respect of the payment for borrowed money);
(m)    Permitted Encumbrances;
(n)    Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that, (i) any Indebtedness that is secured by such Liens is permitted to exist hereunder, and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Company or any of its Subsidiaries (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien and (B) the proceeds and products thereof);
(o)    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
(p)    Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(q)    subject to the terms of any Cash Management Control Agreement, bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party or any of their respective Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;
(r)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 10.04;
(s)    Liens on earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;
(t)    Liens which arise by operation of law in favor of a Person that is an “interest owner” that provides crude oil or gas products to the Company or any of its Subsidiaries;
(u)    Liens on cash or Cash Equivalents securing obligations under Interest Rate Protection Agreements and Other Hedging Agreements permitted hereunder; provided, that, such cash and Cash Equivalents are held in accounts segregated from any cash, Cash Equivalents or other assets constituting ABL Priority Collateral;
(v)    [reserved];

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(w)    any customary encumbrance or restriction (including customary put and call arrangements) with respect to Equity Interests of any joint venture (other than in respect of the Equity Interests of a Credit Party) or similar arrangement pursuant to any joint venture or similar agreement permitted hereunder;
(x)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(y)    Liens (other than Liens on assets included in the Borrowing Base) permitted by the (i) Cross-Easement Agreement and (ii) the Coke Supply Agreement, as such agreements may be amended, restated, modified, supplemented and/or replaced from time to time; provided that any such amendment is not materially more disadvantageous to the Company and its Subsidiaries than the agreement in effect on the Effective Date;
(z)    [reserved];
(aa)    Liens deemed to exist in connection with Investments in repurchase agreements permitted hereunder; provided, that, such Liens do not extend to any assets other than the Cash Equivalents that are the subject of such repurchase agreement;
(bb)    Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business; and
(cc)    additional Liens (other than Liens on ABL Priority Collateral) of the Credit Parties or any of its Subsidiaries not otherwise permitted by this Section 10.01 that do not secure obligations in excess of $15,000,000 in the aggregate for all such Liens at any time.
In connection with the granting of Liens of the type described in clauses (c), (e), (f), (g), (i) and (n) of this Section 10.01 by the Company of any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
10.02    Consolidation, Merger, Purchase or Sale of Assets, etc.
Each Credit Party will not, and will not permit any of their respective Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale Leaseback, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets of any Person constituting all or substantially all of the property and assets of such Person or assets constituting a business unit, line of business or division of such Person, except that:
(a)    [Reserved];
(b)    the Company and its Subsidiaries may sell inventory and other assets (excluding accounts receivable) in the ordinary course of business;

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(c)    the Company and its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;
(d)    transactions to the extent permitted by Section 10.01, 10.03 or 10.05;
(e)    the Company and its Subsidiaries may convey, sell, lease or otherwise dispose of its assets, so long as (i) no Event of Default then exists or would result therefrom, (ii) each such conveyance, sale, lease or disposition is in an arm’s-length transaction and the Company or the respective Subsidiary receives at least Fair Market Value (measured at the time the contract for such asset sale is entered into), (iii) the consideration received by the Company or such Subsidiary consists of at least 75% (or, in the case of ABL Priority Collateral, 100%) cash or Cash Equivalents (and is paid at the time of the closing of such sale), (provided that, for the purposes of this clause (iii), (A) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Subsidiary, other than liabilities constituting Indebtedness subordinated in right of payment to the Loans that are assumed by the transferee with respect to the applicable conveyance, sale, lease or disposition, (B) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within one hundred and eighty (180) days following the closing of the applicable transaction, and (C) any Designated Non-Cash Consideration received in respect of such conveyance, lease sale or disposition having a Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of the greater of $20,000,000 and 1.5% of Consolidated Total Assets of the Company and its Subsidiaries for the most recently ended Test Period at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash (other than in respect of a disposition of ABL Priority Collateral)), and (iv) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 5.02(c); provided, however, in no event shall (i) all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole) be sold pursuant to this clause (e) or (ii) all or substantially all of the Coffeyville Facility or the Dubuque Facility (or the Equity Interests of any Subsidiary that owns the Coffeyville Facility or the Dubuque Facility) be sold pursuant to this clause (e);
(f)    the Company and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(d));
(g)    the Company and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;
(h)    the Company and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;
(i)    the Company or any Subsidiary of the Company may convey, sell or otherwise transfer all or any part of its business, properties and assets to any Credit Party, so long as any security

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interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;
(j)    any Subsidiary of the Company may merge or consolidate with and into, or be dissolved or liquidated into, any Credit Party (except that ABL Priority Collateral may only be transferred among Borrowers), so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Company, the Company is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in the case of any such merger, consolidation, dissolution or liquidation involving a Borrower, such Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (iii) in all other cases, a Credit Party is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (iv) any security interests granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents in the assets of such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;
(k)    any Subsidiary of the Company that is not a Credit Party may merge or consolidate with and into, or be dissolved or liquidated into, any other Subsidiary of the Company that is not a Credit Party, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving a Wholly Owned Subsidiary of the Company, a Wholly Owned Subsidiary of the Company is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (ii) to the extent that the Collateral Agent has a pledge of the Equity Interests of either of the Subsidiaries subject to such transaction pursuant to the Security Agreement, such pledge shall continue in the Equity Interests of the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation and all actions required to maintain said pledge have been taken;
(l)    Permitted Acquisitions (including by merger) may be consummated in accordance with the requirements of Section 9.13;
(m)    the Credit Parties and their respective Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at Fair Market Value;
(n)    [reserved]; and
(o)    the Company and its Subsidiaries may engage in Sale Leasebacks (other than in respect of ABL Priority Collateral), so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such Sale Leaseback is in an arm’s-length transaction and the Company or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration received by the Company or such Subsidiary consists of at least 75% cash and Cash Equivalents and is paid at the time of the closing of such Sale Leaseback and (iv) the aggregate amount the cash and non-cash proceeds received from all Sale Leasebacks pursuant to this clause (o) shall not exceed $10,000,000.
To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to any Credit Party or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

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10.03    Dividends. Each Credit Party will not, and will not permit any of their respective Subsidiaries to, authorize, declare or pay any Dividends with respect to any Credit Party or any of their respective Subsidiaries, except that:
(a)    (i) any Subsidiary of the Company may pay Dividends to the Company or to any Wholly Owned Subsidiary of the Company and (ii) any Credit Party may pay Dividends to any other Credit Party;
(b)    any Non-Wholly Owned Subsidiary of the Company may pay Dividends to its shareholders, members or partners generally, so long as the Company or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
(c)    the Company may pay Dividends to any parent company (and such parent company may pay Dividends to its parent company), so long as the proceeds thereof are promptly used by such parent company (or its parent company) to pay legal, accounting and reporting expenses in the ordinary course of business, reasonable and customary general administrative costs and expenses and to pay reasonable and customary directors fees and expenses in the ordinary course of business and directly related to any such parent company’s ownership of the Credit Parties and their Subsidiaries and fees and expenses related to any equity or debt offering or acquisition;
(d)    the Company may pay Dividends to any direct or indirect owner at the times and in the amounts necessary to enable such Person to pay its tax obligations; provided, that, the amount of Dividends paid pursuant to this clause (d) shall not exceed the amount of estimated or actual (as applicable) income that is allocable to such Person multiplied by the highest marginal federal, state and local tax rates applicable to an individual (or, if higher, a corporate) resident of New York, New York;
(e)    the Company may pay Dividends, to any parent company (and such parent company may pay Dividends to its parent company) in an aggregate amount for all such Dividends (together with the aggregate amount of all Intercompany Loans made pursuant to Section 10.05(h) for such purpose) not to exceed the sum of (I) $2,500,000 in any Fiscal Year plus (II) the proceeds of key man life insurance policies received after the Effective Date to the extent utilized for the purposes described in this clause (e), in each case for the purpose of enabling such Person to redeem, repurchase or otherwise acquire for value, and such Person may redeem, repurchase or otherwise acquire for value (and any such parent company may pay a Dividend to its parent company for the purpose of enabling its parent company to redeem, repurchase or otherwise acquire for value), outstanding shares of capital stock of the Company or such parent company (or its parent company) (or options or warrants to purchase capital stock of the Company or such parent company (or its parent company)) following the death, disability or termination of employment of officers, directors or employees of any parent company or any of their respective Subsidiaries;
(f)    each Credit Party may pay regularly scheduled Dividends on its Preferred Equity pursuant to the terms thereof solely through the issuance of additional shares of such Preferred Equity (but not in cash); provided, that, in lieu of issuing additional shares of such Preferred Equity as Dividends, such Credit Party may increase the liquidation preference of the shares of Preferred Equity in respect of which such Dividends have accrued;

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(g)    any Credit Party may pay Dividends in exchange for, or out of the cash proceeds of the substantially concurrent sale for cash of, Equity Interests of any Credit Party or any direct or indirect parent of any Credit Party (other than Equity Interests sold to another Credit Party, the Company or a Subsidiary or an Unrestricted Subsidiary of the Company or to an employee stock ownership plan or any trust established by Company, any Credit Party or any Subsidiary or Unrestricted Subsidiary thereof);
(h)    each Credit Party and their Subsidiaries may pay additional Dividends so long as the Payment Conditions are satisfied immediately after (and, in the case of clauses (i) and (ii) of the definition thereof, immediately before) giving effect to the payment of such Dividends;
(i)    the Company and its Subsidiaries may pay Dividends in an aggregate amount not to exceed $5,000,000 during the term of this Agreement;
(j)    each Credit Party and its Subsidiaries may pay Dividends within 60 days after the date of declaration thereof if at said date of declaration such Dividend would have complied with the provisions of this Section 10.03; and
(k)    any Credit Party and its Subsidiaries may repurchase its Equity Interests that may be deemed to occur (i) upon the exercise of options or warrants if such Equity Interests represent all or a portion of the exercise price thereof and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award shall be permitted so long as in any such case, no cash is paid by any Credit Party or Subsidiary thereof in respect of the repurchase of any such Equity Interests.
10.04    Indebtedness. Each Credit Party will not, and will not permit any of their respective Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
(b)    Existing Indebtedness outstanding on the Effective Date and listed on Schedule 8.21, plus subsequent extensions, renewals or refinancings thereof; provided, that, the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing and, provided, further, that any Intercompany Debt listed on Schedule 8.21 (and subsequent extensions, refinancings, renewals, replacements and refundings thereof shall be subject to the requirements of Section 10.05(h);
(c)    Indebtedness (i) under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (ii) under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Company and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Company’s or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;
(d)     Indebtedness of the Company and its Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness described in Sections 10.01(f) and (g); provided, that, in no event shall the sum of the aggregate principal amount of all such Indebtedness permitted by

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this clause (d) exceed the greater of (i) 2.0% of Consolidated Total Assets at the time of incurrence of such Indebtedness and (ii) $25,000,000;
(e)    Indebtedness constituting Intercompany Loans to the extent permitted by Sections 10.05;
(f)    Indebtedness consisting of guaranties by the Credit Parties of each other’s Indebtedness and lease and other contractual obligations permitted under this Agreement;
(g)    Indebtedness of a Subsidiary of the Company acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), plus subsequent extensions, renewals or refinancings thereof; provided, that, the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing (except to pay premiums, underwriting discounts, defeasance costs and other fees and expenses in connection therewith); provided, further, that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) the aggregate principal amount of all Indebtedness permitted by this clause (g) shall not exceed, unless the Payment Conditions are satisfied immediately after (on a Pro Forma Basis) (and, in the case of clauses (i) and (ii) of the definition thereof, immediately before) such Indebtedness is incurred, extended, renewed or refinanced pursuant to this clause (g), $10,000,000 at any one time outstanding;
(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of the incurrence thereof;
(i)    Indebtedness of the Company and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;
(j)    [reserved];
(k)    Indebtedness owed to any Person providing property, casualty, liability or other insurance to any Credit Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;
(l)    Indebtedness of the Company or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(f);
(m)    [reserved];
(n)    Indebtedness of the Credit Parties and their Subsidiaries under (x) the Secured Notes in an aggregate principal amount not to exceed $645,000,000 (as reduced by any repayments or

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prepayments of principal thereof made on or after the Effective Date) and (y) the Refinancing Secured Notes (as reduced by any repayments or prepayments of principal thereof made after the incurrence thereof);
(o)    Indebtedness of the Credit Parties and their Subsidiaries the proceeds of which are concurrently used to finance a Permitted Acquisition and to pay the fees and expenses related thereto so long as (i)(x) in the case of unsecured Indebtedness, clauses (i), (ii), (v), (vi), (vii), (viii) and (ix) of the definition of Qualified Debt Conditions are satisfied and the Company shall be in compliance with a Total Leverage Ratio of not greater than 4.50:1.00 for the Test Period then most recently ended for which financial statements are available on a Pro Forma Basis as if such incurrence of Indebtedness had occurred on the first day of (and had remained outstanding throughout) such Test Period and (y) in the case of secured Indebtedness, the Qualified Debt Conditions are satisfied and the Company shall be in compliance with a Secured Leverage Ratio of not greater than 3.25:1.00 for the Test Period then most recently ended for which financial statements are available on a Pro Forma Basis as if such incurrence of Indebtedness had occurred on the first day of (and had remained outstanding throughout) such Test Period and (ii) prior to the date of the incurrence of such Indebtedness, the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with preceding clause (i) and demonstrating (in reasonable detail) the calculations required by preceding clause (i), plus subsequent extensions, renewals or refinancings thereof; provided, that, (i) the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced does not increase from that amount outstanding at the time of any such extension, renewal or refinancing and (ii) the Qualified Debt Conditions are satisfied at the time of the subsequent extension, renewal or refinancing;
(p)    so long as no Default or Event of Default then exists or would result therefrom, unsecured Indebtedness incurred by the Company and its Subsidiaries, including unsecured extensions, renewals and refinancings thereof by the Company and its Subsidiaries, in an aggregate principal amount for all such unsecured Indebtedness not to exceed the greater of (i) 3.0% of Consolidated Total Assets at the time of the incurrence of any such Indebtedness and (ii) $40,000,000 at any time outstanding; provided, however, if, at the time of any subsequent extension, renewal or refinancing of any Indebtedness theretofore incurred and outstanding in accordance with this clause (p), the aggregate principal amount of all Indebtedness that would be outstanding under this clause (p) would exceed 3.0% of Consolidated Total Assets at such time, then such extended, renewed or refinanced Indebtedness may be incurred so long as (A) no Default or Event of Default then exists or would result therefrom, (B) the aggregate principal amount of the Indebtedness to be so extended, renewed or refinanced shall not increase from that aggregate principal amount outstanding at the time of any such extension, renewal or refinancing (except to pay premiums, underwriting discounts, defeasance costs and other fees and expenses in connection therewith) and (C) such Indebtedness as so extended, renewed or refinanced shall not have a final maturity that is earlier than, or a weighted average life to maturity that is shorter than, the final maturity or remaining weighted average life to maturity, as applicable, of the Indebtedness to be so extended, renewed or refinanced;
(q)    Indebtedness incurred by the Company and the other Credit Parties, including extensions, renewals and refinancings thereof by the Company and the other Credit Parties, so long as (i) (x) in the case of unsecured Indebtedness, clauses (i), (ii), (v), (vi), (vii), (viii) and (ix) of the definition of Qualified Debt Conditions are satisfied and the Company shall be in compliance with a Total Leverage Ratio of not greater than 4.50:1.00 for the Test Period then most recently ended for which financial statements are available on a Pro Forma Basis as if such incurrence of Indebtedness had occurred on the first day of (and had remained outstanding throughout) such Test Period and (y) in the

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case of secured Indebtedness, the Qualified Debt Conditions are satisfied and the Company shall be in compliance with a Secured Leverage Ratio of not greater than 3.25:1.00 for the Test Period then most recently ended for which financial statements are available on a Pro Forma Basis as if such incurrence of Indebtedness had occurred on the first day of (and had remained outstanding throughout) such Test Period and (ii) prior to the date of the incurrence of such Indebtedness, the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with preceding clause (i) and demonstrating (in reasonable detail) the calculations required by preceding clause (i); provided, however, if, at the time of any subsequent extension, renewal or refinancing of any Indebtedness theretofore incurred and outstanding in accordance with this clause (q), the aggregate principal amount of all Indebtedness that would be outstanding under this clause (q) would cause (x) in the case of unsecured Indebtedness, the Total Leverage Ratio for the respective most recently ended Test Period for which financial statements are available to exceed 4.50:1.00, or (y) in the case of secured Indebtedness, the Secured Leverage Ratio for the respective most recently ended Test Period for which financial statements are available to exceed 3.25:1.00, then such extended, renewed or refinanced Indebtedness may be incurred so long as (A) the other conditions set forth above in this clause (q) are satisfied at such time, (B) the aggregate principal amount of the Indebtedness to be so extended, renewed or refinanced shall not increase from that aggregate principal amount outstanding at the time of any such extension, renewal or refinancing (except to pay premiums, underwriting discounts, defeasance costs and other fees and expenses in connection therewith) and (C) such Indebtedness as so extended, renewed or refinanced shall not have a final maturity that is earlier than, or a weighted average life to maturity that is shorter than, the final maturity or remaining weighted average life to maturity, as applicable, of the Indebtedness to be so extended, renewed or refinanced;
(r)    [reserved];
(s)    Indebtedness of the Company or any Subsidiary of the Company consisting of take-or-pay obligations contained in supply arrangements incurred in the ordinary course of business and on a basis consistent with past practice;
(t)    unsecured guarantees incurred by the Company and its Subsidiaries in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees of the Company and its Subsidiaries that, in each case, are non-Affiliates of any Credit Party or Subsidiary thereof; and
(u)    Capitalized Lease Obligations incurred by the Company and its Subsidiaries in connection with any Sale and Leaseback Transaction permitted under Section 10.02(o) in an aggregate amount not to exceed $10,000,000.
10.05    Advances, Investments and Loans. Each Credit Party will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:
(a)    the Company and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Company or such Subsidiary;
(b)    [Reserved];

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(c)    the Credit Parties and their respective Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 10.05; provided, that, any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;
(d)    the Company and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(e)    the Company and its Subsidiaries may make loans and advances to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $5,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);
(f)    the Credit Parties and their respective Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of any Credit Parties’ stock (so long as no cash is actually advanced by any Credit Party or any of their respective Subsidiaries in connection with the acquisition of such obligations);
(g)    the Company and its Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(c);
(h)    (i) any Credit Party may make intercompany loans and advances to any Credit Party, (ii) any Subsidiary of the Company which is not a Credit Party may make intercompany loans and advances to any Credit Party or any other Subsidiary which is not a Credit Party and (iii) any Credit Party may make intercompany loans and advances to any Subsidiary which is not a Credit Party (such intercompany loans and advances referred to in preceding clauses (i) through (iii), collectively, the “Intercompany Loans”); provided, that, (A) the Intercompany Loans made pursuant to preceding subclause (iii) of this clause (h) shall not exceed, when added to the aggregate amount of Investments made pursuant to Section 10.05(i)(iii), $10,000,000 in the aggregate at any time outstanding (determined without regard to any write-offs or write-downs thereof) and may not be made at any time during the existence of a Default or an Event of Default, (B) each Intercompany Loan shall be evidenced by an Intercompany Note, (C) each such Intercompany Note owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement, (D) each Intercompany Loan made to a Credit Party shall be subject to the subordination provisions attached as an Annex to the respective Intercompany Note and (E) any Intercompany Loans made to any Credit Party or other Subsidiary of the Company pursuant to this clause (h) shall cease to be permitted by this clause (h) if such Credit Party or other Subsidiary of the Company ceases to constitute a Credit Party or a Subsidiary of the Company, as the case may be;
(i)    (i) any Credit Party may make capital contributions to any other Credit Party, (ii) any Subsidiary of the Company that is not a Credit Party may make capital contributions to, or acquire Equity Interests of, other Subsidiaries of the Company that are not Credit Parties and (iii) any Credit Party may make capital contributions to, or acquire Equity Interests of, any Subsidiary that is not a Credit Party; provided, that, (A) the aggregate amount of any contributions to, or acquisition of the Equity Interests of, Subsidiaries of the Company that are not Credit Parties by Credit Parties, when added to the aggregate amount of outstanding Intercompany Loans under Section 10.05(h)(iii), shall not exceed $10,000,000 (determined without regard to any write-offs or write-downs thereof) and may not

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be made at any time during the existence of a Default or an Event of Default, (B) any security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken and (C) any Investment made in or to any Credit Party or any other Subsidiary of the Company pursuant to this clause (i) shall cease to be permitted hereunder if such Credit Party or other Subsidiary of the Company ceases to constitute a Credit Party or a Subsidiary of the Company, as the case may be;
(j)    the Credit Parties and their respective Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);
(k)    guarantees permitted hereunder to the extent constituting Investments;
(l)    (i) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 9.13 and (ii) Investments then held by any Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition;
(m)    the Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(e);
(n)    the Company and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Company or such Subsidiary;
(o)    the Company and its Subsidiaries may acquire and hold Investment Grade Securities;
(p)    the Company and its Subsidiaries may make Investments to the extent acquired in exchange for the issuance of Equity Interests of the Company or any direct or indirect parent company;
(q)    the Company and its Subsidiaries may make Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(r)    the Company and its Subsidiaries may make Capital Expenditures consisting of purchases and acquisitions of inventory, supplies, material or equipment in the ordinary course of business;
(s)    the Company and its Subsidiaries may make other Investments in any Person having an aggregate Fair Market Value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (s) and then outstanding, not to exceed $20,000,000; and

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(t)    so long as the Payment Conditions are satisfied immediately after (on a Pro Forma Basis) (and, in the case of clauses (i) and (ii) of the definition thereof, immediately before) giving effect to such Investments, the Company and its Subsidiaries may make additional Investments not otherwise permitted under this Section 10.05.
10.06    Transactions with Affiliates. Each Credit Party will not, and will not permit any of their respective Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of any Credit Party or any of their respective Subsidiaries, other than on terms and conditions substantially as favorable to such Credit Party or such Subsidiary as would reasonably be obtained by such Credit Party or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
(a)    Dividends may be paid to the extent provided in Section 10.03;
(b)    loans may be made and other transactions may be entered into by the Credit Parties and their respective Subsidiaries to the extent permitted by Sections 10.02, 10.04 and/or 10.05;
(c)    customary fees, indemnities and reimbursements may be paid to non-officer directors of the Credit Parties and their respective Subsidiaries;
(d)    each of the Credit Parties may issue shares of its Equity Interests otherwise permitted to be issued hereunder;
(e)    the Credit Parties and their respective Subsidiaries may enter into, and may make payments under, employment, consulting, service or termination agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with current, former or future officers, employees and directors of the Credit Parties and their respective Subsidiaries in the ordinary course of business;
(f)    Subsidiaries and Unrestricted Subsidiaries of the Company may pay management fees, licensing fees and similar fees to the Company;
(g)    any contracts, instruments or other agreements or arrangements in each case as in effect on the Effective Date as set forth on Schedule 10.06(g), and any transactions pursuant thereto or in the ordinary course of business, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, so long as such agreement or arrangement as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous in any material respect to the Credit Parties and their respective Subsidiaries at the time executed than the original agreement or agreement as in effect on the Effective Date;
(h)    any contracts, agreements or other arrangements solely among the Company and its Subsidiaries to the extent that such underlying transactions are otherwise permitted under this Agreement; and
(i)    any guarantee by any direct or indirect parent company of any Credit Party of Indebtedness of any Credit Party or any of its Subsidiaries otherwise permitted hereunder so long as (i) no cash or other consideration is given by any Credit Party or any Subsidiary thereof in exchange for such guarantee and (ii) any rights of subrogation of such direct or indirect parent company in respect thereto shall be subordinated to the Obligations on a basis reasonably satisfactory to the Administrative Agent and may not be exercised until all Obligations have been paid in full.

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10.07    Fixed Charge Coverage Ratio.
(a)    During each Compliance Period, the Company shall not permit (i) the Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements are available to be less than 1.00:1.00, (ii) the Fixed Charge Coverage Ratio for any Test Period for which financial statements first become available during such Compliance Period to be less than 1.00:1.00 or (iii) the Fixed Charge Coverage Ratio for any Test Period ending during such Compliance Period (or before such Compliance Period and after the Test Period referenced in clause (i) above) to be less than 1.00:1.00. Within three Business Days after the beginning of a Compliance Period, the Company shall provide to the Administrative Agent a compliance certificate (whether or not a Compliance Period is in effect on the date such compliance certificate is required to be delivered) calculating the Fixed Charge Coverage Ratio for the Test Period for which financial statements are required to be delivered ended immediately prior to the beginning of such Compliance Period based on the most recent financial statements required to be delivered pursuant to Section 9.01(b) or 9.01(c), as the case may be.
(b)    Right to Cure. (A) Notwithstanding anything to the contrary contained in Section 10.07(a), in the event that the Company shall fail to comply with the requirements of such Section 10.07(a) in respect of any Test Period, until the expiration of the 10th day subsequent to the due date for delivery of the financial statements and related compliance certificate for such Test Period pursuant to Section 9.01(b) or 9.01(c), as the case may be, and Section 9.01(f), the Company shall have the right to issue shares of its Equity Interests permitted to be issued hereunder for cash or otherwise receive cash common contributions to its capital. Subject to the limitations set forth in clause (b)(B) below, such amounts shall be added to Consolidated EBITDA for the last fiscal quarter of the Company for the applicable Test Period and then solely for purposes of determining compliance with Section 10.07(a) for such Test Period and any subsequent Test Period which includes such fiscal quarter and not for any other purpose under this Agreement (including for calculations testing pro forma compliance with the financial covenant set forth in Section 10.07(a) (whether in connection with the Payment Conditions or otherwise) or the Total Leverage Ratio). If after giving effect to the foregoing recalculation, the Company shall then be in compliance with the requirements of Section 10.07(a) for the applicable Test Period, then the Company shall be deemed to have satisfied the requirements of Section 10.07(a) as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Event of Default which had occurred as a result of such failure shall be deemed cured for all purposes of the Credit Documents.
(B) Notwithstanding anything herein to the contrary, (i) in no event shall the Credit Parties be entitled to exercise the right described in clause (b)(A) above (x) more than twice in any twelve-month period or (y) more than four times in the aggregate, (ii) any cash contribution or issuance of stock described in clause (b)(A) above shall be permitted in an unlimited amount; provided, that, the amount added to Consolidated EBITDA for such fiscal quarter shall be no greater than the amount required to cause the Company to be in compliance with Section 10.07(a) for the applicable Test Period and (iii) to the extent that any cash proceeds received in connection with any exercise of the right described in clause (b)(A) above is used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Fixed Charge Coverage Ratio or the Total Leverage Ratio for the period with respect to which such compliance certificate applies or any other compliance certificate including such fiscal quarter in respect of which such Consolidated EBITDA has been so increased.

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10.08    Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. Each Credit Party will not, and will not permit any of their respective Subsidiaries to:
(a)    make (or give any notice in respect of) any voluntary or optional payment or prepayment on or voluntary or optional redemption, repurchase or acquisition for value of, any unsecured Indebtedness incurred pursuant to Section 10.04(o) or (q) or Indebtedness subordinated in right of payment to the Loans incurred pursuant to Section 10.04(o) or (q) (“Junior Indebtedness”), provided that (i) the Company and its Subsidiaries may make any payment or prepayment on, or redemption or acquisition for value of, any Junior Indebtedness not otherwise permitted under this Section 10.08, so long as the Payment Conditions are satisfied immediately after (and, in the case of clauses (i) and (ii) of the definition thereof, immediately before) giving effect to such payment, prepayment, redemption or acquisition for value, (ii) Company and its Subsidiaries may refinance outstanding Junior Indebtedness with other Junior Indebtedness permitted to be incurred hereunder; and (iii) the Company and its Subsidiaries may repay, redeem, repurchase or acquire for value any Junior Indebtedness with Equity Interests (other than Disqualified Equity Interests) or the proceeds thereof;
(b)    amend, modify, change or waive any term or provision of any Junior Indebtedness Document in a manner which is adverse to the interests of the Lenders in any material respect;
(c)    amend, modify or change its certificate or articles of incorporation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests (including any shareholders’ agreement), in each case in a manner which is adverse to the interests of the Lenders in any material respect; or
(d)    amend, modify or change any provision of any tax sharing agreement in a manner which is adverse to the Lenders in any material respect or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent.
10.09    Limitation on Certain Restrictions on Subsidiaries. Each Credit Party will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by any Credit Party or any of their respective Subsidiaries, or pay any Indebtedness owed to any Credit Party or any of their respective Subsidiaries, (b) make loans or advances to any Credit Party or any of their respective Subsidiaries or (c) transfer any of its properties or assets to any Credit Party or any of their respective Subsidiaries, except for such encumbrances or restrictions existing under, by reason of or with respect to (i) applicable law, rule, regulation or administrative or court order, (ii) this Agreement and the other Credit Documents, (iii) (A) the Secured Notes Indenture and the other Secured Notes Documents, (B) the Refinancing Notes Indenture and the other Refinancing Notes Documents and (C) the Qualified Debt Documents with respect to Qualified Debt incurred under Sections 10.04(o), (p), (q) and (v) so long as the respective restrictions in such Qualified Debt Documents are customary for similar financings (as determined in good faith by the Company) or are no more restrictive in any material respect than the comparable provisions under this Agreement, (iv) customary provisions restricting transfers, subletting or assignment of any property or asset that is a lease governing

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any leasehold interest of any Credit Party or any of their respective Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement (in which any Credit Party or any of their respective Subsidiaries is the licensee) or other contract entered into by any Credit Party or any of their respective Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(c), (f), (g), (n) or (u), (viii) any agreement or instrument governing Indebtedness incurred under Section 10.04(g), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition, (ix) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted hereunder and applicable solely to such joint venture, (x) restrictions or encumbrances restricting cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and (xi) the Partnership Agreement, so long as such restrictions apply only to the Company, Subsidiaries of the Company, and the Equity Interests of Company and its Subsidiaries.
10.10    Limitation on Issuance of Equity Interests. Each Credit Party will not, and will not permit any of their respective Subsidiaries to, issue (i) any Preferred Equity or (ii) any redeemable common stock or other redeemable common Equity Interests other than (x) common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of such Credit Party or such Subsidiary, as the case may be and (y) Qualified Preferred Stock of a Credit Party. For the avoidance of doubt, such Preferred Equity or Equity Interest (that is not otherwise exempted under this Section 10.10) will constitute Indebtedness under Section 10.04.
10.11    Business. Each Credit Party will not, and will not permit any of their respective Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Credit Parties and their respective Subsidiaries as of the Effective Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.
10.12    Limitation on Creation of Subsidiaries and Unrestricted Subsidiaries.
(a)    Each Credit Party will not, and will not permit any of their respective Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary; provided, that the Company and its Subsidiaries shall be permitted to establish, create and acquire Subsidiaries to the extent permitted under this Agreement, so long as, in each case, (i) the capital stock or other Equity Interests of such new Subsidiary are promptly pledged pursuant to (but only to the extent required by) the Security Agreement and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent (to the extent required by the Security Agreement but otherwise subject to the terms of the Intercreditor Agreement); provided, that no such pledge shall be required in respect of any of the outstanding capital stock or other Equity Interests of a CFC, FSHCO or Subsidiary of a CFC (other than 65% of the outstanding voting Equity Interests of a CFC or FSHCO that is owned directly or indirectly by a Borrower or a Guarantor, not including Equity Interests owned directly or indirectly by a CFC), (ii) each such new Domestic Subsidiary (other than a Domestic Subsidiary that is a FSHCO or a Subsidiary of a CFC) becomes a party to each of the Security Agreement, the Intercreditor Agreement, this Agreement (either as a Subsidiary Guarantor or Borrower as determined by the Administrative Agent) and, to the extent that such Domestic Subsidiary (other than a Domestic Subsidiary that is a FSHCO or a Subsidiary of a CFC) becomes a Borrower hereunder (which only shall be permitted if the same is a

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Wholly Owned Domestic Subsidiary and the prior consent of the Administrative Agent is obtained), each Note, in each case by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement and (iii) each such new Domestic Subsidiary, to the extent requested by the Administrative Agent, takes all actions required pursuant to Section 9.12. In addition, each new Domestic Subsidiary that is required to execute any Credit Document shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Section 6 as such new Domestic Subsidiary would have had to deliver if such new Domestic Subsidiary were a Credit Party on the Effective Date.
(b)    Notwithstanding anything to the contrary contained in this Agreement, the Company will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Unrestricted Subsidiary, except to the extent that (i) such establishment, creation or acquisition constitutes an Investment permitted under Section 10.05, and (ii) such Unrestricted Subsidiary meets all of the requirements of the definition thereof.
10.13    No Additional Deposit Accounts; etc. (a) Each of the Credit Parties will not, and will not permit any other Credit Party to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash, Cash Equivalents or other securities are or may be deposited or maintained with any Person, other than (b) the Concentration Accounts set forth on Part A of Schedule 10.13, (c) the Collection Accounts set forth on Part B of Schedule 10.13, (d) the Disbursement Accounts set forth on Part C of Schedule 10.13, (e) the other Deposit Accounts set forth on Part D of Schedule 10.13, (f) the Securities Accounts set forth on Part E of Schedule 10.13, and (g) the Excluded Accounts set forth on Part F of Schedule 10.13; provided, that, the Company or any other Credit Party may open a new Concentration Account, Collection Account, Disbursement Account, other Deposit Account, Securities Account or Excluded Account not set forth in such Schedule 10.13, so long as prior to opening any such account (i) the Company has delivered an updated Schedule 10.13 to the Administrative Agent listing such new account and (ii) in the case of any new Concentration Account, Collection Account, Disbursement Account, other Deposit Account (other than an Excluded Account) or Securities Account (other than an Excluded Account), the financial institution with which such account is opened, together with the applicable Credit Party which has opened such account and the Collateral Agent have executed and delivered to the Administrative Agent a Cash Management Control Agreement reasonably acceptable to the Administrative Agent.
10.14    Persons Subject to Sanctions and/ or Anti-Corruption Laws.
(a)    The Company will not, directly or, to the knowledge of the Company, indirectly, use the proceeds of the Loans (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Credit Party.
(b)    No part of the proceeds of the Loans will be used, directly or, to the knowledge of the Company, indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law.
SECTION 11.    Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

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11.01    Payments. Any Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or any Unpaid Drawing, or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or
11.02    Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made (it being understood and agreed that any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of any such date); or
11.03    Covenants. Any Credit Party or any of their respective Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.03(d), 9.01(g)(i), 9.01(j)(v), 9.04, 9.11, 9.13 or Section 10, (b) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 9.01(j)(iii), (iv) or (vi) and such default shall continue unremedied for a period of one Business Day, (c) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(j)(ii) and such default shall continue unremedied for a period of two Business Days, or (d) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date on which such default shall first become known to any officer of or any Credit Party or (ii) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or
11.04    Default Under Other Agreements. (a) Any Credit Party or any of their respective Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity (other than (1) with respect to Secured Hedging Obligations, termination events or equivalent events pursuant to the terms of Secured Hedge Agreements, (2) any event requiring prepayment pursuant to customary asset sale or change of control provisions and (3) as a result of a sale, conveyance, lease or other disposition of any property or assets securing Indebtedness permitted under this Agreement), or (b) any Indebtedness (other than the Obligations) of any Credit Party or any of their respective Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof (other than (1) in connection with termination events or equivalent events pursuant to the terms of Secured Hedge Agreements, (2) pursuant to customary asset sale or change of control provisions or (3)  as a result of a sale, conveyance, lease or other disposition of any property or assets securing Indebtedness permitted under this Agreement); provided, that, it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least $35,000,000; or

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11.05    Bankruptcy, etc. Any Credit Party or any of their respective Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Credit Party or any of their respective Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party or any of their respective Subsidiaries, to operate all or any substantial portion of the business of any Credit Party or any of their respective Subsidiaries, or any Credit Party or any of their respective Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, bankruptcy or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any Credit Party or any of their respective Subsidiaries, or there is commenced against any Credit Party or any of their respective Subsidiaries any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or any Credit Party or any of their respective Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or a receiver, receiver manager, administrator, custodian, monitor, trustee or other similar official is appointed for it or for any substantial portion of its assets; or any Credit Party or any of their respective Subsidiaries makes a general assignment for the benefit of creditors.
11.06    ERISA.
(a)    One or more ERISA Events shall have occurred:
(b)    there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability);
(c)    any material contribution required to made with respect to a Foreign Pension Plan has not been timely made; or
(d)    there is or arises any potential withdrawal liability under Section 4201 of ERISA, if any Credit Party, any Subsidiary of any Credit Party or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;
and the liability of any or all of any Credit Party, any Subsidiary of any Credit Party and the ERISA Affiliates contemplated by the foregoing clauses (a), (b), (c) and (d), either individually or in the aggregate, has had, or could be reasonably expected to have, a Material Adverse Effect; or
11.07    Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including a perfected security interest in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01); or
11.08    Guaranty. The Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party; or

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11.09    Judgments. One or more judgments or decrees shall be entered against any Credit Party or any Subsidiary of any Credit Party involving in the aggregate for the Credit Parties and their respective Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments equals or exceeds $35,000,000; or
11.10    Change of Control. A Change of Control shall occur; or
11.11    Intercreditor Agreement. The Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (except in accordance with its terms), any Credit Party shall deny or disaffirm its obligations thereunder or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the terms thereof, then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders shall, by written notice to the Company, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided, that, if an Event of Default specified in Section 11.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitment of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (c) terminate any Letter of Credit which may be terminated in accordance with its terms; (d) direct the Borrowers to pay (and the Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to any Borrower, they will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the Company and then outstanding; (e) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (f) enforce the Guaranty; and (g) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations.

SECTION 12.	The Agents.
12.01    Appointment. The Lenders hereby irrevocably designate and appoint UBS AG, Stamford Branch, as Administrative Agent and Collateral Agent, in each case to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize each Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent may perform any of its duties hereunder or under the other Credit Documents by or through its officers, directors, agents, employees or affiliates.

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12.02    Nature of Duties.
(a)    Each Agent in its capacity as such shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. No Agent in its capacity as such nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
(b)    Notwithstanding any other provision of this Agreement or any provision of any other Credit Document and each Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, no Lead Arranger shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary relationship in respect of any Lender or any other Person.
12.03    Lack of Reliance on the Administrative Agent. Independently and without reliance upon any Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Credit Parties and their respective Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of the Credit Parties and their respective Subsidiaries and, except as expressly provided in this Agreement, no Agent shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. No Agent shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of any Credit Party or any of their respective Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of any Credit Party or any of their respective Subsidiaries or the existence or possible existence of any Default or Event of Default.
12.04    Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and no Agent shall incur liability to any Lender or the Credit Parties or any of their Subsidiaries by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting

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hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
12.05    Reliance. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent.
12.06    Indemnification. To the extent any Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify such Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliates’) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
12.07    Each Agent in Its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Supermajority Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include each Agent in its individual capacity. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
12.08    Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
12.09    Resignation by the Administrative Agent or the Collateral Agent. (a) The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Company. Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (i) shall not be required to issue any

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further Letters of Credit or make any additional Swingline Loans hereunder and (ii) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
(b)    Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Company, which acceptance shall not be unreasonably withheld or delayed (provided, that, the Company’s approval shall not be required if an Event of Default then exists).
(c)    If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Company (which consent shall not be unreasonably withheld or delayed; provided, that, the Company’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(d)    If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(e)    Upon a resignation of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as an Agent hereunder.
(f)    The Collateral Agent may resign at any time upon written notice to the Company, the Administrative Agent and each Lender and the resignation of Collateral Agent shall become effective immediately upon the delivery of such written notice.
(g)    Upon any such resignation of the Collateral Agent, at the option of the Company, the Administrative Agent shall appoint a successor Collateral Agent hereunder who shall be a Lender hereunder who has agreed to act in such capacity and who shall be reasonably acceptable to the Company.
(h)    Upon a resignation of the Collateral Agent pursuant to Section 12.09(f), the Collateral Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Collateral Agent for all of its actions and inactions while serving as the Collateral Agent hereunder and under the other Credit Documents.

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12.10    Collateral Matters.
(a)    Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents (which, for purposes of this Section 12, also shall include all Cash Management Control Agreements, Landlord Personal Property Collateral Access Agreements, bailee agreements and similar agreements) and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
(b)    The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral, and such Lien shall be released by the Collateral Agent (i) upon termination of the Total Revolving Loan Commitment (and all Letters of Credit) and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Company and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) constituting all property owned by any Credit Party or its Subsidiary, (x) all of which Equity Interests are sold or otherwise disposed of (including by merger or consolidation) to Persons other than the Company and its Subsidiaries in accordance with the terms and conditions of this Agreement or (y) which is designated or otherwise becomes an Unrestricted Subsidiary in accordance with the terms and conditions of this Agreement, (iv) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (v) as otherwise may be expressly provided in the relevant Security Documents, the last sentence of each of Sections 10.01 and 10.02 or in the Intercreditor Agreement.
(c)    The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
12.11    Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information

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received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13.	Miscellaneous.
13.01    Payment of Expenses, etc.
The Borrowers hereby jointly and severally agree to: (a) pay all reasonable out-of-pocket costs and expenses (including Expenses) of the Agents (including the reasonable fees and disbursements of counsel to the Agents, and expenses in connection with the appraisals and collateral examinations required pursuant to Section 9.02(b)) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, each Issuing Lender and the Swingline Lender in connection with the Back Stop Arrangements entered into by such Persons (provided, that, in the case of legal fees, unless the Company otherwise agrees, the Administrative Agent shall be limited to reimbursement for the reasonable fees and disbursements of one primary counsel to the Administrative Agent and one local counsel in each relevant jurisdiction) and, after the occurrence of an Event of Default, each of the Administrative Agent, the Collateral Agent, the Issuing Lenders, the Swingline Lender and Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case, the reasonable fees and disbursements of one counsel, one consultant and one local counsel in each relevant jurisdiction, for the Administrative Agent and, after the occurrence of an Event of Default, one counsel and one financial advisor for the group of Issuing Lenders and the Swingline Lender and one counsel and one financial advisor for the group of Lenders and, solely in the case of a conflict of interest as determined by the affected Person, one additional counsel in each applicable jurisdiction to the affected Person); (b) pay and hold the Administrative Agent, the Collateral Agent, each of the Issuing Lenders, the Swingline Lender and each of the Lenders harmless from and against any and all present and future stamp, transfer and other similar documentary taxes with respect to the execution, delivery and administration of any Credit Document (other than any such taxes that are Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13)) and save the Administrative Agent, the Collateral Agent, each of the Issuing Lenders, the Swingline Lender and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender, the Swingline Lender or such Lender) to pay such taxes; and (c) indemnify the Administrative Agent, the Collateral Agent, each Issuing Lender, the Swingline Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is

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brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (ii) the actual or alleged presence or Release of Hazardous Materials at, in, on under or from any real property at any time owned, leased or operated by any Credit Party or any of their respective Subsidiaries, the manufacture, generation, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement of any such activities, by or on behalf of any Credit Party or any of their respective Subsidiaries at any location, whether or not owned, leased or operated by any Credit Party or any of their respective Subsidiaries, the non-compliance by any Credit Party or any of their respective Subsidiaries with any Environmental Law or Environmental Permits, any Environmental Claim asserted against or relating to any Credit Party, any of their respective Subsidiaries or any real property at any time owned, leased or operated by any Credit Party or any of their respective Subsidiaries, or any obligation or liability of or relating to any Credit Party or any of its Subsidiaries arising from or relating to any Environmental Law, Environmental Permit or Hazardous Material, including, in each case, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding (x) any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and nonappealable decision), (y) any disputes solely among Indemnified Persons (other than (A) any disputes relating to any act or omission of any Credit Party or its Affiliates and (B) any claim against the Administrative Agent, the Collateral Agent, any Lead Arranger, the Swingline Lender or any Issuing Lender in its capacity or in fulfilling such roles under or pursuant to this Agreement) and (z) any losses, liabilities, claims, damages or expenses relating to the matters referred to in Sections 2.10, 2.11, 3.06 and 5.04 (which shall be the sole remedy in respect of the matters set forth therein)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers jointly and severally shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
To the full extent permitted by applicable law, each Credit Party shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable decision). In addition, the Borrowers jointly and severally agree to reimburse the Administrative Agent and the Collateral Agent for all reasonable third party administrative, audit and monitory expenses incurred in connection with the Borrowing Base and determinations thereunder.
13.02    Right of Setoff.
In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default,

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the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of any Credit Party or any of their respective Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
13.03    Notices.
(a)    Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 13.03; if to the Administrative Agent or Collateral Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Company and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, the Collateral Agent and the Company shall not be effective until received by the Administrative Agent, the Collateral Agent or the Company, as the case may be.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and each Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.
13.04    Benefit of Agreement; Assignments; Participations.
(a)    This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Credit Party may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided, further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitment hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant,

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as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided, however, that the Borrowers agree that each participant shall be entitled to the benefits of Section 5.04 if such participant agrees to comply with the requirements of Section 5.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.04(b) (provided, however, that no participant shall be entitled to receive any greater payment pursuant to Section 3.06 than the participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the Participant acquired the applicable participation). Each Lender that sells a participation pursuant to this Section 13.04(a) shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (a “Participant Register”). The entries in a Participant Register shall be conclusive and such Lender shall treat each Person whose name is recorded in its Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, it is understood and agreed that no Lender shall have any obligation to disclose all or any portion of its Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loan or other obligation under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c).
(b)    Any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment has terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender or (B) to one or more other Lenders or any affiliate of any such other Lender (provided, that, any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii)

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in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 (or such lesser amount as the Administrative Agent and, so long as no Event of Default then exists and is continuing, the Company may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and related outstanding Obligations (or, if the Revolving Loan Commitments have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided, that, no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender, provided, further, that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ joint and several expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, (iii) so long as no Event of Default then exists, the consent of the Company shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned); provided, that, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof, (iv) the consent of the Administrative Agent, the Swingline Lender and each Issuing Lender shall be required in connection with any such assignment of Revolving Loan Commitments (and related Obligations) (each such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided, that, only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor), and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitment and outstanding Revolving Loans. To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
(c)    (i) Notwithstanding the foregoing or any other provision of this Agreement to the contrary and in addition to the requirements provided in Section 13.04(b), any assignment of any Revolving Loan Commitment and/or related Obligations to any Affiliated Lender shall be subject to each of the following conditions and agreements:

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(A)    Affiliated Lenders shall not receive information provided by Agent or any other Lender (other than administrative notices and certain other information as may be agreed) and shall not be permitted to attend or participate (including by telephone) in any meetings or discussions (or portion thereof) between or among Agents and/or Lenders;
(B)     Affiliated Lenders shall not have any right to vote any of their interests under the Credit Facility, except with respect to any amendment (1) to increase the Revolving Loan Commitment of such Affiliated Lender, (2) to extend or postpone the final maturity or any scheduled date of amortization with respect to their Loans, (3) to reduce the amount of principal payable to such Affiliated Lender in its capacity as a Lender or (4) that disproportionately affect such Affiliated Lender in its capacity as a Lender as compared to other Lenders;
(C)    Each Affiliated Lender hereby agrees that, if any Credit Party shall be subject to any Insolvency Proceeding, such Affiliated Lender (solely in its capacity as Lender) shall not take any step or action in such Insolvency Proceeding to object to, impede or delay the exercise of any right or the taking of any action by any Agent (or the taking of any action by a third party (including the Credit Parties) that is supported by any Agent or the Required Lenders) in relation to such Affiliated Lender’s claim (the “Affiliated Lender’s Claim”) (including, without limitation, acting solely as a Lender, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, bidding procedures or credit bid, compromise or plan of reorganization or liquidation), and such Affiliated Lender agrees that it shall not vote in favor of any plan of reorganization or liquidation that is not consented to by the Super Majority Lenders;
(D)     Affiliated Lenders may not direct any Agent or any Lender to take or refrain from taking any action under the Credit Documents, shall not be entitled to the advice of counsel to the Agent or the Lenders (and hereby waives any conflict of interest relating to such counsel to the Agent or the Lenders), and may not challenge attorney-client privilege between the Agents, other Lenders and such counsel;
(E)    Subject to the applicable law, each Affiliated Lender hereby expressly and irrevocably waives, for the benefit of the Agents and the Lenders, any principles or provisions of law (including as set forth in the Bankruptcy Code or other bankruptcy law, statutory or otherwise) which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Affiliated Lender’s obligations hereunder.
(F)     Affiliated Lenders shall automatically be deemed to have waived any right (in their capacity as an Affiliated Lender) to bring any action against any Agent or any Lender for breach of fiduciary duty;
(G)     The amount of Revolving Loan Commitments purchased by Affiliated Lenders shall not in the aggregate at any time exceed 10% of the outstanding amount of the Total Revolving Loan Commitments;
(ii)    Unless the Administrating Agent and each Issuing Lender provides prior written consent, (A) no Affiliated Lender may assign its Revolving Loans or Revolving Loan Commitments to any of its Affiliates and (B) no Affiliated Lender may provide Incremental Commitments.
(d)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender

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from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall (i) release the transferor Lender from any of its obligations hereunder or (ii) constitute a sale or assignment unless and until such pledge shall be realized upon (and any such realization or foreclosure must comply this Section 13.04).
(e)    Any Lender which assigns all of its Revolving Loan Commitment and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.
13.05    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.
13.06    Payments Pro Rata.
(a)    Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided, that, if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

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(c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
13.07    Calculations; Computations.
(a)    The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to the Lenders); provided, that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining the Total Leverage Ratio, Secured Leverage Ratio and the Fixed Charge Coverage Ratio and in determining compliance with Section 9.13 and Section 10.07, shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Company referred to in Section 8.05(a) for its Fiscal Year ended December 31, 2015, (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle permitting a Person to value its financial liabilities at the fair value thereof), (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis and (iv) the financial covenant set forth in Section 10.07 shall be calculated on a Pro Forma Basis with respect to any Permitted Acquisition or Significant Asset Sale occurring during the relevant Test Period.
(b)    All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable.
13.08    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT FOR NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL (EXCEPT AS OTHERWISE PERMITTED BELOW) BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY

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OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON. EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY ISSUING LENDER, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.
(b)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
13.09    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart hereof.
13.10    Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which the (a) Credit Parties, the Administrative Agent, the Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (by electronic means or otherwise) the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (b) the conditions contained in Section 6 have been met to the reasonable satisfaction of the Administrative Agent and the Collateral Agent. Unless the Administrative Agent has received actual notice from any Lender that the conditions described in clause (b) of the preceding sentence have not been met to its satisfaction, upon the satisfaction of the condition described in clause (a) of the

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immediately preceding sentence and upon the Administrative Agent’s and the Collateral Agent’s good faith determination that the conditions described in clause (b) of the immediately preceding sentence have been met, then the Effective Date shall have deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 6). The Administrative Agent will give each Credit Party and each Lender prompt written notice of the occurrence of the Effective Date.
13.11    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
13.12    Amendment or Waiver; etc.
(a)    Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although (A) additional parties may be added (and annexes may be modified) to reflect such additions, and Credit Parties and Subsidiaries of the Company may be released from, the Guaranty and the Security Documents in accordance with the provisions hereof, and (B) the Borrowers shall have the right, without requiring the consent of the Administrative Agent or the Lenders (except to the extent otherwise provided in Section 2.15), to incur the Incremental Commitments and related Loans, in each case in accordance with Section 2.15); provided, that, no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to the following clauses (i) and (iii) (but, in the case of such clause (iii), only to the extent relating to following clause (i)), a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date, or reduce the rate or extend the time of payment of interest or Fees thereon (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) extensions expressly permitted by Section 2.16), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 13.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral under all the Security Documents (except as expressly provided in the Credit Documents) or release all or substantially all of the value of the Guaranty made by the Guarantors (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments and the Loans on the Effective Date) or Section 13.06, (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Effective Date), (v) consent to the release, assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, (vi) amend Section 2.16 the effect of which is to extend the maturity of Revolving Loan Commitment or Revolving Loans of any Lender without its consent or (vii) amend the priority of payments set forth in Section 8.1(a) of Security Agreement or Section 5.03(d) hereof; provided, further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitment of any Lender (including a Defaulting Lender) over the amount thereof

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then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of the Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of the Collateral Agent, amend, modify or waive any provision of the Agreement or any other Credit Documents relating to the rights or obligations of the Collateral Agent or (6) without the consent of the Supermajority Lenders, (x) amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Loans and Revolving Loan Commitments are included on the Effective Date), or (y) increase the advance rates applicable to the Borrowing Base over those in effect on the Effective Date or amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: Borrowing Base, Eligible Accounts and Eligible Inventory (including, in each case, the defined terms used therein) (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and (to the extent established after the Effective Date) elimination of criteria for Eligible Accounts and Eligible Inventory, in each case by the Collateral Agent in accordance with the terms hereof, will not be deemed to require a Supermajority Lender consent).
(b)    If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment and/or repay all outstanding Revolving Loans of such Lender and/or cash collateralize its applicable RL Percentage of the Letter of Credit Outstandings in accordance with Sections 4.02(b) and/or 5.01(b); provided, that, unless the Revolving Loan Commitments which are terminated and Revolving Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Revolving Loan Commitments and/or outstanding Revolving Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided, further, that the Borrowers shall not have the right to replace a Lender, terminate its Revolving Loan Commitment or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
(c)    Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by each Credit Party, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Collateral Agent, each

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Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Revolving Loan Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement, (y) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (z) this Agreement and the other Credit Documents may be amended (or amended and restated) as contemplated by Section 2.16.
(d)    Notwithstanding anything to the contrary contained in this Section 13.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrowers without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, or (ii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents and (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
13.13    Survival. All indemnities set forth in the Credit Documents, including in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 hereof, shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
13.14    Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be jointly and severally obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guidelines or order, or in the official interpretation thereof, after the date of the respective transfer).
13.15    Register. The Borrowers hereby designate the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments (and stated interest) from time to time of each of the Lenders, the Loans made by each of the Lenders, the Letter of Credit Outstandings with respect to each Issuing Lender and each repayment in respect of the principal amount of the Loans of each Lender and the Letter of Credit

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Outstandings with respect to such Issuing Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrowers’ obligations in respect of such Loans. The transfer of the Revolving Loan Commitment of such Lender and the Letter of Credit Outstandings with respect to such Issuing Lender, and the rights to the principal thereof, and interest thereon, shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitment, Letters of Credit and Loans, and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitment, Letters of Credit and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments, Letters of Credit and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Borrowers jointly and severally agree to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 (other than any losses, claims, damages and liabilities to the extent incurred by reason of the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision)). Each Lender shall have the right, upon written request to the Administrative Agent, to view the Register as to its own holdings and liabilities.
13.16    Confidentiality.
(a)    Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will not disclose without the prior consent of the Company (other than to its employees, directors, auditors, bank examiners, advisors, agents, or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons (other than auditors or bank examiners) shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any non-public information with respect to any Credit Party or any of their respective Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided, that, any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 and (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Revolving Loan Commitments or any interest therein by

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such Lender; provided, that, such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16.
(b)    Each of the Credit Parties hereby acknowledges and agrees that each Lender may share with any of its affiliates (including its affiliates’ respective employees, directors, auditors, advisors and counsel) and such affiliates may share with such Lender, any information related to any Credit Party or any of their respective Subsidiaries (including any non-public customer information regarding the creditworthiness of the Credit Parties and their respective Subsidiaries); provided, that, (x) such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender and (y) such information shall be utilized by such Lender or its affiliates solely in connection with the matters related to the Credit Documents and the transactions contemplated thereby.
13.17    Patriot Act. Each Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “Patriot Act”) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Credit Parties and other information that will allow such Lender to identify the Credit Parties in accordance with the Act.
13.18    OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC.
(a)    EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS HAVE BEEN CREATED ON THE COLLATERAL PURSUANT TO THE SECURED NOTES DOCUMENTS AND MAY BE CREATED UNDER THE REFINANCING NOTES DOCUMENTS, THE NOTES DOCUMENTS, THE REFINANCING NEW NOTES DOCUMENTS AND THE QUALIFIED SECURED DEBT DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. PURSUANT TO THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
(b)    EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.
(c)    THE PROVISIONS OF THIS SECTION 13.18 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT, THE FORM OF WHICH IS ATTACHED AS AN EXHIBIT TO THIS AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

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13.19    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
13.20    No Fiduciary Duty. Each Agent, each Lender, and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”) may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their respective affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Credit Party, its respective stockholders or its respective affiliates, on the other. The Credit Parties acknowledge and agree that: (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, each Credit Party, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of such Credit Party, its respective management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that such Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
13.21    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

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(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 14.	Nature of Borrower Obligations.
14.01    Nature of Borrower Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, Letters of Credit and all other Obligations pursuant to this Agreement and each other Credit Document (including all fees, indemnities, taxes and other Obligations in connection therewith or in connection with the related Revolving Loan Commitments) shall constitute the joint and several obligations of each of the Borrowers. In addition to the direct (and joint and several) obligations of the Borrowers with respect to Obligations as described above, all such Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the Guaranty.
14.02    Independent Obligation. The obligations of each Borrower with respect to the Obligations are independent of the obligations of each other Borrower or any Guarantor under the Guaranty of such Obligations, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not any other Borrower or any Guarantor is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.
14.03    Authorization. Each of the Borrowers authorizes the Administrative Agent, the Issuing Lenders and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:
(a)    exercise or refrain from exercising any rights against any other Borrower or any Guarantor or others or otherwise act or refrain from acting;
(b)    release or substitute any other Borrower, endorsers, Guarantors or other obligors;
(c)    settle or compromise any of the Obligations of any other Borrower or any other Credit Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;
(d)    apply any sums paid by any other Borrower or any other Person, howsoever realized to any liability or liabilities of such other Borrower or other Person regardless of what liability or liabilities of such other Borrower or other Person remain unpaid; and/or

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(e)    consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower or any other Person.
14.04    Reliance. It is not necessary for the Administrative Agent, any Issuing Lender or any Lender to inquire into the capacity or powers of any Credit Party or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the Borrowers hereunder.
14.05    Contribution; Subrogation. No Borrower shall have any rights of contribution or subrogation with respect to any other Borrower as a result of payments made by it hereunder, in each case unless and until the Total Revolving Loan Commitment and all Letters of Credit have been terminated and all Obligations have been paid in full in cash (other than indemnities and expense reimbursement obligations which, in either case, are not then due and payable).
14.06    Waiver. Each Borrower waives any right to require the Administrative Agent, the Collateral Agent, the Issuing Lenders or the Lenders to (a) proceed against any other Borrower, any Guarantor or any other party, (b) proceed against or exhaust any security held from any Borrower, any Guarantor or any other party or (c) pursue any other remedy in the Administrative Agent’s, the Collateral Agent’s, the Collateral Agent, any Issuing Lender’s or Lenders’ power whatsoever. Each Borrower waives any defense based on or arising out of suretyship or any impairment of security held from any Borrower, any Guarantor or any other party or on or arising out of any defense of any other Borrower, any Guarantor or any other party other than payment in full in cash of the Obligations, including any defense based on or arising out of the disability of any other Borrower, any Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of the Obligations.
14.07    Discharge Upon Sale of Borrower
. In case all of the Equity Interests of any Borrower (other than the Company) or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of this Agreement, all obligations of such Borrower or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Guaranteed Creditor or any other Person effective as of the time of such sale, or other disposition or, so long as after giving effect to such Borrower no longer being a Borrower hereunder (including pursuant to the updated Borrowing Base Certificate delivered pursuant to Section 9.01(j)(vi)) no mandatory prepayment would be required pursuant to Section 5.02(a)(i). Upon release of any Borrower pursuant to this Section 14.07, the Company and each other Borrower shall automatically, and without further action, assume all Obligations of the released Borrower.

SECTION 15.	[RESERVED].

SECTION 16.	Guaranty.
16.01    Guaranty of the Guaranteed Obligations. The Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Guaranteed Creditors the due and punctual payment in full of all Guaranteed Obligations when the same

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shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).
16.02    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments (as defined below) exceeds its Fair Share (as defined below) as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount (as defined below) with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 16.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 16.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 16.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 16.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 16.02.
16.03    Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Guaranteed Creditor may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Guaranteed Creditors, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for such Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Guaranteed Creditors as aforesaid.

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16.04    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(b)    the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any Credit Party or any of its Subsidiaries and any Guaranteed Creditor with respect to the existence of such Event of Default;
(c)    the obligations of each Guarantor hereunder are independent of the obligations of each Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any Borrower or any of such other guarantors (including any other Guarantor) and whether or not any Borrower or other guarantor is joined in any such action or actions;
(d)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(e)    any Guaranteed Creditor, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Guaranteed Creditor in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Guaranteed Creditor may have against any such security, in each case as such Guaranteed Creditor in its discretion may determine consistent herewith or the applicable Secured Hedging Agreement or Secured Cash Management Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of

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any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, Secured Hedging Agreements or Secured Cash Management Agreements; and
(f)    this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations in accordance with its terms), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, Secured Hedging Agreements or Secured Cash Management Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Secured Hedging Agreements or any of the Secured Cash Management Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Secured Hedging Agreement or such Secured Cash Management Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Commodity Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Guaranteed Creditor might have elected to apply such payment to any part or all of the Guaranteed Obligations; any Guaranteed Creditor’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party or any of their respective Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (v) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vi) any defenses, set offs or counterclaims which Company may allege or assert against any Guaranteed Creditor in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (vii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations; and (viii) any law, regulation, decree or order of any jurisdiction adversely affecting the Guaranteed Obligations.
16.05    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Guaranteed Creditors: (a) any right to require any Guaranteed Creditor, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor (including any other Guarantor) or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Guaranteed Creditor in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of any Guaranteed Creditor whatsoever; (b) any defense arising by reason of the incapacity, lack of authority

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or any disability or other defense of any Borrower or any Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any Guarantor from any cause other than payment in full in cash of the Guaranteed Obligations in accordance with their terms; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Guaranteed Creditor’s errors or omissions in the administration of the Guaranteed Obligations; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Guaranteed Creditor protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Secured Hedging Agreements, the Secured Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 14.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
16.06    Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations (other than indemnities and expense reimbursement obligations which, in either case, are not then due and payable) shall have been paid in full in cash in accordance with their terms and the Total Revolving Loan Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Guaranteed Creditor now has or may hereafter have against any Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Guaranteed Creditor. In addition, until the Guaranteed Obligations (other than indemnities and expense reimbursement obligations which, in either case, are not then due and payable) shall have been paid in full in cash in accordance with their terms and the Total Revolving Loan Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 16.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor (including any other Guarantor), shall be junior and subordinate to any rights any Guaranteed Creditor may have against any Borrower, to all right, title and interest any Guaranteed Creditor may have in any such collateral or security, and to any right any Guaranteed Creditor may have against such other guarantor (including any other Guarantor). If

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any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been indefeasibly paid in full in cash in accordance with their terms, such amount shall be held in trust for the Administrative Agent on behalf of Guaranteed Creditors and shall forthwith be paid over to the Administrative Agent for the benefit of Guaranteed Creditors to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
16.07    Subordination of Other Guaranteed Obligations. Any Indebtedness of any Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Guaranteed Creditors and shall forthwith be paid over to the Administrative Agent for the benefit of Guaranteed Creditors to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
16.08    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Total Revolving Loan Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
16.09    Authority of Guarantors or the Borrowers. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Guarantor or any Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them. The Guarantors hereby authorize the Borrowers to enter into the Intercreditor Agreement and agree to be bounds by the provisions thereof to the same extent as the Borrowers.
16.10    Financial Condition of Company. Any Credit Event may be made to, or for the benefit of, any Borrower or continued from time to time, and any Secured Hedging Agreements or any Secured Cash Management Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation or at the time such Secured Hedging Agreement or Secured Cash Management Agreement is entered into, as the case may be. No Guaranteed Creditor shall have any obligation to disclose to or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Borrower. Each Guarantor has adequate means to obtain information from the Borrowers on a continuing basis concerning the financial condition of the Borrowers and their ability to perform its obligations under the Credit Documents, the Secured Hedging Agreements and Secured Cash Management Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrowers and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Guaranteed Creditor to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrowers now known or hereafter known by any Guaranteed Creditor.
16.11    Bankruptcy, etc.
(a)    Without limiting any Guarantor’s ability to file a voluntary bankruptcy petition in respect of itself, so long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Required

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Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any Borrower or any Guarantor or by any defense which any Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Guaranteed Creditors that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Borrower of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)    In the event that all or any portion of the Guaranteed Obligations are paid by any Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Guaranteed Creditor as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
16.12    Discharge of Guaranty Upon Sale of Guarantor. In case (a) all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of this Agreement or (b) any Guarantor is designated or otherwise becomes an Unrestricted Subsidiary in accordance with the terms and conditions of this Agreement, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Guaranteed Creditor or any other Person effective as of the time of such sale, other disposition or designation as Unrestricted Subsidiary, as applicable.
16.13    Additional Guarantors. It is understood and agreed that any Subsidiary of any Credit Party that is required (or desires) to become a Guarantor hereunder shall do so by (i) executing a Joinder Agreement substantially in the form of Exhibit L and delivering same to the Administrative Agent, and (ii) taking all actions as specified in this Agreement as would have been taken by such Guarantor had it been an original party to this Agreement, in each case with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent. Notwithstanding the foregoing, in no event shall a Subsidiary of any Credit Party that is (i) a CFC, (ii) a FSHCO, or (iii) a Subsidiary of a CFC be a Guarantor hereunder.
[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CVR PARTNERS, LP, as a Borrower
By:	CVR GP, LLC, its general partner
By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

EAST DUBUQUE NITROGEN FERTILIZERS, LLC, as a Borrower
By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

CVR NITROGEN HOLDINGS, LLC, as a Borrower
By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC, as a Borrower
By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

CVR NITROGEN, LP, as a Borrower
By:	CVR Nitrogen GP, LLC, its general partner
By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

CVR NITROGEN GP, LLC, as a Guarantor
By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

CVR NITROGEN FINANCE CORPORATION, as a Guarantor
By:	/s/ Susan M. Ball
Name: Susan M. Ball
Title: Chief Financial Officer and Treasurer

[Signature Page to Credit Agreement]

UBS AG, STAMFORD BRANCH, as Administrative Agent
By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

[Signature Page to Credit Agreement]

UBS AG, STAMFORD BRANCH, as Collateral Agent
By:	/s/ Houssem Daly
Name:	Houssem Daly
Title:	Associate Director

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

[Signature Page to Credit Agreement]

UBS AG, STAMFORD BRANCH, as Lender
By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

[Signature Page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender
By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ Joan Park
Name: Joan Park
Title: Authorized Signatory

[Signature Page to Credit Agreement]